UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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W. R. Grace & Co.
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W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044

Notice of 2018 Annual Meeting &
Proxy Statement

Date of Notice: March 28, 2018

Fred Festa Chairman and Chief Executive Officer
T +1 410.531.4000
W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044

March 28, 2018

To Our Stockholders:

I am pleased to announce the Annual Meeting of Stockholders of W. R. Grace & Co. to be held on Wednesday, May 9, 2018 at 9:00 a.m. Eastern Time at the Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029.

We are taking advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to you over the internet. This e-proxy process expedites your receipt of proxy materials, lowers our costs and reduces the environmental impact of our Annual Meeting. Today, we sent to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2018 Proxy Statement and 2017 Annual Report to Stockholders and how to vote via the internet. Other stockholders will receive a copy of the proxy statement and annual report by mail or e-mail. The matters to be acted upon at the Annual Meeting are described in the Notice of 2018 Annual Meeting of Stockholders and in the 2018 Proxy Statement.

We are pleased to offer multiple methods for voting your shares. As detailed in the “Questions and Answers” section of the Proxy Statement, you can authorize a proxy to vote your shares via the internet, by telephone, or by mail, or vote by written ballot at the Annual Meeting. We encourage you to use the internet to vote your shares as it is the most cost-effective method.

To ensure that you have a say in the governance of Grace, it is important that you vote your shares. Please review the proxy materials and follow the instructions to vote your shares. I look forward to receiving your input.

Sincerely,

Fred Festa
Chairman and Chief Executive Officer

To the Holders of Common Stock of
W. R. Grace & Co.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

to be held on

May 9, 2018

The 2018 Annual Meeting of Stockholders (the "Annual Meeting") of W. R. Grace & Co., a Delaware corporation ("Grace"), will be held on Wednesday, May 9, 2018 at 9:00 a.m. Eastern Time at the Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029. At the Annual Meeting, stockholders will vote on the following matters:

1.	The election of three directors for a term expiring in 2021;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as Grace’s independent registered public accounting firm for 2018;

3.	An advisory vote to approve the compensation of Grace's named executive officers, as described in our proxy materials;

4.	The approval of the W. R. Grace & Co. 2018 Stock Incentive Plan; and

5.	Any other business properly brought before the Annual Meeting and any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 13, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. This notice and the accompanying proxy materials are sent to you by order of the Board of Directors.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to authorize a proxy to vote as promptly as possible by internet, by phone or by mail.

By Order of the Board of Directors
Mark A. Shelnitz
Vice President, General Counsel & Secretary

March 28, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 9, 2018

This Notice and the Proxy Statement and Annual Report on Form 10-K
are available at proxymaterials.grace.com.

Notes Regarding References We Use In This Proxy Statement

Unless the context otherwise indicates, in this document the terms "Grace," "we," "us," "our" or the "Company" mean W. R. Grace & Co. and/or its consolidated subsidiaries. Unless otherwise indicated, the contents of websites mentioned in this Proxy Statement are not incorporated by reference or otherwise made a part of this Proxy Statement. Grace®, the Grace® logo and, except as may otherwise be indicated, the other trademarks, service marks or trade names used in this Proxy Statement are trademarks, service marks or trade names of operating units of W. R. Grace & Co. or its subsidiaries.

Cross-reference for non-GAAP information. In this Proxy Statement, Grace presents certain financial information in accordance with U.S. Generally Accepted Accounting Principles, or "GAAP," as well as financial information that is not in accordance with GAAP, referred to herein as "non-GAAP" financial measures. See Annex A to this Proxy Statement for important information concerning such non-GAAP financial measures, which includes cross-references to Grace's 2017 Annual Report on Form 10-K. The Annual Report on Form 10-K includes financial statements and information presented in accordance with GAAP, as well as certain non-GAAP information. Non-GAAP performance measures used in this Proxy Statement include: Adjusted EBIT; Adjusted Free Cash Flow; Adjusted Net Sales; and Adjusted Earnings Per Share (referred to as "Adjusted EPS").

Separation. On January 27, 2016, Grace entered into a separation agreement with GCP Applied Technologies Inc., then a wholly-owned subsidiary of Grace ("GCP"), pursuant to which Grace agreed to transfer its Grace Construction Products operating segment and the packaging technologies business of its Grace Materials Technologies operating segment to GCP (the "separation"). Grace and GCP completed the separation on February 3, 2016, by means of a pro rata distribution to the Company's stockholders of all of the outstanding shares of GCP common stock, with one share of GCP common stock distributed for each share of Company common stock held as of the close of business on January 27, 2016.

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
OF
W. R. GRACE & CO.
TO BE HELD ON
MAY 9, 2018

The Board of Directors of W. R. Grace & Co. is soliciting proxies for our 2018 Annual Meeting of Stockholders (the "Annual Meeting"). We are providing these proxy materials to you because our records indicate that you owned shares of Grace common stock as of the close of business on March 13, 2018, the record date for our 2018 Annual Meeting of Stockholders to be held on Wednesday, May 9, 2018 at 9:00 a.m. Eastern Time at the Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029. Such ownership entitles you to vote at the Annual Meeting. By use of a proxy you can vote, whether or not you attend the Annual Meeting.
This Proxy Statement describes the matters that we would like you to vote on and provides information on those matters so that you can make an informed decision. For information about the Annual Meeting and the voting process, see "General Information" in this Proxy Statement. The mailing address of the principal executive offices of W. R. Grace & Co. is 7500 Grace Drive, Columbia, Maryland 21044. This Proxy Statement and proxy were first made available on the internet or mailed to stockholders on or about March 28, 2018.

SUMMARY OF VOTING MATTERS AND BOARD RECOMMENDATIONS

Our stockholders will vote on the following proposals at the Annual Meeting:

Proposals	Board Recommendation
Proposal 1: Election of Directors	FOR Each Nominee
Nominees—Class I (Term expiring 2021)
Robert F. Cummings, Jr.
Hudson La Force
Mark E. Tomkins
Proposal 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018	FOR
Proposal 3: Advisory vote to approve the compensation of Grace's named executive officers, as described in our proxy materials	FOR
Proposal 4: The approval of the W. R. Grace & Co. 2018 Stock Incentive Plan	FOR

If you are a stockholder of record, you may cast your vote in any of the following ways:

•
by authorizing a proxy by the internet at www.proxypush.com/gra (we encourage you to vote by the internet as it is the most cost-effective method and reduces the environmental impact of our Annual Meeting);

•	by authorizing a proxy by toll-free telephone at 1-866-883-3382 in the USA, U.S. territories and Canada on a touch tone telephone;

•	by authorizing a proxy by completing and returning your proxy card so that it is received by our transfer agent before the close of business on May 8, 2018; or

•	by written ballot in person at the Annual Meeting.

If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as stockholder of record, you may cast your vote by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.

PROPOSAL ONE
ELECTION OF DIRECTORS
Our Board of Directors has nominated three directors for election. Robert F. Cummings, Jr., Hudson La Force, and Mark E. Tomkins are standing for election to our Board as Class I directors for a three-year term expiring in 2021.
If a nominee becomes unable to serve or for good cause will not serve as a director, the proxies will vote for a Board-designated substitute or our Board may reduce the number of directors. Grace has no reason to believe that any of the nominees for election will be unable to serve.
Our Board of Directors determined that each of the nominees qualifies for election as a member of our Board. In making this determination, our Board believes that its membership should be composed of directors who have the highest integrity, a diversity of experience, the education and ability to understand business problems and evaluate and propose solutions, the personality to work well with others, a dedication to the interests of our stockholders, a reasoned commitment to our social responsibilities, and the availability of time to meet their responsibilities as directors. Our Board further believes that a substantial majority of its membership should be independent. Our Board of Directors has determined that both Messrs. Cummings and Tomkins qualify as independent directors under applicable rules and regulations and Grace’s independence standards. Since Mr. La Force is our President and Chief Operating Officer, he is not considered independent. See information contained in the "Corporate Governance—Number and Independence of Directors" section of this Proxy Statement.
Our directors bring to our Board a wealth of leadership capabilities derived from their service in executive and managerial roles, and also extensive board experience. Background information about the nominees and the continuing directors, including their business experience and directorships held during the past five years, ages as of February 15, 2018, and certain individual qualifications and skills of our directors that contribute to our Board’s effectiveness as a whole, are described below.
Our Board of Directors believes that the Grace directors as a group have backgrounds and skills important for our business. Our Board also believes that its effectiveness has been enhanced by having a blend of long-serving directors with a deep understanding of our businesses, and relative newcomers who have been able to provide fresh viewpoints.
Under our Corporate Governance Principles, to encourage director refreshment and new ideas, a director who has served 15 years on our Board is required to submit his or her resignation. In furtherance of these principles, Mr. Baldwin submitted his resignation on February 22, 2018, which the Board accepted. Mr. Baldwin's resignation is scheduled to take effect on May 9, 2018, prior to the Annual Meeting. As of February 15, 2018, the average tenure of our independent directors was 6.8 years.
The biographies below summarize the experiences, qualifications, attributes, and skills that qualify our nominees and continuing directors for service on our Board.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION
OF ROBERT F. CUMMINGS, JR., HUDSON LA FORCE, AND MARK E. TOMKINS.

Nominees For Election as Directors
Nominees—Class I—Term to expire at the 2021 Annual Meeting

Robert F. Cummings, Jr. Age 68 Director since 2015
Served as Vice Chairman of Investment Banking at JPMorgan Chase & Co. from 2010 until his retirement on February 1, 2016. From 2002 to 2009, Mr. Cummings served as a senior managing director at GSC Group, Inc., a privately held money management firm. He began his business career in the investment banking division of Goldman, Sachs & Co. in 1973 and was a partner of the firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002. Mr. Cummings is a director of Corning Inc. and was a director of Viasystems Group, Inc. from 2002 until 2015.

Mr. Cummings brings to our Board his more than 30 years of investment banking experience advising corporate clients on financings, business development, mergers and acquisitions, and other strategic financial issues. He also has significant knowledge in the areas of technology, private equity and real estate. Mr. Cummings has substantial governance and oversight experience developed as a director of multiple public companies.

Hudson La Force Age 53 Director since 2017
Joined Grace in 2008 as Chief Financial Officer. In 2016, Mr. La Force was elected President and Chief Operating Officer. In this new role, Mr. La Force is responsible for Grace’s Catalysts Technologies and Materials Technologies business segments and Grace’s global manufacturing and supply chain operations. Prior to joining Grace, Mr. La Force served as Chief Operating Officer and Senior Counselor to the Secretary at the U.S. Department of Education and served as a member of the President's Management Council. Before entering public service in 2005, he held general management and financial leadership positions with Dell, Inc., Allied Signal, Inc. (now Honeywell), Emerson Electric Co., and Arthur Andersen & Co. He serves on the Advisory Board of Madison Industries, a Chicago-based industrial holding company.
Mr. La Force brings to our Board his significant leadership, operations, and financial experience. As President and COO, Mr. La Force also brings to our Board his in-depth knowledge of our worldwide operations and his successful financial leadership.

Mark E. Tomkins Age 62 Director since 2006
Served as Senior Vice President and Chief Financial Officer of Innovene, a petrochemical and oil refining company controlled by BP that is now part of the INEOS Group, from 2005 until 2006. He served as Chief Financial Officer of Vulcan Materials Company from 2001 to 2005 and CFO of Great Lakes Chemical (now Chemtura) from 1998 to 2001. Prior to joining Great Lakes Chemical, Mr. Tomkins held various mid- and upper-level financial positions with AlliedSignal (now Honeywell) and Monsanto Company. Mr. Tomkins is a certified public accountant. Mr. Tomkins is non-executive chairman of ServiceMaster Global Holdings, Inc. and a director of Klockner Pentaplast Group. Mr. Tomkins was formerly a director of Elevance Renewable Sciences Inc., a privately held renewable polymer and energy company and of CVR Energy, Inc. He is currently a private investor.

With his background as a Chief Financial Officer of multiple public companies, Mr. Tomkins brings to our Board his intimate knowledge of the global chemicals and petroleum industry and his experience overseeing finance and business development in major corporations. Mr. Tomkins also has substantial governance and oversight experience developed as a director of public companies.

Continuing Directors

Continuing Directors—Class III—Term to expire at the 2020 Annual Meeting

Alfred E. Festa Age 58 Director since 2004
Joined Grace in 2003 and was elected Chief Executive Officer ("CEO") in 2005 and Chairman in 2008. He served as President from 2003 to 2011 and Chief Operating Officer from 2003 to 2005. Prior to joining Grace, Mr. Festa was a partner of Morganthaler Private Equity Partners, a venture capital and buyout firm, from 2002 to 2003. From 2000 to 2002, he was with ICG Commerce, Inc., a private company providing on-line procurement services, where he last served as President and Chief Executive Officer. Prior to that, he served as Vice President and General Manager of AlliedSignal's (now Honeywell) performance fibers business. Mr. Festa is a director of NVR, Inc., a publicly held home builder.

Mr. Festa brings to our Board his substantial leadership, sales and marketing, international business and venture capital experience. As CEO, Mr. Festa brings to our Board his intimate knowledge of all aspects of Grace's operations and strategy.

Christopher J. Steffen Age 75 Director since 2006
Served as Vice Chairman of Citicorp and its principal subsidiary, Citibank N.A., until 1996. He is currently a private investor. Mr. Steffen served as a director of Viasystems Group, Inc. and Platinum Underwriters Holdings, Ltd. until 2015 and served as a director of Accelrys, Inc. until 2012. Previously, Mr. Steffen served as Senior Vice President and Chief Financial Officer of Eastman Kodak, and Executive Vice President and Chief Financial and Administrative Officer and director of Honeywell. As Lead Independent Director, Mr. Steffen presides at all executive sessions of our Board.

With his background as a financial and operational leader with companies with global operations in various industries, Mr. Steffen brings to our Board his extensive international business expertise and knowledge of financial matters and financial reporting. Mr. Steffen also has substantial governance and oversight experience developed as a director of multiple public companies.

Continuing Directors—Class II—Term to expire at the 2019 Annual Meeting

Julie Fasone Holder Age 65 Director since 2016
Serves as the Chief Executive Officer of JFH Insights LLC, a consulting firm primarily dedicated to leadership coaching for high potential women executives, since founding the company in 2009. Previously, Ms. Holder served as Senior Vice President, Chief Marketing, Sales and Reputation Officer, U.S. Area Executive Oversight of The Dow Chemical Company from 2007 until her retirement in 2009. Before that, she was Dow's Vice President, Human Resources, Public Affairs and Diversity and Inclusion from 2006. Prior to that, Ms. Holder served in various positions with increasing seniority at Dow from 1975 to 2006, including several commercial leadership positions with global responsibilities. She currently serves on the board of Eastman Chemical Company and is on the Board of Trustees of the McLaren Northern MI Hospital.

Ms. Fasone Holder brings to our Board strong international sales and marketing experience as well as operational insight. She has deep chemical industry knowledge and experience that provides an important depth of understanding of how our businesses operate and interact with customers and suppliers. Ms. Fasone Holder also brings substantial human resources management experience.

Diane H. Gulyas Age 61 Director since 2015
Served as President of the performance polymers business of E.I. du Pont de Nemours and Company, which included DuPont’s engineering polymers, elastomers and films business units from 2009 to 2014. Ms. Gulyas joined DuPont in 1978 and progressed through positions of increasing responsibility including a variety of sales, marketing, technical and systems development positions, primarily in DuPont’s polymers business. Ms. Gulyas has served as vice president and general manager for DuPont’s advanced fiber business and as group vice president of DuPont’s electronic and communication technologies platform. In 2004, Ms. Gulyas was named chief marketing and sales officer of DuPont, responsible for corporate branding and marketing communications, market research, e-business and marketing/sales capability worldwide. Ms. Gulyas is a director of Mallinckrodt Pharmaceuticals and Expeditors International of Washington, Inc. and served as a director of Navistar International Corporation until 2012.

Ms. Gulyas brings to our Board her substantial and varied management experience and her strong skills in engineering, manufacturing (domestic and international), marketing and non-U.S. sales and distribution gained as a senior executive of one of the world's largest chemical companies. Ms. Gulyas also has governance and oversight experience from her service as a senior executive of a public company and her service on public company boards.

Jeffry N. Quinn Age 59 Director since 2012
Mr. Quinn is currently the President and Chief Executive Officer of Tronox Ltd. and assumed that role on December 1, 2017. Mr. Quinn is also a member of the Board of Directors of Tronox Ltd. since 2011. Mr. Quinn was the founder, Chairman and Chief Executive Officer of The Quinn Group LLC, a diversified holding company with investments in the industrial, real estate and active lifestyle sectors and Chairman, Chief Executive Officer and Managing Member of Quinpario Partners LLC an investment and operating firm. He served in those roles from 2012 until December 1, 2017. Mr. Quinn also serves as the Chairman of the Board of Directors of Jason Industries, Inc. since 2014, the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets. Mr. Quinn served as Jason’s Chief Executive Officer from November 2015 until December 2016. Mr. Quinn served as President, Chief Executive Officer and Chairman of Quinpario Acquisition Corp., a blank check company, from its inception in May 2013 until June 2014, when it completed its business combination of Jason Industries, Inc. From 2004 to 2012, Mr. Quinn served as the President and Chief Executive Officer of Solutia, a global specialty chemical firm, and served as the Chairman of the Board from 2006 to 2012. Solutia was sold to Eastman Chemical Company in 2012. Mr. Quinn joined Solutia in 2003 as Executive Vice President, Secretary, and General Counsel. In mid-2003 he added the duties of Chief Restructuring Officer to help prepare the company for its eventual filing for reorganization under Chapter 11 later that year (Solutia emerged from bankruptcy in 2008). Mr. Quinn formerly served as a director of SunEdison, Inc. (formerly MEMC Electronic Materials Inc.), Tecumseh Products Company, and Ferro Corporation and also was former Chairman of the Board of Directors of Quinpario Acquisition Corp. 2, a blank check company formed for the purpose of entering into a business combination.

Mr. Quinn brings to our Board his extensive senior level executive leadership experience in specialty chemicals and other industries and his broad experience in a wide range of functional areas, including strategic planning, mergers and acquisitions, human resources, and legal and governmental affairs. He also has extensive experience in board processes and governance.

Corporate Governance
Retirement of Chief Executive Officer; Election of Director
In 2017, we announced that Fred Festa intends to retire as Chief Executive Officer of the Company during the fourth quarter of 2018. Mr. Festa will continue as non-executive Chairman of our Board of Directors. We also announced that, as part of its succession plan, the Board elected Hudson La Force, the Company's President and Chief Operating Officer, as a director. Mr. La Force joined Grace as Chief Financial Officer in 2008, and became our President and Chief Operating Officer in 2016. He is standing for re-election as a director at our Annual Meeting.
Corporate Governance Principles
Our Board of Directors has adopted the Grace Corporate Governance Principles to provide a framework for the governance of Grace, and to promote the efficient functioning of our Board. These principles are subject to modification by our Board from time to time. You can find the Grace Corporate Governance Principles on our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx.
Number and Independence of Directors
Our Board of Directors determines the number of directors. Our Board currently consists of nine members. Under our Corporate Governance Principles, a substantial majority of Grace’s directors are required to be “independent” as determined under guidelines set forth in the listing standards of the New York Stock Exchange, or NYSE. Our Board, at its February 22, 2018 meeting, affirmatively determined that all directors, other than Mr. Festa (who is also our Chief Executive Officer) and Mr. La Force (who is also our President and Chief Operating Officer), are independent under NYSE rules because none of such directors has any direct or indirect material relationship with Grace or our subsidiaries under those rules. In addition to the application of the NYSE rules, this determination was based on a number of factors, principal among them were the following:

•	none of these directors, nor any member of their immediate families, is, or at any time during the last five years was, a Grace executive officer or employee;

•	none of these directors, nor any member of their immediate families, is an executive officer of any other entity with whom we do any material amount of business;

•	none of these directors, nor any member of their immediate families has, during the last five years, received any direct compensation from Grace (other than director and committee fees); and

•
none of these directors serve, or within the last five years served, as an executive officer, director, trustee or fiduciary of any charitable organization to which we made any material charitable donation.

Director Terms
Our Amended and Restated Certificate of Incorporation provides for the division of our Board of Directors into three classes, each to serve for a three-year term. The term of one class of directors currently expires each year at the annual meeting of stockholders. Our Board may fill a vacancy by electing a new director to the same class as the director being replaced. Our Board may also create a new director position in any class and elect a director to hold the newly created position. At the 2018 Annual Meeting, the stockholders will vote on the election of three Class I Directors to serve for a term expiring at our 2021 annual meeting of stockholders.

Board Leadership—Lead Independent Director
Under our Corporate Governance Principles, our Board of Directors makes a determination as to whether the Chief Executive Officer should also serve as Chairman of the Board of Directors. This determination is based upon the composition of our Board and the circumstances of Grace at the time. Our Board believes that this issue is part of the succession planning process. Mr. Festa, our current Chairman and Chief Executive Officer, intends to retire as Chief Executive Officer during the fourth quarter of 2018. Mr. Festa would continue as non-executive Chairman of our Board.
Mr. Steffen, one of our independent directors, has been elected by the independent directors to serve as the Lead Independent Director. The Lead Independent Director: presides at all meetings of our Board at which the Chairman is not present; calls and presides over executive sessions of the independent directors at each Board meeting; acts as primary liaison between the Chairman and the independent directors; approves Board meeting agendas with the Chairman; approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; consults with the Chairman on major issues in advance of each Board meeting; and calls meetings of the independent directors. The Lead Independent Director also serves as a contact for Grace stockholders who wish to communicate with our Board other than through the Chairman. Our Board believes that this leadership structure is appropriate for Grace and in the best interests of Grace stockholders at this time.
Interested parties may communicate with Mr. Steffen by writing to him at the following address: Christopher J. Steffen, Lead Independent Director, c/o W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.
Standing Committees of our Board of Directors
Our Board of Directors has the following four standing committees: Audit Committee, Nominating and Governance Committee, Compensation Committee, and Corporate Responsibility Committee. Only independent directors, as independence is determined in accordance with NYSE rules, are permitted to serve on the standing committees. The Board annually selects, from among its members, the members and Chair of each standing committee.
The table below provides information with respect to current standing committee memberships of the directors as of March 13, 2018. In February 2018, the independent directors agreed to rotate certain committee chairs. Ms. Gulyas replaced Mr. Quinn as chair of the Compensation Committee, and Ms. Holder replaced Ms. Gulyas as chair of the Corporate Responsibility Committee. The table also sets forth the number of meetings (including teleconference meetings) held by each Board committee in 2017. We reimburse directors for expenses they incur in attending Board and committee meetings and other activities incidental to their service as directors but we do not pay our directors any separate meeting fees.

Director	Audit	Compensation	Nominating and Governance	Corporate Responsibility
H. Furlong Baldwin	✓	✓	✓	✓
Robert F. Cummings, Jr.	✓	✓	✓	✓
Julie Fasone Holder	✓	✓	✓	*
Alfred E. Festa
Diane H. Gulyas	✓	*	✓	✓
Hudson La Force
Jeffry N. Quinn	✓	✓	✓	✓
Christopher J. Steffen‡	✓	✓	*	✓
Mark E. Tomkins	*	✓	✓	✓
Number of 2017 Meetings	5	6	2	2
_______________________________________________________________________________

✓	Committee Member and Independent Director

*	Committee Member, Independent Director and Committee Chair

‡	Lead Independent Director
Each standing committee has a written charter that describes its responsibilities. Each of the standing committees has the authority, as it deems appropriate, to independently engage outside legal, accounting or other advisors or consultants. In addition, each standing committee annually conducts a review and evaluation of its performance and reviews and reassesses its charter. You can find the current charters of each standing committee on our website www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx.
Audit Committee
The Audit Committee has been established in accordance with the provisions of the Securities Exchange Act of 1934, as amended, or Exchange Act, the rules of the NYSE and our Corporate Governance Principles. The Audit Committee assists our Board of Directors in overseeing:

•	the integrity of Grace’s financial statements;

•	Grace’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the independent auditors;

•	the performance of Grace’s internal audit function and independent auditors; and

•	the preparation of the internal control report and an audit committee report as required by the United States Securities and Exchange Commission, or SEC.
The Audit Committee has the authority and responsibility for the appointment, retention, compensation, oversight and, if circumstances dictate, discharge of Grace’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The independent auditors report directly to the Audit Committee and, with the internal auditors, have full access to the Audit Committee and routinely meet with the Audit Committee without management being present. The Audit Committee is also responsible for reviewing, approving and ratifying any related party transaction.
The Audit Committee members are H. Furlong Baldwin, Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Jeffry N. Quinn, Christopher J. Steffen and Mark E. Tomkins, each of whom meets the independence standards of the SEC and NYSE, are financially literate within the meaning of the NYSE listing standards and meet the experience and financial requirements of the NYSE listing standards. Mr. Tomkins serves as Chair of the Audit Committee. Our Board of Directors has determined that Mr. Tomkins is an "audit committee financial expert" as defined by SEC rules and regulations. A number of our other independent directors would also qualify as audit committee financial experts.
Nominating and Governance Committee
The Nominating and Governance Committee:

•	sets criteria for the selection of directors, identifies individuals qualified to become directors and recommends to our Board the director nominees for the annual meeting of stockholders;

•	develops and recommends to our Board appropriate corporate governance principles applicable to Grace; and

•	oversees the evaluation of our Board and management.
In considering candidates for election to our Board (including candidates recommended by stockholders), we believe that our Board should be composed of individuals meeting the qualifications set forth above under "Proposal One—Election of Directors." We wish to ensure that a diversity of experience is reflected on our Board, including a broad diversity of industry experience, product experience and functional background. We also believe that a substantial majority of our Board should be independent, as defined by NYSE rules and applicable laws and regulations.
Our Board conducts a self-assessment process every year and periodically reviews the skills and characteristics needed by our Board. As part of the review process, our Board considers the skill areas represented on our Board, those skill areas represented by directors expected to retire or leave our Board in the near future, and recommendations of directors regarding skills that could improve the ability of our Board to carry out its responsibilities.
When our Board or the Nominating and Governance Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on our Board, the chair of the Nominating and Governance Committee will initiate a search, seeking input from other directors and management, review any candidates that the committee has previously identified or that have been recommended by stockholders in that year, and may retain a search firm. The committee will identify the initial list of candidates who satisfy the specific criteria, if any, and otherwise qualify for membership on our Board. Generally, two members of the committee (with one preferably the chair) and our Chairman of the Board and Chief Executive Officer will interview each qualified candidate. Other directors may also interview the candidate if practicable. Based on a satisfactory outcome of those reviews, the committee will make its recommendation on the candidate to our Board.
The Nominating and Governance Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and the sole authority to approve the search firm's fees and other retention terms.
The Nominating and Governance Committee members are H. Furlong Baldwin, Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Jeffry N. Quinn, Christopher J. Steffen and Mark E. Tomkins, each of whom meets the independence standards of the NYSE. Mr. Steffen serves as Chair of the Nominating and Governance Committee.
Compensation Committee
The Compensation Committee:

•	approves all compensation actions with respect to Grace’s directors, executive officers, and certain other members of senior management;

•	evaluates and approves the Grace annual and long-term incentive compensation plans (including equity-based plans), and oversees the general compensation structure, policies, and programs of Grace;

•	oversees the development of succession plans for the Chief Executive Officer and the other executive officers; and

•	produces an annual report on executive officer compensation as required by applicable law.
The committee engaged Willis Towers Watson, a human resources consulting firm, as its independent provider of compensation consulting services for decisions relating to 2017 compensation. Please see "Executive Compensation—Compensation Discussion and Analysis" in this Proxy Statement for more discussion about the role of Willis Towers Watson. The committee also utilizes external legal advisors as necessary and assesses the independence of all of its advisors.
Representatives of Willis Towers Watson regularly attended meetings of the Compensation Committee. For portions of those meetings, the Chairman and Chief Executive Officer and the Vice President and Chief Human Resources Officer also attended and were given the opportunity to express their views on executive compensation to the Compensation Committee.
The Compensation Committee members are H. Furlong Baldwin, Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Jeffry N. Quinn, Christopher J. Steffen and Mark E. Tomkins, each of whom is: independent under the independence standards of the NYSE; a “non employee director” of Grace as defined under Rule 16b-3 of the Exchange Act; and an “outside director” for the purposes of the corporate compensation provisions (previously) contained in Section 162(m) of the Internal Revenue Code of 1986, as amended, or Tax Code. Ms. Gulyas serves as Chair of the Compensation Committee.
Corporate Responsibility Committee
The Corporate Responsibility Committee assists our Board of Directors and management in addressing Grace’s responsibilities as a global corporate citizen. In particular, the committee counsels management with respect to:

•	the development, implementation and continuous improvement of procedures, programs, policies and practices relating to Grace’s responsibilities as a global corporate citizen;

•	the adherence to those procedures, programs, policies and practices at all levels of Grace; and

•	the maintenance of open communications to ensure that issues are brought to the attention of, and considered by, all appropriate parties.
The Corporate Responsibility Committee members are H. Furlong Baldwin, Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Jeffry N. Quinn, Christopher J. Steffen and Mark E. Tomkins, each of whom meets the independence standards of the NYSE. Ms. Fasone Holder serves as Chair of the Corporate Responsibility Committee.
Director Attendance at Board of Directors Meetings
Our Board of Directors generally holds six regular meetings per year and meets on other occasions when circumstances require. Directors spend additional time preparing for Board and committee meetings and participating in conference calls to discuss quarterly earnings announcements or significant transactions or developments. Additionally, we may call upon directors for advice between meetings. Our Corporate Governance Principles provide that our Board will meet regularly in executive session without management in attendance. Under our Corporate Governance Principles, we expect directors to regularly attend meetings of our Board and of all committees on which they serve and to review the materials sent to them in advance of those meetings. We expect nominees for election at each annual meeting of stockholders to attend the annual meeting. All of the nominees for election at the Annual Meeting this year currently serve on our Board of Directors.

Our Board of Directors held 11 meetings in 2017. Each director attended 75% or more of the 2017 meetings of our Board and the Board committees on which the director served in 2017.
Director Attendance at the Annual Meeting
We expect that all of our directors serving on our Board at the time of the Annual Meeting will attend the Annual Meeting pursuant to our Corporate Governance Principles. All of our directors serving on our Board at the time of the 2017 Annual Meeting of Stockholders attended that meeting except that Mr. Quinn was absent due to injury.
Board Role in Risk Oversight
Our Board of Directors actively oversees the risk management of Grace, including the risks inherent in the implementation of our strategic plan and the operation of our businesses. Our Board reviews the Grace enterprise risk management program at least annually and considers whether risk management processes are functioning properly and are appropriately adapted to Grace’s strategy, culture, risk appetite and value-generation objectives. The Grace enterprise risk management program includes reviews of cybersecurity vulnerability and the actions necessary to enhance the security of our information systems. Our Board provides guidance to management regarding risk management as appropriate for the risks faced by companies in our industry. These activities are supplemented by a rigorous internal audit function that reports directly to the Audit Committee.
Standing Board committees are responsible for overseeing risk management practices relevant to their functions. The Audit Committee oversees the management of market and operational risks that could have a financial impact, such as those relating to internal controls and financial liquidity. The Nominating and Governance Committee oversees risks related to governance issues, such as the independence of directors and the breadth of skills on our Board. The Compensation Committee manages risks related to Grace’s executive compensation plans and the succession of the Chief Executive Officer and other executive officers. The Corporate Responsibility Committee manages certain risks related to government regulation and environment, health and safety matters.
Stock Ownership Guidelines
In order to ensure that the long-term financial interests of our directors and senior executives are fully aligned with the long-term interests of our stockholders, our Board implemented stock ownership guidelines. The current guidelines are as follows:

Category	Ownership Guideline
Directors (Outside)	5 times cash portion of annual retainer
Chief Executive Officer	5 times base salary
Members of the Grace Leadership Team	3 times base salary
Presidents of Operating Segments	2 times base salary
Certain Key Vice Presidents	1 times base salary
Directors and executives subject to the stock ownership guidelines generally have five years from the later of 2016 or the year of their initial election or appointment within the relevant category above to comply with the guideline.
Stockholder Engagement
The Company welcomes stockholder engagement. Our directors are available to answer questions from stockholders at the Annual Meetings. Between meetings, our Chairman and CEO and our Chief Financial Officer engage with stockholders on a regular basis at industry and financial conferences, road shows, and one-on-one meetings and in conference calls. We also make Mr. Steffen, our Lead Independent Director, available to engage with stockholders on matters that they believe are better addressed by an independent director. Further, the Compensation Committee welcomes the continued input of stockholders on our executive compensation program by means of the annual advisory "say-on-pay" vote or in specific discussions about “say-on-pay” or our compensation programs and policies.
Stockholder Communications with our Board of Directors
Stockholders may communicate with our Board of Directors by writing to Mr. Festa, the Chairman of the Board of Directors, at the following address: Fred Festa, Chairman of the Board of Directors, c/o W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044. Stockholders may communicate with the independent members of our Board of Directors by writing to Mr. Steffen, the Lead Independent Director, at the following address: Christopher J. Steffen, Lead Independent Director, c/o W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.
Shareholder Rights Agreement Expiration
Our Board of Directors and the Compensation Committee evaluate our corporate governance and compensation programs on a continuous basis, considering market practices in our industry, while taking into account our individual needs and corporate history. As such, the Board has recently discussed whether to renew the Company’s Shareholder Rights Agreement. The Shareholder Rights Agreement was adopted on March 31, 1998 at the time of a major corporate transaction. An extension of the rights was approved by the U.S. Bankruptcy Court for the District of Delaware and the Official Committee of Equity Security Holders in connection with our prior Chapter 11 proceedings. The rights will expire on March 30, 2018, in accordance with their terms.
Clawback Policy
To reinforce the alignment of management's interests with those of our stockholders, and support good governance practices, the Board has adopted an Executive Compensation Recovery Policy. The policy applies to recovery of both cash and equity incentive compensation in the case of (1) misconduct that contributes to a restatement of the Company's financial statements, (2) breach of non-competition, non-solicitation or confidentiality obligations, or (3) violations of the Company's code of conduct. The policy applies to all of our Named Executive Officers.

Director Compensation
Director Compensation Program
Under our compensation program for nonemployee directors, each nonemployee director receives an annual retainer of $190,000 that is split between cash and equity. For any portion of a retainer denominated in cash but paid in shares of common stock, we calculate the number of shares of common stock to be issued by dividing the amount payable in shares of common stock by the fair market value per share. The fair market value per share is the average of the high and low trading prices of Grace common stock on the NYSE on the date of grant. If any calculation would result in a fractional share being issued, we round the amount of equity to be issued to the nearest whole share. Under this program, each nonemployee director receives an annual retainer of $85,000 paid quarterly in cash and an annual award of approximately $105,000 of Grace common stock issued in May. Additional annual cash retainers are paid in December as follows: the Lead Independent Director receives $25,000; the Audit Committee Chair receives $17,000; the Chair of the Compensation Committee receives $14,000; the Chair of the Nominating and Governance Committee receives $10,000; and the Chair of the Corporate Responsibility Committee receives $7,500. We reimburse directors for expenses they incur in attending Board and committee meetings and other activities incidental to their service as directors but we do not pay our directors any separate meeting fees. Our directors, and all Grace employees, are entitled to participate in the Grace Foundation's Matching Grants Program. Each of Mr. Festa's and Mr. La Force's compensation is described in the Summary Compensation Table set forth in "Executive Compensation—Compensation Tables" and neither Mr. Festa nor Mr. La Force receives any additional compensation for serving as a member of our Board of Directors.

The following table sets forth amounts that we paid to our nonemployee directors in connection with their services to Grace during 2017.

Name (a)	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(c)	Total ($)
H. F. Baldwin(d)	85,000	105,017	—	—	—	—	190,017
R. F. Cummings, Jr.	85,000	105,017	—	—	—	—	190,017
J. Fasone Holder	85,000	105,017	—	—	—	—	190,017
D. H. Gulyas	92,500	105,017	—	—	—	—	197,517
J. N. Quinn	99,000	105,017	—	—	—	—	204,017
C. J. Steffen	120,000	105,017	—	—	—	3,000	228,017
M. E. Tomkins	102,000	105,017	—	—	—	—	207,017
_______________________________________________________________________________

(a)
Amount consists of cash portion of annual retainer in the amount of $85,000 and additional payments to: Ms. Gulyas for serving as Chair of the Corporate Responsibility Committee in the amount of $7,500; Mr. Quinn for serving as Chair of the Compensation Committee in the amount of $14,000; Mr. Tomkins for serving as Chair of the Audit Committee in the amount of $17,000; and Mr. Steffen for serving as Chair of the Nominating and Governance Committee ($10,000) and Lead Independent Director ($25,000) in the amount of $35,000.

(b)	Reflects the aggregate grant date fair value of the equity portion of the annual retainer of 1,501 shares of Grace common stock calculated in accordance with FASB ASC Topic 718.

(c)
Consists of charitable contributions paid during 2017 to academic institutions at the request of the director pursuant to the W. R. Grace Foundation Inc.'s Matching Grants to Education Program. The program's purpose is to assist the primary educational objectives of approved institutions of higher education in the United States and Canada. The foundation will match, dollar for dollar, personal gifts made by employees and directors to qualified colleges, universities and secondary schools up to a maximum of $3,000 per year.

(d)	Mr. Baldwin will resign from the Board of Directors and all committees effective May 9, 2018.
Director Compensation Process
Our director compensation program is intended to enhance our ability to attract, retain and motivate nonemployee directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of Grace. The Compensation Committee reviews director compensation at least annually. The Compensation Committee has the sole authority to engage a consulting firm to evaluate director compensation and, in 2017, engaged Willis Towers Watson, a human resources consulting firm, to assist in establishing director compensation. The Compensation Committee determines director compensation based on recommendations and information provided by Willis Towers Watson and based on reviewing commercially available survey data from Willis Towers Watson related to general industry director compensation trends at companies of comparable size and our peer group companies (as described under the caption "Executive Compensation—Compensation Discussion and Analysis").

OTHER INFORMATION
Stock Ownership of Certain Beneficial Owners and Management
The following table sets forth the amount of Grace common stock beneficially owned, directly or indirectly:

•
as of the date of the most recent Schedule 13G (or amendment thereto) filed by such person with the SEC on or before February 28, 2018, by each person that is the beneficial owner of more than 5% of the outstanding shares of Grace common stock as reflected in such Schedule 13G (or amendment thereto); and

•	as of February 28, 2018 by:

◦	each current director;

◦	each of the executive officers named in the Summary Compensation Table set forth in "Executive Compensation—Compensation Tables"; and

◦	all current directors and all current executive officers as a group.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Percent(2)
TIAA-CREF Investment Management, LLC (3)	5,878,891		8.7%
Teachers Advisors, LLC
730 Third Avenue New York, NY 10017-3206
The Vanguard Group, Inc. (4)	5,839,555		8.7%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc. (5)	4,606,089		6.8%
55 East 52nd Street New York, NY 10055
H. F. Baldwin	29,647		*
	15,000	(6)
	44,647
R. F. Cummings	11,850
	2,000	(6)
	13,850		*
J. Fasone Holder	1,501
A. E. Festa	274,497
	359,497	(7)
	633,994		*
D. H. Gulyas	7,850		*
H. La Force	78,383
	77,365	(7)
	155,748		*
J. N. Quinn	3,274
	4,547	(6)	*
	7,821
C. J. Steffen	17,847		*
M. E. Tomkins	15,850		*
T. E. Blaser	10,882
	29,766	(7)
	40,648		*
E. C. Brown	5,595
	31,701	(7)
	37,296		*
M. A. Shelnitz	57,351
	51,037	(7)
	11,924	(6)
	120,312		*
Current directors and current executive officers as a group (13 persons)	520,952
	585,041	(7)
	33,471	(6)
	1,139,464		1.7%
_______________________________________________________________________________
*    Indicates less than 1.0%.

(1)
The address of each of our directors and executive officers is c/o Corporate Secretary, W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044. Except as otherwise indicated, to our knowledge, each individual, along with his or her spouse, has sole voting and investment power over the shares.

(2)	Based on 67,423,626 shares of Grace common stock outstanding on February 28, 2018, plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act to the extent applicable.

(3)
TIAA-CREF Investment Management, LLC (“Investment Management”) is the investment adviser to the College Retirement Equities Fund (“CREF”), a registered investment company, and may be deemed to be a beneficial owner (sole voting and investment power) of 3,640,635 shares of Grace’s common stock owned by CREF. Teachers Advisors, LLC (“Advisors”) is the investment adviser to three registered investment companies, TIAA-CREF Funds (“Funds”), TIAA-CREF Life Funds (“Life Funds”), and TIAA Separate Account VA-1 (“VA-1”), as well as one or more separately managed accounts of Advisors (collectively, the “Separate Accounts”), and may be deemed to be a beneficial owner (sole voting and investment power) of 2,238,256 shares of Grace’s common stock owned separately by Funds, Life Funds, VA-1, and/or the Separate Accounts. Investment Management and Advisors are reporting their combined holdings for the purpose of administrative convenience. These shares were acquired in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Issuer. Each of Investment Management and Advisors expressly disclaims beneficial ownership of the other’s securities holdings and each disclaims that it is a member of a “group” with the other. The ownership information set forth is based in its entirety on material contained in a Schedule 13G filed with the SEC by Investment Management, CREF and Advisors on February 14, 2018.

(4)
The Vanguard Group, Inc. ("VGI") beneficially owns in the aggregate 5,839,555 shares of Grace common stock by means of: sole voting power over 53,936 shares; shared voting power over 16,542 shares; sole investment power over 5,771,976 shares; and shared investment power over 67,579 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of VGI, is the beneficial owner of 32,537 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of VGI, is the beneficial owner of 56,441 shares as a result of its serving as investment manager of Australian investment offerings. The ownership information set forth is based in its entirety on material contained in a Schedule 13G/A filed with the SEC by VGI on February 9, 2018.

(5)
BlackRock, Inc. ("BlackRock") beneficially owns 4,606,089 shares of Grace common stock by means of sole voting power over 3,974,942 shares and sole investment power over 4,606,089 shares. The ownership information set forth is based in its entirety on material contained in a Schedule 13G filed with the SEC by BlackRock on February 1, 2018.

(6)	Shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.

(7)
Shares of Grace common stock to be issued upon the exercise of stock options that are exercisable and shares of Grace common stock with respect to which investment or voting power will vest within 60 days after February 28, 2018. Pursuant to SEC rules, such shares are deemed to be beneficially owned as of such date.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2017, with respect to our compensation plans under which shares of Grace common stock are authorized for issuance upon the exercise of options, warrants or other rights. The only such compensation plans in effect are stock incentive plans providing for the issuance of stock options, restricted stock and other equity awards.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(2)	Weighted-average exercise price of outstanding options, warrants and rights ($)(2)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights) (#)(2)(4)
Equity compensation plans approved by security holders(1)	2,265,962	72.04	2,219,234
_______________________________________________________________________________

(1)
The Amended and Restated 2011 Stock Incentive Plan was approved on behalf of Grace stockholders by the Official Committee of Equity Security Holders in the Grace Chapter 11 case and by the U.S. Bankruptcy Court for the District of Delaware on April 16, 2013. The 2014 Stock Incentive Plan (the "2014 Plan") was approved on behalf of Grace stockholders by the Official Committee of Equity Security Holders in the Grace Chapter 11 case and by the U.S. Bankruptcy Court and U.S. District Court for the District of Delaware as part of our Joint Plan of Reorganization, which became effective on February 3, 2014.

(2)
Under the Amended 2011 Plan, there are 234,082 shares of Grace common stock to be issued upon the exercise of outstanding options (the weighted-average exercise price of outstanding options is $61.73). Under the 2014 Plan, there are 1,579,368 shares of Grace common stock to be issued upon the exercise of outstanding options (the weighted-average exercise price of outstanding options is $73.57), 305,862 shares to be issued upon completion of the performance period for stock-settled PBUs (assuming the maximum number of shares are earned in respect of outstanding PBUs) and 138,155 shares to be issued upon completion of the vesting period for stock-settled restricted stock unit awards (RSUs).

(3)	The calculation of weighted-average exercise price does not take outstanding PBUs and RSUs into account.

(4)
Amount represents the number of shares of Grace common stock available for issuance pursuant to stock options, restricted stock, PBUs and other awards that could be granted in the future under the 2014 Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16(a) of the Exchange Act, our directors, certain of our officers, and beneficial owners of more than 10% of the outstanding Grace common stock are required to file reports with the SEC concerning their ownership of and transactions in Grace common stock or other Grace securities; these persons are also required to furnish us with copies of these reports. Based upon the reports and related information furnished to us, we believe that all such filing requirements were complied with in a timely manner during and with respect to 2017.
Related Party Transactions
Our Board of Directors recognizes that transactions involving related persons in which Grace is a participant can present conflicts of interest, or the appearance thereof, so our Board has adopted a written policy as part of the Grace Corporate Governance Principles (which are available on our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx) with respect to related person transactions. The policy applies to transactions involving related persons that are required to be disclosed pursuant to SEC regulations, which are generally transactions in which:

•	Grace is a participant;

•	the amount involved exceeds $120,000; and

•	any related person, such as a Grace executive officer, director, director nominee, 5% stockholder or any of their respective family members, has a direct or indirect material interest.

Each such related person transaction shall be reviewed, determined to be in, or not inconsistent with, the best interests of Grace and its stockholders and approved or ratified by:

•	the disinterested members of the Audit Committee, if the disinterested members of the Audit Committee constitute a majority of the members of the Audit Committee; or

•	the disinterested members of our Board.
In the event a related person transaction is entered into without prior approval and, after review by the Audit Committee or our Board, as the case may be, the transaction is not ratified, we will make all reasonable efforts to cancel the transaction.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") to be Grace’s independent registered public accounting firm for 2018. Although the submission of this matter for stockholder ratification at the Annual Meeting is not required by law, regulation or our By-laws, our Board is nevertheless doing so to determine the stockholders' views. If the selection is not ratified, the Audit Committee will reconsider its selection of PwC for future years.
PwC acted as independent accountants for Grace and its consolidated subsidiaries during 2017 and has been retained by the Audit Committee for 2018. A representative of PwC will attend the Annual Meeting, will be available to answer questions and will have an opportunity to make a statement if he or she wishes to do so.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS GRACE'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

Principal Accountant Fees and Services
The Audit Committee of our Board of Directors selected PwC to act as our principal independent accountants for 2017. The following table sets forth the fees and expenses that we incurred for the services of PwC for the year ended December 31, 2016, and our estimate of the fees and expenses that we incurred for the year ended December 31, 2017:

Fee Description	2017*	2016
Audit Fees	$2,563,000	$3,050,400
Audit-Related Fees	—	235,600
Tax Fees	489,000	75,600
All Other Fees	26,000	7,800
Total Fees	$3,078,000	$3,369,400
_______________________________________________________________________________

*
For 2017, amounts are current estimates in respect of services received for which final invoices have not been submitted. Fees for 2017 are lower primarily due to (a) 2016 fees related to the separation, and (b) lower 2017 fees due to the change in corporate structure resulting from the separation.

Audit Services relate to the audit of our consolidated financial statements and our internal controls over financial reporting (as required under Section 404 of the Sarbanes-Oxley Act of 2002), and the review of our consolidated quarterly financial statements services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
Audit-Related Services consisted of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Services” above.
Tax Services consisted of tax advice and compliance for non-U.S. subsidiaries, including preparation of tax returns, and advice and assistance with transfer pricing compliance.
All Other Fees consisted of license fees for access to accounting, tax, and financial reporting literature and non-financial agreed-upon procedures.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted a preapproval policy that requires the Audit Committee to specifically preapprove the annual engagement of the independent accountants for the audit of our consolidated financial statements and internal controls. The policy also provides for general preapproval of certain audit-related, tax and other services provided by the independent accountants. Any other services must be specifically preapproved by the Audit Committee. However, the Chair of the Audit Committee has the authority to preapprove services requiring immediate engagement between scheduled meetings of the Audit Committee. The Chair must report any such preapproval decisions to the full Audit Committee at its next scheduled meeting. During 2016 and 2017, no audit-related, tax, or other services were performed by PwC without specific or general approval as described above. We have been advised by PwC that a substantial majority of the hours expended on their engagement for the 2017 audit of our consolidated financial statements and internal controls were attributed to work performed by PwC's full-time, permanent employees.

Audit Committee Report
The following is the report of the Audit Committee of our Board of Directors with respect to Grace’s audited consolidated financial statements for the year ended December 31, 2017, which include the consolidated balance sheets of Grace as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the three years in the period ended December 31, 2017, and the notes thereto (collectively, the “Financial Statements”).
The Audit Committee consists of the following members of our Board: Mark E. Tomkins (Chair), H. Furlong Baldwin, Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Jeffry N. Quinn and Christopher J. Steffen. Each of the members of the Audit Committee is “independent," as defined under the NYSE’s listing standards and the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a written charter adopted by our Board of Directors.
The Audit Committee is responsible for reviewing the financial information that Grace provides to stockholders and others, and for overseeing Grace’s internal controls and its auditing, accounting and financial reporting processes generally. The Audit Committee’s specific responsibilities include: (1) selection of an independent registered public accounting firm to audit Grace’s annual consolidated financial statements and its internal control over financial reporting; (2) serving as an independent and objective party to monitor Grace’s annual and quarterly financial reporting process and internal control system; (3) reviewing and appraising the audit efforts of Grace’s independent registered public accounting firm and internal audit department; and (4) providing an open avenue of communication among the independent registered public accounting firm, the internal audit department, management and our Board of Directors.
The Audit Committee has reviewed and discussed the audited financial statements of Grace for the year ended December 31, 2017, with Grace’s management.
The Audit Committee has discussed with PwC, Grace’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC the independence of PwC.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors that Grace’s audited financial statements be included in Grace’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.
AUDIT COMMITTEE
Mark E. Tomkins, Chair
H. Furlong Baldwin
Robert F. Cummings, Jr.
Julie Fasone Holder
Diane H. Gulyas
Jeffry N. Quinn
Christopher J. Steffen

PROPOSAL THREE
ADVISORY VOTE TO APPROVE THE COMPENSATION
OF
GRACE'S NAMED EXECUTIVE OFFICERS
Under Section 14A of the Exchange Act, our stockholders are entitled to vote on a proposal to approve on an advisory (non-binding) basis, the compensation of the executive officers named in the Summary Compensation Table set forth in "Executive Compensation—Compensation Tables." This vote is generally referred to as a "Say on Pay" vote. Accordingly, we are asking stockholders to approve, on an advisory basis, the following resolution:
RESOLVED, that the compensation paid to the Corporation's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
We do not intend that this vote address any specific items of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement. This vote is advisory and not binding on Grace, the Compensation Committee or our Board. However, as the vote is an expression of our stockholders’ views on a significant matter, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. We currently hold such advisory vote each year and expect to hold another advisory vote at our 2019 Annual Meeting of Stockholders.
The principal components of pay under our 2017 executive compensation program were annual base salary, annual cash incentive awards and long-term incentive awards, which consisted of stock options, performance-based units, or "PBUs," and restricted stock units, or "RSUs." The performance measures for the 2017 annual cash incentive awards were Adjusted EBIT (weighted 50%), Adjusted Free Cash Flow (weighted 25%), and Adjusted Net Sales (weighted 25%). For PBUs, which represent 50% of the value of our Long-Term Incentive Plan, or "LTIP," awards, the amount of an individual payout under a performance-based unit award is based upon: an award recipient’s performance-based unit target share amount; the growth in our LTIP Adjusted EPS over the three-year performance period; the Total Shareholder Return for the three-year performance period as compared to a similar figure for the Russell 1000 Index; and the value of Grace common stock on the payout date. We encourage our stockholders to read the Compensation Discussion and Analysis set forth under "Executive Compensation" which describes our 2017 compensation program in detail as well as Annex A hereto, which provides important information about Non-GAAP performance measures.
We believe that the information we have provided in this Proxy Statement shows that we have designed our executive compensation program to attract, motivate and retain a highly qualified and effective executive team and to promote long-term stockholder value, strong annual and long-term operational and financial results, and ethical conduct in accordance with the Grace Core Values. The Grace Core Values consist of a commitment to teamwork, performance, integrity, speed and innovation, which, with our overall commitment to safety, are the foundation of our corporate culture.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF GRACE'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR
THE APPROVAL OF THE W. R. GRACE & CO. 2018 STOCK INCENTIVE PLAN
We are asking our stockholders to approve the W. R. Grace & Co. 2018 Stock Incentive Plan (the “2018 Plan”), which was approved by the Board of Directors at a meeting held on February 22, 2018, subject to stockholder approval at the 2018 Annual Meeting of Stockholders. If so approved, the 2018 Plan will supersede the 2014 Stock Incentive Plan (the “2014 Plan”), and no additional awards would be made under the 2014 Plan or under our Amended and Restated 2011 Stock Incentive Plan. Approval of the 2018 Plan will not affect awards previously granted under those plans.
The Company is seeking stockholder approval of the 2018 Plan this year in order to: update its compensation program to reflect current market practices and governance standards; increase the number of shares available for issuance above the remaining authorization under the 2014 Plan; and comply with the listing rules of the New York Stock Exchange, as described further below.
We have attached a copy of the 2018 Plan as Annex B to this Proxy Statement. The following is a summary of the material terms of the 2018 Plan, which is qualified in its entirety by reference to Annex B. Interested persons should refer to Annex B as well as to related exhibits listed in our Annual Report on Form 10-K for the year ended December 31, 2017. Capitalized terms used in this Proposal and not defined herein, have the meanings set forth in the 2018 Plan.
Purposes
The purposes of the 2018 Plan are: (a) to enable the Company to provide Key Persons with long-term incentive compensation that closely aligns the interests of our Key Persons with those of our stockholders; and (b) to enable the Company to compete effectively with other organizations offering similar or other incentives, in attracting, motivating and retaining Key Persons.
Equity Compensation Plan Information if the 2018 Plan is Approved
If the 2018 Plan is approved, 7,200,000 shares of our common stock (plus the number of shares of our common stock subject to awards outstanding under our 2014 Plan that become available for future issuance under the 2018 Plan because they are terminated, canceled, forfeited, or expire, or under which the shares otherwise cease to be issuable) will be reserved for awards under the 2018 Plan. Upon a grant of restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of our common stock, the number of shares available for issuance under the 2018 Plan will be reduced by 3.19 times the number of shares subject to such awards.
The following table sets forth information regarding our outstanding equity awards as of February 28, 2018. These figures represent an update to those provided in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 22, 2018, primarily to reflect the vesting of certain awards and annual equity awards approved by the Compensation Committee of the Board of Directors on February 22, 2018:

Shares currently available for future awards, that will no longer be available upon approval of the 2018 Plan	1,463,667
Options outstanding (without dividend equivalents)	2,218,186
Options outstanding (with dividend equivalents)	—
Shares of restricted stock units outstanding (cash-settled)[1]	81,384
Shares of restricted stock units outstanding (stock-settled)	174,766
Performance-based units outstanding (cash-settled)[1,2]	234,920
Performance-based units outstanding (stock-settled)[1,2]	404,622
Weighted average exercise price of outstanding options	$71.17
Weighted average remaining term of outstanding options	2.69
Total common shares outstanding	67,437,052
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(1)	There are a total of 316,304 full value awards outstanding that will be settled in cash.

(2)	Assumes that all performance-based units vest at the maximum level (i.e., 200% of target).
Summary of Governance Features of the 2018 Stock Incentive Plan
The Board believes that the 2018 Plan contains several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•	Not excessively dilutive to our stockholders

•	Incorporates a fungible ratio for counting full value awards

•	No liberal share counting or “recycling” of shares

•	No dividends or dividend equivalents paid until awards vest

•	No automatic share replenishment or “evergreen” provision

•	No repricing of stock options or SARs

•	No discounted or reload stock options or SARs

•	Awards are subject to the Company’s Executive Compensation Recovery Policy

•	One-year minimum vesting requirements

•	No liberal change in control definition

•	No automatic acceleration of awards upon a change in control

•	No tax gross-ups
Plan Administration
The 2018 Plan shall be administered by the committee.
Eligibility
Employees who, in the opinion of the committee, have contributed or can contribute significantly to the growth and successful operations of the Company, as determined by the committee, are eligible to receive an award under the 2018 Plan. Each of our approximately 3,700 employees is eligible for such consideration. Each of our non-employee Directors also is eligible to receive an award under the 2018 Plan. As of December 31, 2017, approximately 200 employees and former employees held outstanding equity awards that had been granted under the 2014 Plan.
Share Authorization and Share Counting Rules
The maximum aggregate number of shares of W. R. Grace & Co. common stock, par value $.01 per share ("Common Stock"), that may be issued under the 2018 Plan, consisting of Common Stock issued and Common Stock underlying outstanding awards granted on or after the date the 2018 Plan is approved by stockholders, is 7,200,000 shares, plus any shares subject to outstanding awards under the 2014 Plan that are terminated, canceled, forfeited, or expire, or under which the shares otherwise cease to be issued under the 2014 Plan. The aggregate number of Shares available for issuance under the

2018 Plan shall be reduced by 3.19 shares of Common Stock for each share of Common Stock delivered in settlement of any Full Value Award.
Generally if any shares of Common Stock subject to a Stock Incentive are forfeited or expire, or are settled for cash, such shares shall be added back to the shares of Common Stock authorized for grant under the 2018 Plan. To the extent that a Full Value Award is forfeited or expires or such Full Value Award is settled for cash, the shares of Common Stock available under the 2018 Plan shall be increased by 3.19 shares of Common Stock for each share of Common Stock subject to such Full Value Award. However, the following shares of Common Stock shall not be added back to the shares of Common Stock authorized for grant and shall not be available for future grants of Stock Incentives: (i) shares of Common Stock tendered by a Key Person or withheld by the Company in payment of the exercise price of an Option; (ii) shares of Common Stock tendered by the Key Person or withheld by the Company to satisfy any tax withholding obligation with respect to a Stock Incentive; (iii) shares of Common Stock subject to a stock appreciation right, or “SAR,” that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (iv) shares of Common Stock purchased on the open market with the cash proceeds from the exercise of Options. The maximum number of shares of Common Stock that may be subject to Stock Incentives granted to any one Key Person during any one calendar year shall be limited to one million (subject to adjustment in accordance with the 2018 Plan terms). In addition, the maximum Fair Market Value at the grant date under Stock Incentives granted to any Director during any one calendar year shall not exceed $750,000.
Forms of Stock Incentive Awards
A stock incentive granted under the 2018 Plan (a “Stock Incentive”) may be granted in the form of:
(i)    a Stock Award;
(ii)    an Option or a SAR;
(iii)    a Net Exercise Option; or
(iv)    a combination thereof.
Vesting
Stock Incentives granted under the 2018 Plan shall vest no earlier than the first anniversary of the date the Stock Incentive is granted, subject to certain exceptions specified in the 2018 Plan.
Stock Awards
The material terms of each Stock Award shall be determined by the committee. Each Stock Award shall be evidenced by a written instrument consistent with the 2018 Plan. It is intended that a Stock Award would be made contingent upon the attainment of one or more specified objectives (that may include, for avoidance of doubt, solely the continued service of the recipient) and may be made subject to restrictions on the sale or other disposition of the Stock Award or the shares subject thereto for a period of one or more years (or such other shorter or longer period as the committee may determine).
Stock Options and Stock Appreciation Rights
Stock Incentives in the form of Options and SARs would be subject to the following:

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Options. The Option exercise price per share of Common Stock shall not be less than one hundred percent of the Fair Market Value of a share of Common Stock on the date the Option is granted; and such exercise price per share of Common Stock shall not be reduced, by action of the Board of Directors or otherwise, at any time after the date the Option is granted (subject to certain adjustments). The exercise price and any withholding tax that may be due on the exercise of an Option may be paid in cash, or, if so provided in the Option Agreement:

(i) in shares of Common Stock (including shares issued pursuant to the Option being exercised); or (ii) in a combination of cash and such shares, with certain provisos.

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SARs. The SAR exercise price per share of Common Stock shall not be less than one hundred percent of the Fair Market Value of a share of Common Stock on the date the SAR is granted; and such exercise price per share of Common Stock shall not be reduced, by action of the Board of Directors or otherwise, at any time after the date the SAR is granted (subject to certain adjustments). Any withholding tax that may be due on the exercise of the SAR may be paid in cash or through withholding on the amounts that would otherwise be paid pursuant to the SAR.

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Exercise of Options or SARs. Each Option or SAR shall be exercisable during the life of the holder only by the holder and, after the holder’s death, only by his or her estate or by a person who acquires the right to exercise the Option or SAR by will or the laws of descent and distribution. Unless otherwise provided in the applicable Stock Incentive Agreement, an Option or SAR, to the extent that it shall not have been exercised or canceled, shall terminate as of, or within a specific time period after the holder ceases to serve, depending upon the circumstances of such cessation. No Option or SAR shall be exercisable after expiration of a period of ten years from the date the Option or SAR is granted.

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Limited Transferability of Options and SARs. Generally, no restricted stock unit, Option or SAR, nor any right thereunder, may be assigned or transferred except to Permitted Transferees, or by will or the laws of descent and distribution and except, in the case of a Nonstatutory Stock Option or SAR, pursuant to a qualified domestic relations order.

•	Incentive Stock Options. An Option may, but need not, be an Incentive Stock Option within the meaning of Section 422 of the Tax Code.

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Option and SAR Agreements. The material terms of each Option or SAR shall be determined by the committee. Each Option or SAR shall be evidenced by a written instrument consistent with the 2018 Plan; however, an Option or SAR may include restrictions and limitations in addition to those provided for in the 2018 Plan.

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No repricing and other limitations regarding Options and SARs. Subject to adjustments in accordance with the 2018 Plan, without the approval of the Company’s stockholders: (i) no transaction or series of transactions shall have the effect of exchanging all or any portion of any Option or SAR granted under the 2018 Plan for, or replacing all or any portion thereof with, a new Option or SAR, where the exercise price per share of Common Stock under the new Option or SAR is less than such exercise price as previously granted; (ii) the committee shall not authorize the amendment of any outstanding Option or SAR to reduce its price per share of Common Stock; or (iii) the Company shall not cancel any Option or SAR in exchange for cash or another Stock Incentive when the Option or SAR exercise price per share of Common Stock exceeds the Fair Market Value of the underlying shares.

Performance Awards
The committee, in its discretion, may authorize the granting, vesting, payment and/or delivery of any form of Stock Incentive as performance awards contingent upon achievement of such performance targets as are selected by the committee. The committee shall determine performance cycles of a period of not less than one year over which the achievement of targets for performance measures is determined.
Dividends on Stock Incentives
In the event that a dividend or dividend equivalent is to be paid (in cash or in stock) in respect of an unvested Stock Incentive, such dividends or dividend equivalents shall be retained by the Company and shall be paid to the Key Person, subject to the same restrictions and vesting as are applicable to the underlying Stock Incentive. The Company shall not pay cash dividends or dividend equivalents on Options or SARs.
Term
The 2018 Plan would be effective upon approval by the stockholders. The 2018 Plan would terminate, and no Stock Incentives could be issued thereunder, as of the first business day on or after the ten-year anniversary of the stockholder approval, with any previously granted awards remaining in effect until they expire.
Tax Consequences
The Company generally will be entitled to a tax deduction when a Key Person exercises an Option, other than an Incentive Stock Option, or SAR, shares or cash is issued under a Stock Award in the form of a restricted stock unit or a Stock Award in the form of Restricted Stock vests, in an amount equal to the income recognized by the Key Person. However, the deduction is subject to applicable limitations and conditions in the Tax Code, including Section 162(m). Tax Code Section 162(m) will limit a company's annual deduction for compensation in excess of $1 million paid to the CEO, the CFO, and the other highest paid executive officers for such taxable year (including such persons after they have ceased having such status, for example because of a termination of employment).
Nonqualified Stock Options and Stock Appreciation Rights. Subject to compliance with Section 409A of the Tax Code, a participant will not recognize any income at the time a nonqualified stock option or stock appreciation right is granted, nor will we be entitled to a deduction at that time. When a nonqualified stock option is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received as of the date of exercise over the exercise price. When a stock appreciation right is exercised, the participant will recognize ordinary income in an amount equal to the cash received or, if the stock appreciation right is paid in shares, the fair market value of the shares received as of the date of exercise. Payroll taxes are required to be withheld from the participant on the amount of ordinary income recognized by the participant. Subject to applicable limitations, we generally will be entitled to a tax deduction with respect to a nonqualified stock option or stock appreciation right at the same time and in the same amount as the participant recognizes income.
Incentive Stock Options (“ISO”). A participant will not recognize any income at the time an ISO is granted, nor will we be entitled to a deduction at that time. In addition, provided the ISO is exercised during or within three months of termination of employment (one year in the case of disability), the participant will not recognize ordinary income at the time of exercise, nor will we be entitled to a deduction at that time. However, the excess of the fair market value of the shares at exercise over the exercise price will be a preference for alternative minimum tax purposes. However, if the shares acquired upon exercise are sold within two years of the grant of the ISO or one year of the exercise of the ISO (a “Disqualifying Disposition”), the participant will recognize ordinary income equal to the excess of the fair market value of the shares at exercise over the exercise price or, if lesser the excess of the fair market value of the shares at sale over the exercise price. Any excess of the amount realized on sale over the fair market value of the shares at exercise will be long term or short term capital gain, as applicable. In the case of a Disqualifying Disposition, subject to applicable limitations, we generally will be entitled to a tax deduction at the same time and in the same amount as the participant recognizes income. In the event of the sale of the shares over two years from the grant of the ISO and one year after the exercise of the ISO, the participant will recognize long term capital gain equal to the excess of the amount realized in the sale over the amount paid for the shares.
Restricted Stock. Unless a participant makes an election under Section 83(b) of the Tax Code (an “83(b) Election”) to accelerate recognition of the income to the date of grant, the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award containing substantial forfeiture restrictions is granted. In the absence of an 83(b) Election, when such restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date (less any amount paid for the shares) and the Company will be allowed a corresponding federal income tax deduction. The participant's subsequent sale of the shares will give rise to capital gain or loss equal to the difference between the sale price and the sum of the ordinary income the participant recognized with respect to the shares and any amount the participant paid for the shares, and any capital gains will be taxable as long-term gains if the participant held the shares for more than one year following the date on which restrictions lapsed.
Restricted Units/Deferred Stock Units. Subject to compliance with Section 409A of the Code, a participant will not recognize any income at the time a restricted unit or deferred stock unit is granted, and the Company will not be allowed a tax deduction at that time. Instead, the value of shares delivered on or after the vesting of restricted units or deferred stock units generally will be taxable to the recipient as ordinary income when shares are delivered to the participant. The amount of the income recognized will be the fair market value of the shares on the date shares are delivered. Subject to applicable limitations, we will generally receive a deduction for federal income tax purposes in an amount equal to the amount of compensation included in the participant's income.
Section 409A of the Tax Code contains restrictions that apply to nonqualified deferred compensation, which includes certain Stock Options, other than Incentive Stock Options, SARs and Restricted Units and Deferred Stock Units. Violation of Section 409A results in tax penalties to the participant, including taxation upon vesting, a 20% additional tax and interest and subjects the Company to tax withholding and reporting obligations. The awards under the 2018 Plan are intended to either comply with or meet an exemption from Section 409A. However, Stock Incentive recipients are solely responsible for the tax consequences of awards under the 2018 Plan including Section 409A tax consequences.
Clawback
All Stock Incentives shall be subject to the provisions of any clawback policy implemented by the Company, whether or not such clawback policy was in place at the time of grant of a Stock Incentive, to the extent set forth in such clawback policy and/or in an applicable Stock Incentive Agreement.
Change in Control Provisions

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If a change in control occurs and a Key Person’s Stock Incentives are not continued, converted, assumed, or replaced (“Assumed”) with a substantially similar award by: (i) the Company; or (ii) a successor entity or its parent or subsidiary, and provided that the Key Person has not had a termination of Service, then immediately prior to the change in control such Stock Incentives shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Stock Incentives shall lapse.

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If a change in control occurs and a Key Person’s Stock Incentives are subject to being Assumed, and, within twenty-four months following such change in control: (i) such Key Person’s employment or service with the Company or a successor entity or its parent or subsidiary is terminated other than for “cause”; or (ii) such Key Person voluntarily terminates his or her employment or service with the Company or a successor entity or its parent or subsidiary with “good reason”, then such Key Person’s remaining unvested Stock Incentives shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Stock Incentives shall lapse, on the date of termination.

Amendments and Termination
The 2018 Plan may be amended or terminated by the committee subject to certain restrictions specified in the 2018 Plan that must be approved by the stockholders of the Company. The committee may amend, modify or terminate any Stock Incentive Agreement, provided that no amendment or termination of the 2018 Plan shall adversely affect any holder’s rights under any Stock Incentive previously granted to, and accepted by, the holder; and no amendment to any such Stock Incentive shall adversely affect any holder’s rights thereunder; without the consent of the holder thereof.
New Plan Benefits
Awards issued after the Company’s 2018 Annual Stockholders Meeting to be held on May 9, 2018 are subject to the 2018 Plan if stockholder approval is obtained. Subject to annual individual limits set forth in the 2018 Plan, the number and types of awards that will be granted to any one individual or category of individuals under the 2018 Plan in the future are not determinable, as the committee, in conjunction with the Board of Directors, will make these determinations in their sole discretion.
Our Directors and executive officers have a financial interest in this proposal because the committee may select one or more of our Directors or executive officers as eligible to receive grants under the 2018 Plan.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE
W. R. GRACE & CO. 2018 STOCK INCENTIVE PLAN

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
In 2017, we delivered 7.4% top-line growth and 9.7% Adjusted EPS growth. These results reflect our renewed emphasis on increasing sales, a recently added performance metric in our annual incentive plan, and earnings per share, the performance metric selected for our long-term incentive plan, both of which have been designed to align the interests of our executives and stockholders. During 2017, we overcame the challenges posed by an extended outage at a key customer, and hurricane events affecting other customers as well as suppliers, to achieve our annual goals. The Company is well positioned to take advantage of market opportunities and strong demand for our differentiated products in 2018 and beyond.
Key 2017 Fiscal Year Business Performance Metrics and Results

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Our net sales were $1,716.5 million for the full year, an increase of 7.4% from 2016, and our Adjusted Net Sales increased 5.3% to $1,683.6 million, including a $32.9 million adjustment for foreign currency.

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Diluted earnings per share ("EPS") from continuing operations for the full year were $0.16, including a charge of $2.10 per share related to U.S. tax reform. Our Adjusted EPS for the full year increased 9.7% to $3.40.

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We generated Income from continuing operations attributable to Grace shareholders of $11.2 million, versus $107.0 million in 2016 (due to a $143.0 million provisional charge to reflect the estimated effects of U.S. tax reform), and our Adjusted EBIT was $414.0 million, up 3.4%.

•	Our net cash provided by operating activities from continuing operations was $319.2 million, an increase of 19.3% from 2016, and our Adjusted Free Cash Flow was $274.0 million, up 16.1%.

In addition, Grace returned $122.3 million in value to its stockholders in 2017 through a combination of dividends and shares repurchases as follows:

•	Increased quarterly cash dividend starting with our first quarter dividend, paying $57.3 million to Grace stockholders during 2017.

•	Repurchased $65.0 million of Grace common stock under our completed $500 million share repurchase program and our ongoing $250 million program, which we announced on February 8, 2017.
Our results reflect strong performance across the organization, and as a Company we met the challenging goals that we set in our 2017 operating plan. As a result, we funded 100% of the target Annual Incentive Compensation Plan (AICP) pool.
Overcoming Headwinds to Achieve Our Goals
During 2017, one of our key Catalysts Technologies customers experienced an explosion and fire that resulted in an extended outage. Extreme hurricane events caused other customer and supplier outages. Despite these challenges, we increased net sales by 7% by adopting new strategies to address these challenges and following the Grace Core Values of teamwork, performance, innovation, speed and integrity. With executive leadership and the contributions of their team members, the Company stayed the course in 2017 to a successful operating performance.
Our Compensation Program for 2017 and Onward
After making several updates to our executive compensation program in 2016, aimed at furthering our goal of improved organization-wide performance and enhancing alignment of pay and performance, the committee determined that the program continues to meet the Company’s objectives, and consequently did not make major changes in 2017. We continue to look to reward strong business performance with compensation that will attract, retain and motivate a highly qualified management team. As indicated in this Compensation Discussion and Analysis, we believe that this pay-for-performance link is an essential component of our compensation program.
The principal components of compensation under our executive compensation program are annual base salary, annual cash incentive awards and long-term incentive awards, which, in 2017, consisted of performance-based units, or PBUs, restricted stock units, or RSUs, and stock options. We use this mix of fixed and variable pay components with different payout forms (cash, stock and stock options) to reward annual and sustained long-term performance. These components afford the committee the appropriate mechanisms to reward management for Grace performance.

We base the measures that we use to assess our performance for purposes of determining annual cash incentive awards for executive officers on our annual operating plan goals, which are directly tied to the pay outcomes of our executive officers. For the 2017 AICP, we used the following metrics to quantify Company-level performance:

•	Adjusted EBIT (weighted 50%) — demonstrates our effectiveness at growing the Company profitably through our focus on value selling, manufacturing excellence, and operating cost productivity.

•	Adjusted Free Cash Flow (weighted 25%) — reflects how well we manage our business as a whole; including net sales and profit growth and the investment required to support that growth.

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Adjusted Net Sales (weighted 25%) — emphasizes the importance of top-line growth in measuring our market segment performance and confirmation of our ability to earn the confidence and trust of our customers.

We use these Company-level metrics to measure the performance of our executive officers and key executives; however, for other participants in our AICP we weight metrics differently, as appropriate to their position.
Based on our 2017 business plan, and operational and growth initiatives, we believe these measures best reflect our ability to grow our businesses profitably, and maximize operational efficiency and cash flow. They also allow us to provide meaningful incentives that are competitive in our industry, which we believe encourages our executives to drive sustained results and long-term stockholder value. The committee recognizes the importance of strong earnings and cash generation as critical to Grace’s strategic plans, while also seeking to stress the importance of top-line sales growth. Accordingly, the committee uses Adjusted EBIT as the most heavily-weighted factor, with Adjusted Net Sales weighted equally with Adjusted Free Cash Flow as performance measures.
During 2017, our LTIP grants consisted of three components: PBUs (50% of LTIP value), restricted stock units (25% of LTIP value) and stock options (25% of LTIP value). The PBUs consist of a target award of shares that can be increased, decreased, or forfeited based on Grace performance over a three-year performance period as compared to baseline performance during the year prior to the performance period. The number of performance-based unit shares to be paid out based upon EPS targets is subject to adjustment, up or down, by a factor of 25% if relative Total Shareholder Return for the three-year performance period is above the 75th percentile or below the 25th percentile of the Russell 1000 Index, respectively, subject to a maximum funding percentage. The PBUs "cliff vest" after the completion of the three-year performance period. The restricted stock units vest in three equal annual installments and will be settled within 60 days of those vesting dates. The stock options vest in three equal annual installments and have a five-year term from the grant date.
Notably, there was no 2015-2017 PBU performance period due to the announcement in 2015 of the separation. We did not believe that a three-year performance period based on Grace’s 2014 performance was appropriate given this transaction. Accordingly, we selected RSUs as the stock component of the 2015 LTIP Awards. As a result, we did not set a three-year performance goal and we granted RSUs instead of PBUs. This was a non-recurring action in connection with the separation and we returned to performance awards for the 2016-2018 cycle.
PBUs are designed to align leadership focus with our expectations for the ongoing success of our business and for driving long-term stockholder value. Specifically, the value of an individual performance-based unit award at vesting is based upon the:

•	Individual’s performance-based unit target share amount;

•	Growth in our LTIP Adjusted EPS over the three-year performance period;

•	Total Shareholder Return (or "TSR") for the three-year performance period as compared to a similar figure for the Russell 1000 Index; and

•	Value of Grace common stock on the payout date.
The value of a restricted stock unit at vesting is equal to the value of Grace common stock at that time, and the value of stock options is directly related to the increase in value of our stock, so both restricted stock units and stock options provide direct alignment between the interests of our executive officers and stockholders.
Where to find further information on non-GAAP performance measures: For a discussion of our non-GAAP performance measures, definitions, reconciliations, and other important information, see Annex A to this proxy statement, which includes cross-references to the Company's 2017 Annual Report on Form 10-K for GAAP and non-GAAP information. Non-GAAP performance measures include: Adjusted EBIT; Adjusted Free Cash Flow; Adjusted Net Sales; and Adjusted EPS. These non-GAAP financial measures do not purport to represent income or liquidity measures as defined under GAAP, and should not be considered as alternatives to such measures as an indicator of our performance.
Compensation and Governance Best Practices
The following are some of the key elements of our Executive Compensation Program.

What We Do
We foster direct pay-for-performance linkage	We conduct thorough assessments of executive and Company performance
We have an appropriate mix of compensation; with a significant portion of compensation "at-risk"	Our Compensation Committee has discretion to limit certain incentive compensation payouts
We carefully align compensation with stockholder interests	Our Board of Directors committees are composed entirely of independent directors
Our compensation plan structure mitigates risk	We have a well-designed succession plan
We offer very limited executive personal benefits	We have a clawback policy for misconduct leading to a restatement of financial results
Our stockholders have an annual say-on-pay vote	Our Compensation Committee has an independent compensation consultant
We maintain robust stock ownership guidelines	We proposed double trigger change in control equity treatment in 2018 stock plan
What We Don't Do
We do not provide tax gross-ups, except for relocations	We do not permit hedging or pledging of Grace securities by executives
We do not have individual severance agreements	We limit transferability of stock incentive compensation
We do not grant options below fair market value	We do not grant excessive perquisites
We do not permit option repricing without stockholder approval	We do not guarantee annual salary increases

Alignment between Pay and Performance
The committee believes that the Company’s executive compensation program provides a strong linkage between pay and performance and is well-aligned with stockholder interests. Our measures of performance under our AICP and LTIP — earnings, cash flow, sales, EPS, and TSR — are accepted measures of financial success by the investment community and also are used by our peer companies in various forms of incentives. The committee sets targets for these measures based on the macroeconomic environment, competitive dynamics, and factors unique to the Company. The committee designs these targets which, if attained, represent excellent performance by the Company. If the Company achieves or exceeds these targets, the committee believes executives generally should be rewarded with higher payouts of awards, and if targets are not met, executives generally should receive lower or no awards.
Our CEO Pay At-A-Glance
Mr. Festa's total direct compensation (total compensation less pension changes and other annual compensation) for 2017 was $6,445,988, a decrease of 0.1% compared with the prior year. The chart below shows the components of pay awarded in 2017 compared with the prior year. For more details about the structure of Mr. Festa's compensation, see "—Compensation Tables—Summary Compensation Table." Although Mr. Festa's total direct compensation decreased slightly year-over-year, his AICP payment was higher for 2017 due to the Company's operating performance, particularly 2017 AICP Adjusted Free Cash Flow and 2017 AICP Adjusted Net Sales. The Fair Market Value of Mr. Festa’s 2016 RSU grants included $125,437 in incremental fair value due to the adjustment of a previously granted RSU award as a result of the separation in 2016. If the latter were excluded, Mr. Festa's compensation increased approximately 2% year-over-year.

Compensation Element	2017 ($)	2016 ($)	Percentage Increase (Decrease) (%)
Base Salary	975,000	975,000	—
Annual Cash Incentive	1,218,800	1,023,750	19.1
Fair Market Value of Stock Option Grant	1,064,660	1,141,283	(6.7)
Fair Market Value of PBU Grant	2,125,019	2,124,966	N/A
Fair Market Value of RSU Grant	1,062,509	1,187,954	(10.6)
Total Direct Compensation	6,445,988	6,452,953	(0.1)
Overview of Our Executive Compensation Program and Philosophy
Key Objectives
The key objectives of the Grace executive compensation program for executive officers are to incentivize and motivate our executive officers to improve our performance and increase stockholder value; and to enable us to compete effectively with other firms in attracting, motivating and retaining executives. We designed the incentive compensation portion of the program to closely align the financial interests of our executive officers with those of our stockholders. Because executive officers have a substantial ability to influence business success, we believe that the portion of compensation that is at-risk based on organization-wide performance should increase as the level of responsibility increases.
We also expect the executive compensation program to be effectuated consistently with our culture of ethical conduct, personal integrity and compliance with both our policies and applicable law. We require executive officers to set an example for our employees and our other business associates in emphasizing the Grace Core Values in their daily business conduct. The Grace Core Values consist of a commitment to teamwork, performance, integrity, speed and innovation, which, with our overall commitment to safety, are the foundation of our corporate culture.

Stock Ownership Guidelines
Our Board has designed and implemented stock ownership guidelines to align the long-term financial interests of our directors and executive officers with the long-term interests of our stockholders. The guidelines are set forth under "Proposal One—Election of Directors—Corporate Governance—Stock Ownership Guidelines."
Annual Say-On-Pay Vote Results
At our annual meeting in May 2017, approximately 90% of the stockholder votes cast supported our executive compensation program in an advisory “say-on-pay” vote. Based on its review and consideration of the 2017 stockholder advisory vote, the committee believes these results indicate strong support for our compensation policies and confirm the importance of our maintaining a strong link between pay and performance in our compensation philosophy and market-best practices. The committee welcomes the continued input of stockholders by means of the annual advisory "say-on-pay" vote and the Company remains committed to stockholder engagement. (See "Proposal One—Election of Directors—Corporate Governance—Stockholder Engagement.")

How We Set Compensation — Elements and Target Mix
Our Board of Directors has delegated authority for approving and administering the compensation program for executive officers (including the "named executive officers" in the Summary Compensation Table set forth under "—Compensation Tables") to the committee. Our Board has appointed all of the independent members of our Board to serve as members of the committee.
Elements of Compensation
The following table outlines the major elements of compensation in 2017 for the named executive officers:

Compensation Element	Definition	Rationale
Base Salary	Fixed cash compensation paid monthly	Payment for completion of day-to-day responsibilities
Annual Incentive Compensation Plan	Variable cash compensation earned by annual personal performance and achievement of pre-established annual corporate financial performance goals	Builds accountability for achieving annual financial and business results and personal performance goals
Long-Term Incentive Compensation Plan (Stock Options)	Equity compensation with staggered vesting that increases in value with increases in stock price; value is equivalent to 25% of executive officer's long-term incentive grant value for the year	Builds accountability for sustained financial results; Aligns long-term interests of executive officers and stockholders; Encourages executive retention
Long-Term Incentive Compensation Plan (Performance-Based Units)	Equity compensation subject to performance-based vesting criteria over a three-year period; value is equivalent to 50% of executive officer's long-term incentive grant value for the year	Builds accountability for sustained financial results; Aligns long-term interests of executive officers and stockholders; Encourages executive retention
Long-Term Incentive Compensation Plan (Restricted Stock Units)	Equity compensation with staggered vesting that increases in value with increases in stock price; value is equivalent to 25% of executive officer’s long-term incentive grant value for the year	Builds accountability for sustained financial results; Aligns long-term interests of executive officers and stockholders; Encourages executive retention
U.S. Defined Contribution Retirement Plans	Savings and Investment Plan (401(k))-Standard tax-qualified defined contribution retirement benefit subject to limitations on compensation and benefits under the U.S. Tax Code	Provides U.S. employees with opportunity to save for retirement on tax-advantaged basis with matched contributions from Grace
	Savings and Investment Plan Replacement Payment Plan (nonqualified)	Provides certain highly-paid U.S. employees with the opportunity for the same level of Grace match as other participants in the Savings and Investment Plan notwithstanding U.S. Tax Code limitations
U.S. Defined Benefit Retirement Plans	Pension Plan - Standard tax-qualified pension plan subject to limitations on compensation and benefits under the U.S. Tax Code	Provides U.S. employees with retirement income
	Supplemental Executive Retirement Plan (nonqualified)	Provides certain highly-paid U.S. employees with the same benefit formula as other participants in the Pension Plan notwithstanding U.S. Tax Code limitations
Target Compensation Mix
As determined by the committee, and informed by market practices, our compensation mix at target (shown below for both our CEO and, collectively, for the other named executive officers) is largely incentive-based. The charts below include annualized 2017 base salary, target AICP, and grant date fair values for the LTIPs granted in 2017. The charts below illustrate how the mix of target total direct compensation for our named executive officers emphasizes incentive compensation, with a significant focus on long-term incentives tied to our long-term performance. Further, the charts indicate the high percentage of executive compensation that is "at-risk," demonstrating the linkage of stockholder interests and executive officer performance goals.
CEO Compensation Mix At Target Other NEO Compensation Mix At Target

CEO Compensation Mix At Target	Other NEO Compensation Mix At Target

Compensation Benchmarking
In order to gauge market compensation levels and practices, the committee has retained the services of Willis Towers Watson, an independent risk management and human resources consulting firm. Periodically, the committee consults with Willis Towers Watson for an assessment of our executive officer compensation program relative to the competitive market.
The committee has selected the companies below as our compensation peer group based upon their industry (those being chemicals, materials and specialty chemicals), size and global scope, revenues, profitability, market capitalization, market for talent, and the availability of public information regarding their compensation practices. The committee relies upon the compensation data gathered from the peer group as well as published broad industry survey data, reflecting the chemicals and general manufacturing industries, to represent the competitive market for executive talent for our executive officers and does not focus on any specific data or benchmark for guidance when making pay decisions. The committee reviews the composition of our compensation peer group regularly to ensure that it remains suitable and appropriate.
Peer Group

Albemarle Corp.	International Flavors & Fragrances Inc.
Ashland Global Holdings Inc.	Minerals Technologies Inc.
Cabot Corp.	NewMarket Corporation
Celanese Corporation	Olin Corporation
Ferro Corporation	Platform Specialty Products Corporation
FMC Corp.	RPM International Inc.
HB Fuller Co.	A. Schulman Inc.
GCP Applied Technologies Inc.	Sensient Technologies Corporation
Hexcel Corp.	Valspar Corp.

When reviewing the appropriateness of including companies in our peer group based on revenues, we take into account the revenues of Advanced Refining Technologies, our joint venture with Chevron Products Company, a division of Chevron U.S.A. Inc. (ART). Net sales of ART, an unconsolidated affiliate in which we have a 50% interest, were $447.3 million during 2017. We also consider ART revenues in survey benchmarking.
Contributions of the Committee, CEO and Consultant in our Executive Compensation Process
Role of the Compensation Committee
Pursuant to a delegation from our Board of Directors, the committee is responsible for reviewing and approving the compensation of all executive officers, including:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	employment agreements;

•	severance arrangements;

•	change in control agreements; and

•	any special or supplemental benefits not generally available to salaried employees.
The committee implements a highly-focused goal setting process; identifies important year-over-year and multi-year targets; and commits the program to a rigorous review annually. The committee reviews and approves all corporate goals and objectives used in determining the incentive compensation of each executive officer. Also, the committee oversees the development of succession plans for the CEO and the other named executive officers. Our human resources department and legal services group provide advice and legal and administrative assistance to aid the committee in meeting its responsibilities.
The committee reviews the distribution of peer group pay practices and broad industry data and determines the appropriate positioning of each executive officer's compensation based on several factors including:

•	the executive officer’s role and level of responsibility;

•	the executive officer's individual performance in that role;

•	the need to attract, motivate and retain world-class leadership;

•	the economic and business environment in which Grace operates;

•	the importance of the executive officer to Grace’s objectives and strategy;

•	internal comparisons of pay and roles within the executive officer group;

•	legal and governance requirements and standards related to executive compensation, including internal pay equity with other salaried employees; and

•	with respect to executive officers other than the CEO, the CEO’s recommendation of appropriate compensation levels.
The committee conducts an annual evaluation of each executive officer's leadership ability, business experience, technical skill and potential to contribute to Grace’s overall performance. In addition, since the number of executive officers is small, the committee is able to spend considerable time with each executive officer outside committee meetings, so the committee members are able to develop strong personal views of each executive officer’s performance and potential. The committee also reviews each executive officer's existing compensation. This information, presented in the form of a "tally sheet," reflects all compensation payable or potentially payable to each executive officer under our compensation program. For each executive officer, the committee reviews the tally sheet, the peer group information, and broad industry data to provide context to the compensation decision. The committee then reviews the recommendation of the CEO, as discussed below, solely with respect to the other executive officers, and makes the compensation determination based on its individual evaluation of each executive officer.

The committee's process for determining the compensation of the CEO is similar to the process it applies to other executive officers. The committee reviews and approves corporate goals and objectives used in determining the compensation of the CEO. The committee evaluates the CEO's performance in light of those goals and objectives as well as market data, and has sole authority to determine the CEO's compensation based on this evaluation. The CEO plays no part in the committee's deliberations concerning, or approval of, his own compensation. The committee believes the CEO's compensation should be higher than the compensation of other executive officers because the CEO is uniquely positioned to influence all aspects of our operations and performance and the resulting return to our stockholders. In addition, the committee believes that a competitive compensation package that aligns the interests of the CEO with Grace's stockholders is the most effective way to incentivize the CEO and maximize company performance. The committee's view is consistent with the practices of the compensation peer group companies and the broad industry data that it has reviewed.
Role of the Chief Executive Officer
The CEO proposes compensation levels for the other executive officers. The CEO bases his recommendations for the other executive officers on his personal review of the factors considered by the committee, as described above. Although the committee affords the CEO’s recommendations significant weight, the committee retains full discretion when determining executive officer compensation. Although not a member of the committee, the CEO attends committee meetings and participates in committee deliberations regarding compensation levels for the other executive officers. The CEO is excused from deliberations regarding his own compensation and from the "executive session" portion of each meeting when the committee meets alone or alone with its outside advisors. The CEO is also excused when the committee meets separately with internal advisors from our human resources group.
Role of the Compensation Consultant
In order to add rigor in the process of setting executive officer compensation and to inform the committee of market trends, the committee has engaged the services of Willis Towers Watson to analyze our executive compensation structure and plan designs, and to assess whether our compensation program is competitive and supports the committee’s goal to align the interests of our executive team with the interests of our stockholders.
Specific services provided by Willis Towers Watson in 2017 included:

•	participation in selected committee meetings;

•	review of our pay-for-performance alignment;

•	review of risk factors associated with the design and administration of the Company's executive compensation program;

•	review of companies included in the compensation peer group;

•	preparation of market compensation data for executives and outside directors;

•	review of the CEO’s compensation recommendations for the other named executive officers;

•	presentation of recommendations for the CEO’s compensation to the committee;

•	assessment of the share usage under our long-term incentive plan versus the peer group;

•	advice on incentive compensation plan design;

•	advice on current market trends and practices; and

•	review of compensation disclosure.
We expect Willis Towers Watson and our executive officers, including our CEO, Chief Human Resources Officer and General Counsel, and their respective subordinates, to meet, exchange information and otherwise cooperate in the performance of their respective duties outside committee meetings.
During 2017, the Company paid fees to Willis Towers Watson for services rendered in respect of executive officer and director compensation in the amount of $194,632. In addition, management engaged Willis Towers Watson to provide additional services to the Company in an amount equal to

$374,122 during 2017. These services included human capital and broking, and data, surveys and technology.
The committee has the sole authority to approve the independent compensation consultant’s fees and terms of engagement. The committee annually reviews its relationship with Willis Towers Watson to ensure independence. The process includes a review of the services Willis Towers Watson provides, the quality of those services, and fees associated with the services during 2017 as well as consideration of the factors impacting independence that the NYSE rules require. In its review, the committee noted no conflicts of interest related to the work of Willis Towers Watson and has determined the consultant to be independent.
Application of the Compensation Program for 2017 — Elements, Targets and Results
Base Salary
The committee generally reviews base salaries for executive officers annually, but also when roles change significantly. The committee takes into account individual performance, achievement of individual strategic objectives, changes in the breadth or scope of responsibilities, and its review of competitive compensation information described above. In 2017, the committee maintained base salaries for the named executive officers continuing in their positions at the 2016 levels, as set forth in the following table, since the committee determined that such compensation levels were competitive within our peer group. In keeping with the committee’s view that a substantial portion of executive compensation should be at risk, Mr. Festa has not had an increase in base salary since 2011.

Named Executive Officer	Base Salary Rate as of 12/31/2017 ($)	Base Salary Rate as of 12/31/2016 ($)	Percentage Increase in Base Salary Rate (%)
A. E. Festa	975,000	975,000	—
T. E. Blaser	450,000	450,000	—
H. La Force	600,000	600,000	—
M. A. Shelnitz	425,000	425,000	—
E. C. Brown	375,000	375,000	—
Annual Incentive Compensation
The AICP is a cash-based, pay-for-performance incentive plan. Its purpose is to motivate and reward upper- and middle-level employees, including executive officers, for their contributions to our performance. The amount of an individual incentive award payment under the AICP is based upon:

•	the individual's AICP target amount;

•	the funding of the AICP incentive pool based on our performance; and

•	the individual's personal performance.
The committee established 2017 AICP targets in February 2017, based on the performance targets in our 2017 annual operating plan and after considering the general economic environment in which we expected to be operating during the year.
In 2017, the committee emphasized earnings, cash generation, and revenue performance in setting the annual incentive compensation plan goals. Consistent with 2016, earnings remained weighted for half of the plan, reflecting an emphasis on margins and controlling costs. The committee viewed strong cash performance as critical to our strategic direction in 2017 and a key component in our future plans and consequently weighted cash generation at 25% for 2017. The committee also gave sales equal weight at 25% for 2017 to stress the importance of revenue growth.

•	For earnings, the committee used "Adjusted EBIT."

•	For cash generation, the committee used "Adjusted Free Cash Flow."

•	For revenue growth, the committee used "Adjusted Net Sales."
Adjusted EBIT demonstrates our effectiveness at growing the Company profitably through our focus on value selling, manufacturing excellence, and operating cost productivity. Adjusted Free Cash Flow reflects how well we manage our business as a whole; including net sales and profit growth and the investment required to support that growth. Adjusted Net Sales emphasizes the importance of top-line growth in measuring our market segment performance and confirmation of our ability to earn the confidence and trust of our customers.
In setting the actual amount of the Corporate AICP incentive pool, the committee has discretion to adjust the performance objectives, adjust the calculation of each performance measure or adjust the size of the AICP incentive pool irrespective of the achievement of performance objectives.
The 2017 AICP targets for our named executive officers remained substantially the same as in 2016.

Named Executive Officer	AICP Target as Percentage of Base Salary in 2017	AICP Target as Percentage of Base Salary in 2016
A. E. Festa	125%	125%
T. E. Blaser	70%	70%
H. La Force	85%	84.5%	(1)
M. A. Shelnitz	70%	70%
E. C. Brown	70%	70%
_______________________________________________________________________________

(1)	Reflects Mr. La Force's 2016 blended AICP target. Effective February 2016, Mr. La Force's AICP target increased from 80% to 85% of his base salary.
Actual awards for executive officers may range from $0 to an amount equal to 200% of the target amount, based on the factors described above.
2017 AICP Performance Targets (For results in these three AICP target categories, see below.)
The amount of the AICP incentive pool is the sum of the amounts funded in the Adjusted EBIT Pool, Adjusted Free Cash Flow Pool and the Adjusted Net Sales Pool. The funding of each pool is determined independently by reference to the Adjusted EBIT Target, Cash Target and Sales Target set forth in the Grace annual operating plan for the one-year performance period as follows:
2017 AICP Performance Target—Adjusted EBIT

Percentage Funded in Adjusted EBIT Pool* (%)	Grace Performance as a Percentage of Adjusted EBIT Target (%)	Grace Adjusted EBIT Target (in millions $)
200	120 or above	498 or above
150	110	457
100	100	415
75	93	384
50	85	353
—	Below 85	Below 353
_______________________________________________________________________________

*	Actual amount funded to the Adjusted EBIT Pool is prorated on a straight line basis for performance that falls between the performance targets set forth in the table.

2017 AICP Performance Target—Adjusted Free Cash Flow

Percentage Funded in Cash Pool (%)*	Grace Performance as a Percentage of Cash Target (%)	Grace Cash Target (in millions $)
200	120 or above	318 or above
150	110	292
100	100	265
75	93	245
50	85	225
—	Below 85	Below 225
_______________________________________________________________________________

*	Actual amount funded to the Adjusted Free Cash Flow Pool is prorated on a straight line basis for performance that falls between the performance targets set forth in the table.
2017 AICP Performance Target—Adjusted Net Sales

Percentage Funded in Sales Pool (%)*	Grace Performance as a Percentage of Sales Target (%)	Grace Sales Target (in millions $)
200	110	1,815
150	105	1,733
100	100	1,650
75	98	1,617
50	95	1,568
—	Below 95	Below 1,568
_______________________________________________________________________________

*	Actual amount funded to the Adjusted Net Sales Pool is prorated on a straight line basis for performance that falls between the performance targets set forth in the table.
2017 AICP Results in Performance Target Categories
Grace's 2017 AICP results for the one-year performance period were as follows:

(in millions $)
2017 AICP Adjusted EBIT	414.0
2017 AICP Adjusted Free Cash Flow	274.0
2017 AICP Adjusted Net Sales	1,683.6
2017 AICP Funding
Our 2017 AICP Adjusted Free Cash Flow and AICP Adjusted Net Sales were well above our 2017 annual operating plan, while our AICP Adjusted EBIT was 1% below plan. This aggregate performance resulted in 100% of the Corporate Target AICP Incentive Pool being funded, following a downward adjustment by exercise of committee discretion to reflect receipt of business interruption insurance proceeds that exceeded amounts forecast in our annual operating plan, as shown the following table:

2017 AICP Adjusted EBIT (in millions)	$414.0
Interpolated Portion of AICP Incentive Pool funded in respect of Adjusted EBIT Target	99%
2017 AICP Adjusted Free Cash Flow (in millions)	$274.0
Interpolated Portion of AICP Incentive Pool funded in respect of Adjusted Free Cash Flow Target	117%
2017 AICP Adjusted Net Sales (in millions)	$1,683.6
Interpolated Portion of AICP Incentive Pool funded in respect of Net Sales Target	120%
Calculated AICP Incentive Pool Percentage	108%
Downward adjustment in committee discretion relating to insurance proceeds received	8%
Percentage of Target AICP Incentive Pool funded	100%
The above table reflects the Corporate Target AICP Incentive Pool funding and is a combination of AICP results for all eligible employees (both functional and operational), including the named executive officers.
Executive Officer Annual Incentive Compensation Plan (EAICP)—Funding of Payments
The Executive Officer Annual Incentive Compensation Plan, or EAICP, applicable to all executive officers, provides for performance-based incentives designed to meet the requirements for tax deductibility under Section 162(m) of the Tax Code. AICP payments to executive officers are funded from the EAICP incentive pool. The EAICP incentive pool is funded at 200% of the aggregate of the executive officers' AICP target awards if Grace meets the performance targets that the committee establishes for a specified year. In setting the actual amount of executive officers' AICP awards, the committee has the discretion to reduce, but not increase, the amount of the EAICP incentive pool and the amounts, based on the EAICP incentive pool, of individual AICP payments to executive officers. For 2017, the EAICP performance target was $150 million in Adjusted Free Cash Flow. Since actual Grace performance in respect of the Adjusted Free Cash Flow performance target was $274 million, the EAICP incentive pool was fully funded. The committee exercised its discretion to reduce actual awards to the named executive officers in line with AICP performance to the amounts reflected in the table below.
2017 AICP payments to the named executive officers are as set forth below:

Name	Actual AICP Payment (100% of Target) ($)
A. E. Festa	1,218,800
T. E. Blaser	315,000
H. La Force	510,000
M. A. Shelnitz	297,500
E. C. Brown	262,500
Long-Term Incentive Compensation
Our Long-Term Incentive Plans, or LTIPs, are designed to motivate and reward LTIP participants, including our named executive officers, for their contributions to our performance over a multi-year period, align their financial interests with those of our stockholders, and guide their behavior accordingly by making a significant portion of their total compensation variable and dependent upon our sustained financial performance. We seek long-term operational excellence, quality of earnings and stockholder value creation. The target value of the LTIP award for each LTIP participant, with the exception of the CEO, was determined by the committee based on the recommendation of the CEO. The target value of the CEO’s LTIP award was determined by the committee. These target award values were determined by reviewing current market compensation data (as discussed earlier in this report), historical long-term incentive target values, the level of dilution represented by outstanding equity awards and internal pay equity considerations.
LTIP grants for 2017 consisted of three components:

•	Performance-Based Units (50%);

•	Restricted Stock Units (25%); and

•	Stock Options (25%).
2017-2019 Performance-Based Units (50% of 2017 LTIP Value)
Performance-based units, or PBUs, represent 50% of the value of our 2017 LTIP awards. The PBUs are share-denominated and the actual number of shares earned by a named executive officer can vary based on the achievement of specified business performance objectives. The value of the PBUs also varies based on the value of our stock and the amount of dividends paid on that stock. Accordingly, PBUs align leadership focus with our expectations for the ongoing success of our business and for increasing long-term stockholder value. Specifically, the amount of an individual payout under a performance-based unit award is based upon:

•	the individual’s performance-based unit target share amount;

•	the growth in our LTIP Adjusted EPS over the three-year performance period;

•	the Total Shareholder Return for the three-year performance period as compared to the Russell 1000 Index; and

•	the value of Grace common stock on the payout date.
Payouts to executive officers who are subject to our stock ownership guidelines, including the named executive officers, are payable in shares of Grace common stock. Payouts to other participants are payable in cash. PBUs "cliff vest" after a three-year performance period.
LTIP Adjusted EPS
The committee selected Adjusted EPS as the primary performance measure for the PBUs, reflecting our focus on long-term operational excellence and quality of earnings. In determining cumulative LTIP Adjusted EPS growth, Adjusted EPS for the performance period may be adjusted in the discretion of the committee to eliminate the effect of changes in accounting, like our adoption of mark-to-market pension accounting, or significant changes in our business, like a significant acquisition or divestment. In order to earn 100% of the target share amount, our LTIP Adjusted EPS for 2019 must reach $3.80, as reflected in the following table:
2017 LTIP Performance Target—Adjusted EPS

Percentage of PBU Award Funded per Adjusted EPS Performance (%)*	Grace Performance as a Percentage of Adjusted EPS Target (%)	Grace Adjusted EPS Target ($)
200	120	4.56
150	110	4.18
100	100	3.80
83	95	3.61
67	90	3.42
50	85	3.23
—	Below 85	Below 3.23
_______________________________________________________________________________

*
Actual amount funded per Adjusted EPS Performance is prorated on a straight line basis for performance that falls between the performance targets set forth in the table. Figures in the table may be rounded.

2017 LTIP Performance Targets—Total Shareholder Return
The committee has selected Total Shareholder Return as the second performance measure for performance-based unit awards, which provides enhanced alignment with actual stockholder value creation. We calculate Total Shareholder Return as the growth in stock price between the first and last business day of the performance period plus dividends reinvested compared to the same figure for the Russell 1000 Index. The number of performance-based unit shares to be paid out based upon EPS targets as shown in the above table, is subject to adjustment, up or down, by a factor of 25% if relative Total Shareholder Return for the three-year period 2017-2019 is above the 75th percentile or below the 25th percentile of the Russell 1000 Index, respectively, subject to a maximum funding percentage of 200. The committee chose the Russell 1000 Index as it is a broad representation of similarly-sized companies, including a majority of the Company's peers.

Grace TSR relative to Russell 1000 TSR	Adjustment to PBU Award as calculated based upon EPS Target
Above 75th Percentile	Increase of 25% of PBU Award
Between 25th and 75th Percentile	No Adjustment to PBU Award
Below 25th Percentile	Decrease of 25% of PBU Award
Restricted Stock Units (25% of LTIP Value)
RSUs represent 25% of the value of our 2017 LTIP awards. The value of a restricted stock unit is directly related to the value of Grace common stock, so restricted stock units provide direct alignment between the interests of our executive officers and stockholders. RSUs granted in 2017 vest in three equal installments beginning on the anniversary of the grant date, generally subject to continued employment of the holder of the restricted stock units. Payouts to executives who are subject to the stock ownership guidelines, including the named executive officers, are payable in shares of common stock. Payouts to other participants are payable in cash.
Stock Options (25% of LTIP Value)
Stock options represent 25% of the value of our 2017 LTIP awards. The value of stock options is directly related to the increase in the value of our stock, so stock options provide direct alignment between the interests of our executive officers and stockholders. In determining the value of stock option awards, the committee uses an analysis of stock option value based on an adjusted Black-Scholes option pricing model and reviews this analysis with Willis Towers Watson. The committee approved the stock option grants included in the 2017 LTIP on February 23, 2017. The exercise price of the stock options was $71.41, which was the average of the high and low trading prices of Grace common stock on the NYSE on February 23, 2017. The term of the stock options is five years and they vest over three years in equal annual installments, generally subject to the continued employment of the holder of the stock options.
Effect of Dividends on LTIP Awards
In January of 2016, Grace announced that it would commence paying a regular quarterly cash dividend per share of common stock. The Company paid the first such dividend in June 2016 and increased the dividend in the first quarter of 2017. Following common market practice, the committee approved “dividend equivalent” payments for holders of unvested restricted stock units and PBUs (which would be paid to holders only following unit vesting). Unvested PBUs and restricted stock units are “stock equivalents” and not actual stock, so holders accrue corresponding dividend equivalents. Dividend equivalents will accrue, quarter by quarter, throughout the vesting period on all unvested PBUs and restricted stock units. Those who hold PBUs will accrue dividend equivalents at a target level for any outstanding PBUs. We will then adjust these dividend equivalents for actual company performance (financial results) at the end of the performance period to correspond with the number of PBUs earned. In the event an employee leaves the Company before dividend equivalents are paid, for retirement, disability, or voluntary/involuntary termination, proration rules would apply to the dividend equivalents and any resulting unvested dividends would be forfeited. Consistent with common market practice, we will not provide dividend equivalents for stock option awards regardless of whether they are vested or unvested.
Other Components and Features of our Executive Compensation Program
Pension Plan/Supplemental Executive Retirement Plan
As described below under the caption "—Compensation Tables—Pension Benefits," payments under our tax-qualified pension plan are calculated using annual compensation, including base salary and AICP awards, and years of credited Grace service. The committee has also implemented a Supplemental Executive Retirement Plan, generally referred to as a SERP, which applies to approximately 55 executive employees, including the executive officers, whose annual compensation exceeds the amount that can be taken into account for purposes of calculating benefits under tax-qualified pension plans. Under this plan, each such employee will receive the full pension to which that employee would be entitled in the absence of the limitations described above and other limitations imposed under federal income tax law. The SERP is unfunded and is not qualified for tax purposes.
Savings and Investment Plan/Replacement Payment Plan
We generally offer a tax-qualified 401(k)-type Savings and Investment Plan, or S&I Plan, to employees under which they may save a portion of their annual compensation in investment accounts on a pre- or post-tax basis. During 2017, we matched 100% of employee savings under the S&I Plan up to 6% of the employee's base salary and annual incentive compensation. The committee believes that a 401(k)-type plan with a meaningful company match is an effective recruiting and retention tool for our employees, including our executive officers. The committee has also implemented an S&I Plan Replacement Payment Plan that currently applies to approximately 55 executive employees, including the executive officers, whose annual compensation exceeds the amount that can be taken into account for purposes of calculating benefits under tax-qualified savings plans. Under this plan, each such employee will receive the full matching payments to which that employee would be entitled in the absence of the limitations described above and other limitations imposed under federal income tax law.
Executive Personal Benefits
The committee believes that executive personal benefits should be limited. Executive officers are eligible to participate in an executive physical examination program that offers executives an annual comprehensive physical examination. Mr. Festa has access to corporate aircraft for reasonable personal travel, though he is responsible for paying income taxes on the value of such travel as determined by the Internal Revenue Service. In connection with joining Grace, Mr. Blaser received certain benefits in 2017 related to relocation, at Grace's request, to Maryland.
Change in Control Severance Agreements
As described below under the caption "—Compensation Tables—Termination and Change in Control Arrangements," we have entered into change in control severance agreements with each of the named executive officers. We base the provisions in these agreements on competitive practice and design them to ensure that the executive officers' interests remain aligned with the interests of our stockholders if a potential change in control occurs. Payments under these agreements are triggered by the involuntary termination of the executive officer's employment without cause (including constructive termination caused by a material reduction in his or her authority or responsibility or by certain other circumstances) following a change in control. A change in control situation often undermines an executive officer's job security, and it is to our benefit and our stockholders' benefit to encourage our executive officers to seek out beneficial transactions and to remain employed through the closing of any transaction, even though their future employment at Grace may be uncertain. The change in control severance agreements are designed to reinforce and encourage the continued attention and dedication of the executive officers to their assigned duties without distraction in the face of potentially adverse circumstances arising from the possibility of a change in control of Grace. Certain terms of these agreements are described below under the caption "—Compensation Tables—Potential Payments Upon Termination or Change in Control."
Severance Arrangements
Grace maintains the Severance Plan for Leadership Team Officers of W. R. Grace & Co. (the “Executive Severance Plan”), which provides that, if the employment of an executive officer is terminated without cause without a change in control, he or she will be entitled to cash severance equal to the sum of his or her base salary and target bonus (two times the sum, in the case of the CEO). The Executive Severance Plan also provides that, upon a termination without cause not due to a change in control, an executive officer will be entitled to a prorated annual bonus for the year of termination if he or she has completed at least three months of employment in the applicable year. Payments under the Executive Severance Plan are contingent upon the executive officer’s execution and non-revocation of a release of claims and non-compete and non-solicitation of employees covenants, in favor of Grace. The Executive Severance Plan replaced, and each executive officer has waived all rights under, all individual agreements or arrangements that provided for cash severance to an executive officer if the employment of such executive officer is terminated without cause not due to a change in control. We designed our severance arrangements to encourage and reinforce the continued attention and dedication of our executive officers to their assigned duties, without undue concern regarding their job security. The Executive Severance Plan meets these goals and in addition, equalizes the severance arrangements for all of the named executive officers, with the exception noted for the CEO. See below under “—Compensation Tables—Termination and Change in Control Arrangements” and "—Potential Payments Upon Termination or Change in Control.”
Executive Salary Protection Plan
As described below under the caption "—Compensation Tables—Potential Payments Upon Termination or Change in Control," our Executive Salary Protection Plan provides payments to our named executive officers, or their respective beneficiaries, in the event of their disability or death prior to age 70 while employed by Grace. We designed the plan to encourage the continued attention and dedication of our executive officers to their assigned duties without undue concern regarding their ability to earn a living and support their families in the event of death or disability.
Compensation Policies and Practices Relating to Risk Management
We do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on Grace through excessive risk-taking incentives or otherwise. Our compensation program, though tailored to our specific needs, is generally similar to compensation programs used by other companies in our industry. We have many years of experience with the various components of our compensation program, including our incentive plans under which payments may vary based on the performance of the business. We believe these plans, backed by our corporate ethics program and the Grace Core Values, have been successful in aligning the interests of our executives and senior employees with the interests of our stockholders and in encouraging the responsible pursuit of corporate objectives by our employees.
In order to ensure that our executive officer compensation program does not encourage excessive risk-taking, the committee conducts a periodic risk assessment of our compensation plans, including their design, structure and administration. In 2017, the committee reviewed risk factors associated with the design and administration of the Company's executive compensation program with Willis Towers Watson. The committee believes that several elements of our compensation programs mitigate risk, including the use of performance measures based on reasonable targets, the balance of the compensation elements, the implementation of stock ownership guidelines, the use of severance and change in control agreements, and the committee's oversight and discretion regarding incentive compensation.

Deductibility of Executive Compensation
Section 162(m) of the Tax Code limits the tax deduction for compensation expense in excess of $1 million paid to certain executive officers unless such compensation is “performance-based” and satisfies certain other conditions. Tax deductibility is one criterion we consider when establishing compensation plans. We structured the Grace AICPs and LTIPs with the intention that the compensation payable thereunder will generally qualify as deductible “performance-based” compensation. However, the rules governing Section 162(m) of the Code are complex and subject to different interpretations. Therefore, there is no certainty that awards intended to constitute “performance-based compensation” will, in fact, meet that exception. In addition, we believe that it is important to preserve the ability to structure compensation plans to meet a variety of corporate objectives even if the compensation is not deductible. Tax reform legislation will eliminate the exception for performance-based compensation under Section 162(m) effective for our 2018 tax year.

Compensation Committee Report
We, the undersigned members of the Compensation Committee of the Board of Directors of Grace, have reviewed Grace's Compensation Discussion and Analysis for 2017 and have discussed it with Grace management. Based on our review and this discussion, we recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Jeffry N. Quinn, Chair
H. Furlong Baldwin
Robert F. Cummings, Jr.
Julie Fasone Holder
Diane H. Gulyas
Christopher J. Steffen
Mark E. Tomkins

Compensation Committee Interlocks and Insider Participation
During 2017, the Compensation Committee of the Board was composed of Messrs. Baldwin, Cummings, Quinn (Chair), Tomkins and Steffen, and Mses. Fasone Holder and Gulyas. None of these persons is a current or former Grace officer or employee, nor did we have any reportable related party transactions with any of these persons. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving, or in the past having served, on our Board of Directors or the Compensation Committee.

Compensation Tables
Summary Compensation Table
The following table sets forth the compensation we paid for the periods indicated to our Chief Executive Officer, our Chief Financial Officer and each of our other three most highly compensated executive officers who were executive officers as of December 31, 2017, determined by reference to the total compensation earned by such individuals for 2017 (reduced by the amount set forth in the table below under the caption "Change in Pension Value and Nonqualified Deferred Compensation Earnings").

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(a) ($)	Option Awards(a) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(c) ($)	All Other Compensation(d) ($)	Total ($)
						AICP(b)
A. E. Festa Chairman & Chief Executive Officer	2017	975,000	—	3,187,528	1,064,660	1,218,800	1,063,000	192,123	7,701,111
	2016	975,000	—	3,312,920	1,141,283	1,023,750	799,000	142,848	7,394,801
	2015	975,000	—	2,124,975	2,131,941	1,084,688	282,000	129,703	6,728,307

T. E. Blaser Senior Vice President & Chief Financial Officer	2017	450,000	—	562,497	187,877	315,000	138,000	117,739	1,771,113
	2016	397,500	—	1,062,494	482,934	235,500	62,000	76,303	2,316,731

H. La Force President & Chief Operating Officer	2017	600,000	—	825,000	275,565	510,000	329,000	65,439	2,605,004
	2016	591,667	—	849,371	295,388	420,000	207,000	58,392	2,421,818
	2015	500,000	—	412,533	413,844	356,000	80,000	49,266	1,811,643

M. A. Shelnitz Vice President, General Counsel & Secretary	2017	425,000	—	412,536	137,776	297,500	593,000	43,888	1,909,700
	2016	425,000	—	578,708	201,403	249,900	442,000	42,918	1,939,929
	2015	425,000	—	274,958	275,896	264,775	57,000	40,215	1,337,844

E. C. Brown Vice President & Chief Human Resources Officer	2017	375,000	—	374,974	125,260	262,500	130,000	38,685	1,306,419
	2016	375,000	—	535,983	187,971	220,500	103,000	61,491	1,483,945
	2015	372,595	—	898,111	381,534	233,625	49,000	174,159	2,109,024
_______________________________________________________________________________

(a)
In the “Stock Awards” column, the amounts reflect the aggregate grant date fair value of: (i) restricted stock unit awards; and (ii) performance-based unit awards, to each executive officer, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” In the “Option Awards” column, the amounts reflect the aggregate grant date fair value of option awards to each executive officer computed in accordance with FASB ASC Topic 718.

In the case of restricted stock unit awards, the amounts shown in the Stock Awards column are based on an estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.
In the case of performance-based unit awards, the amounts shown in the Stock Awards column are based on an estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718 assuming the target level of performance conditions is achieved and excluding the effect of estimated forfeitures. The values of the performance-based unit awards at the grant date if the highest level of performance conditions is achieved would be as follows: Mr. Festa — $4,250,038; Mr. Blaser — $749,948; Mr. La Force — $1,100,000; Mr. Shelnitz — $550,000; and Ms. Brown — $500,012.
In the case of stock options, Grace values the options using a Black-Scholes option-pricing model, which was developed for use in estimating the fair value of traded options, as discussed under "Application of the Compensation Program for 2017—Elements, Targets and Results—Long-Term Incentive Compensation—Stock Options" in the Compensation Discussion and Analysis above.
The assumptions used to calculate the compensation expense for 2017 are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, in Item 8 (Financial Statements and Supplementary Data) in the Financial Supplement under Note 15 (Stock Incentive Plans) to the Consolidated Financial Statements, which information is incorporated herein by reference.

(b)	The 2017 amount consists of earned payments pursuant to the 2017 Annual Incentive Compensation Plan (AICP).

(c)
The 2017 amount consists of the aggregate change in the actuarial present value of the individual's accumulated benefit under the Grace Pension Plan and Grace Supplemental Executive Retirement Plan (SERP) from December 31, 2016 to December 31, 2017, assuming retirement at age 62 with benefits payable on a straight life annuity basis, based on assumptions used for financial reporting purposes under generally accepted accounting principles, including a 3.57% discount rate determined as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, in Item 8 (Financial Statements and Supplementary Data) in the Financial Supplement under Note 8 (Pension Plans and Other Postretirement Benefit Plans) to the Consolidated Financial Statements, which information is incorporated herein by reference. Negative amounts are not reflected in the table pursuant to SEC rules. Although these amounts appear as a lump sum, they are generally paid as an annuity. The amount reported is an accounting value and was not realized by the individual in cash during 2017. The amounts include benefits that the individual may not currently be entitled to receive because the executive is not vested in such benefits. No executive officer received preferential or above market earnings on nonqualified deferred compensation.

Name	Change in Pension Plan Value ($)	Change in SERP Value ($)	Total Change in Pension Value ($)
A. E. Festa	126,000	937,000	1,063,000
T. E. Blaser	52,000	86,000	138,000
H. La Force	92,000	237,000	329,000
M. A. Shelnitz	245,000	348,000	593,000
E. C. Brown	57,000	73,000	130,000
(d)    The 2017 amount consists of the following:

Name	Personal Benefits* ($)	S&I Plan Matching Payments ($)	S&I Plan Replacement Payments ($)	Dividend Equivalents** ($)	Liability Insurance ($)	Relocation Payments*** ($)	Total ($)
A. E. Festa	58,190	16,200	103,725	12,334	1,674	—	192,123
T. E. Blaser	—	16,200	22,680	466	1,674	76,719	117,739
H. La Force	—	16,200	45,000	2,565	1,674	—	65,439
M. A. Shelnitz	—	16,200	24,294	1,720	1,674	—	43,888
E. C. Brown	—	16,200	19,530	1,281	1,674	—	38,685
_______________________________________________________________________________

*
Consists of our aggregate incremental cost of providing perquisites and other personal benefits or property if the aggregate amount of personal benefits provided to the individual equaled or exceeded $10,000. For Mr. Festa, amount consists of a physical examination, and personal use of Grace-provided aircraft in the amount of $55,995, calculated based on personal-use flight hours as a percentage of total flight hours charged to Grace.

**	Consists of dividend equivalents paid on vested awards in 2017.

***	Amount includes relocation expenses (including tax gross up) in the amount of $76,719 for Mr. Blaser.

Grants of Plan-Based Awards in 2017
The following table provides information regarding grants under our Annual Incentive Compensation Plan, or AICP, and Long Term Incentive Plan, or LTIP, to the executive officers named in the Summary Compensation Table above during 2017.

Name	Plan	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Award(s)			All Other Stock Awards: Number of Shares of Stock (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(d)	Exercise or Base Price of Option Awards ($/Sh)(e)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(f)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
A. E. Festa	2017 AICP	n/a	609,375	1,218,750	2,437,500	—	—	—	—	—	—	—	—
	2017 LTIP (Option)	2/23/2017	—	—	—	—	—	—	—	81,834	71.41	71.06	1,064,660
	2017 LTIP (RSU)	2/23/2017	—	—	—	—	—	—	14,879	—	—	—	1,062,509
	2017 LTIP (PBU)	2/23/2017	—	—	—	14,879	29,758	59,516	—	—	—	—	2,125,019
T. E. Blaser	2017 AICP	n/a	157,500	315,000	630,000	—	—	—	—	—	—	—	—
	2017 LTIP (Option)	2/23/2017	—	—	—	—	—	—	—	14,441	71.41	71.06	187,877
	2017 LTIP (RSU)	2/23/2017	—	—	—	—	—	—	2,626	—	—	—	187,523
	2017 LTIP (PBU)	2/23/2017	—	—	—	2,626	5,251	10,502	—	—	—	—	374,974
H. La Force	2017 AICP	n/a	255,000	510,000	1,020,000	—	—	—	—	—	—	—	—
	2017 LTIP (Option)	2/23/2017	—	—	—	—	—	—	—	21,181	71.41	71.06	275,565
	2017 LTIP (RSU)	2/23/2017	—	—	—	—	—	—	3,851		—	—	275,000
	2017 LTIP (PBU)	2/23/2017	—	—	—	3,851	7,702	15,404	—	—	—	—	550,000
M. A. Shelnitz	2017 AICP	n/a	148,750	297,500	595,000	—	—	—	—	—	—	—	—
	2017 LTIP (Option)	2/23/2017	—	—	—	—	—	—	—	10,590	71.41	71.06	137,776
	2017 LTIP (RSU)	2/23/2017	—	—	—	—	—	—	1,926	—	—	—	137,536
	2017 LTIP (PBU)	2/23/2017	—	—	—	1,926	3,851	7,702	—	—	—	—	275,000
E. C. Brown	2017 AICP	n/a	131,250	262,500	525,000	—	—	—	—	—	—	—	—
	2017 LTIP (Option)	2/23/2017	—	—	—	—	—	—	—	9,628	71.41	71.06	125,260
	2017 LTIP (RSU)	2/23/2017	—	—	—	—	—		1,750	—	—	—	124,968
	2017 LTIP (PBU)	2/23/2017	—	—	—	1,751	3,501	7,002	—	—	—	—	250,006
_______________________________________________________________________________

(a)	Actual payments pursuant to the 2017 AICP are reflected in the Summary Compensation Table above.

(b)
Pursuant to the terms of the grants, the number of PBUs that are earned, if any, would be determined after the close of the performance period based on performance for fiscal years 2017 to 2019 and would be payable in early 2020, generally subject to continued employment.

(c)	2017 LTIP RSUs vest in one-third increments on February 23, 2018, February 22, 2019 and February 21, 2020, generally subject to continued employment.

(d)	Options awarded under the 2017 LTIP are exercisable in one-third increments on February 23, 2018, February 22, 2019, and February 21, 2020, generally subject to continued employment.

(e)	The exercise price was determined based on the average of the high and low trading prices of Grace common stock on the NYSE on the grant date.

(f)	The grant date fair value is generally the amount that Grace would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year End 2017
The following table provides information regarding outstanding stock options, restricted stock units, and performance based units held by the executive officers named in the Summary Compensation Table above as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Payout Value of Unearned Units That Have Not Vested ($)
A. E. Festa	—	—		—	—	27,489	1,927,804	(a)	—	—
	—	—		—	—	10,345	725,495	(b)	—	—
						14,879	1,043,464	(c)
	—	—		—	—	—	—		31,035	2,176,485	(e)
	—	—		—	—	—	—		29,758	2,086,929	(f)
	—	81,834	(g)	71.410	2/23/2022	—	—		—	—
	29,484	58,967	(h)	68.470	2/25/2021	—	—		—	—
	91,632	45,815	(i)	77.310	5/7/2020	—	—		—	—
	91,127	—		74.700	5/8/2019	—	—		—	—
	90,492	—		61.730	5/2/2018	—	—		—	—
T. E. Blaser	—	—		—	—	7,656	536,915	(d)	—	—
	—	—		—	—	1,825	127,987	(b)	—	—
	—	—		—	—	2,626	184,161	(c)	—	—
	—	—		—	—	—	—		5,477	384,102	(e)
	—	—		—	—	—	—		5,251	368,253	(f)
		14,441	(g)	71.410	2/23/2022	—	—		—	—
	5,203	10,406	(h)	68.470	2/25/2021	—	—		—	—
	7,273	14,546	(j)	65.310	2/11/2021	—	—		—	—
H. La Force	—	—		—	—	5,337	374,284	(a)	—	—
	—	—		—	—	2,677	187,738	(b)	—	—
	—	—		—	—	3,851	270,071	(c)	—	—
	—	—		—	—	—	—		8,033	563,354	(e)
	—	—							7,702	540,141	(f)
	—	21,181	(g)	71.410	2/23/2022	—	—		—	—
	7,631	15,262	(h)	68.470	2/25/2021	—	—		—	—
	17,787	8,893	(i)	77.310	5/7/2020	—	—		—	—
	17,689	—		74.700	5/8/2019	—	—		—	—
	19,566	—		61.730	5/2/2018	—	—		—	—
M. A. Shelnitz	—	—		—	—	3,557	249,452	(a)	—	—
	—	—		—	—	1,825	127,987	(b)	—	—
	—	—		—	—	1,926	135,070	(c)	—	—
	—	—		—	—	—	—		5,477	384,102	(e)
	—	—		—	—	—	—		3,851	270,071	(f)
	—	10,590	(g)	71.410	2/23/2022	—	—		—	—
	5,203	10,406	(h)	68.470	2/25/2021	—	—		—	—
	11,858	5,929	(i)	77.310	5/7/2020	—	—		—	—
	11,792	—		74.700	5/8/2019	—	—		—	—
	13,451	—		61.730	5/2/2018	—	—		—	—
E. C. Brown	—	—		—	—	3,234	226,800	(a)	—	—
	—	—		—	—	6,468	453,601	(a)	—	—
	—	—		—	—	1,704	119,502	(b)	—	—
	—	—		—	—	1,750	122,728	(c)	—	—
	—	—		—	—	—	—		5,112	358,505	(e)
	—	—		—	—	—	—		3,501	245,525	(f)
		9,628	(g)	71.410	2/23/2022	—	—		—	—
	4,856	9,712	(h)	68.470	2/25/2021	—	—		—	—
	10,780	5,390	(i)	77.310	5/7/2020	—	—		—	—
	7,999	—		75.010	1/6/2020	—	—		—	—

_______________________________________________________________________________

(a)
Market value of restricted stock units that have not been earned is based on the December 29, 2017, closing market price of Grace common stock of $70.13 per share. The restricted stock units will generally be earned or forfeited based on continued employment with Grace through May 7, 2018.

(b)
Market value of restricted stock units that have not been earned is based on the December 29, 2017, closing market price of Grace common stock of $70.13 per share. The restricted stock units will generally be earned or forfeited in one-third increments based on continued employment with Grace through the respective payout dates, which are expected to be on or after February 23, 2018, and February 25, 2019.

(c)
Market value of restricted stock units that have not been earned is based on the December 29, 2017, closing market price of Grace common stock of $70.13 per share. The restricted stock units will generally be earned or forfeited in one-third increments based on continued employment with Grace through the respective payout dates, which are expected to be on or after February 23, 2018, February 22, 2019, and February 21, 2020.

(d)
Market value of restricted stock units that have not been earned is based on the December 29, 2017, closing market price of Grace common stock of $70.13 per share. The restricted stock units will generally be earned or forfeited based on continued employment with Grace through February 11, 2019.

(e)
Market value of PBUs that have not been earned is based on the December 29, 2017 closing market price of Grace common stock of $70.13 per share. Pursuant to the terms of the grants, the PBUs would be earned or forfeited based on Grace performance from fiscal year 2016 through fiscal year 2018. Performance for fiscal year 2017 was at a level in excess of one-third of the performance threshold; therefore, the target amounts are shown.

(f)
Market value of PBUs that have not been earned is based on the December 29, 2017 closing market price of Grace common stock of $70.13 per share. Pursuant to the terms of the grants, the PBUs would be earned or forfeited based on Grace performance from fiscal year 2017 through fiscal year 2019. Performance for fiscal year 2017 was at a level in excess of one-third of the performance threshold; therefore, the target amounts are shown.

(g)	Options are exercisable in one-third increments on February 23, 2018, February 22, 2019 and February 21, 2020.

(h)	Options are exercisable in one-third increments on February 24, 2017, February 23, 2018 and February 25, 2019.

(i)	Options are exercisable in one-third increments on May 6, 2016, May 5, 2017, and May 7, 2018.

(j)	Options are exercisable in one-third increments on February 11, 2017, February 11, 2018 and February 11, 2019.
Option Exercises and Stock Vested in 2017
The following table provides information regarding the exercise of options and the vesting of stock awards held by the executive officers named in the Summary Compensation Table above during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A. E. Festa	80,560	2,615,824	24,185	1,733,934
T. E. Blaser	—	—	913	64,869
H. La Force	29,783	976,287	5,029	360,336
M. A. Shelnitz	26,853	870,413	3,373	241,669
E. C. Brown	—	—	2,512	179,839

Pension Benefits
The following table provides information regarding benefits under our Retirement Plan for Salaried Employees, or Pension Plan, and our Supplemental Executive Retirement Plan, or SERP, for the executive officers named in the Summary Compensation Table above.

Name	Plan Name	Number of Years Credited Service (years)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
A. E. Festa	Pension Plan	14.08	704,000	—
	SERP	14.08	5,633,000	—
T. E. Blaser	Pension Plan	1.83	87,000	—
	SERP	1.83	113,000	—
H. La Force	Pension Plan	9.75	414,000	—
	SERP	9.75	980,000	—
M. A. Shelnitz	Pension Plan	34.17	1,798,000	—
	SERP	34.17	2,994,000	—
E. C. Brown	Pension Plan	2.92	134,000	—
	SERP	2.92	148,000	—
_______________________________________________________________________________

(a)
Amounts comprise the actuarial present value of the individual's accumulated benefit under the Pension Plan and SERP as of December 31, 2017, assuming retirement at age 62 with benefits payable on a straight life annuity basis, based on assumptions used for financial reporting purposes under generally accepted accounting principles, including a 3.57% discount rate determined as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, in Item 8 (Financial Statements and Supplementary Data) in the Financial Supplement under Note 8 (Pension Plans and Other Postretirement Benefits Plans) to the Consolidated Financial Statements. The Pension Plan and SERP provide for a reduction in pension benefits to individuals who elect early retirement ranging from a 17% reduction for retirement at age 55 to no reduction for retirement at age 62. Although these amounts appear as a lump sum, they are generally paid as an annuity. The amounts reported are accounting values and were not realized by the individuals in cash during 2017. The amounts include benefits that the individuals may not currently be entitled to receive because the individuals are not vested in such benefits.

Retirement Plan for Salaried Employees
Full-time salaried employees who are 21 or older and who have one or more years of service are eligible to participate in our Pension Plan. Under this basic retirement plan, pension benefits are based upon (a) the employee’s average annual compensation for the 60 consecutive months in which his or her compensation is highest during the last 180 months of continuous participation, and (b) the number of years of the employee’s credited Grace service. At age 62, a participant is entitled to full benefits under the Pension Plan but a participant may elect reduced payments upon early retirement beginning at age 55. For purposes of the Pension Plan, compensation generally includes base salary and AICP awards; however, for 2017, federal income tax law limits to $270,000 the annual compensation on which benefits under the Pension Plan may be based. As of December 31, 2017, Mr. Festa, Mr. Blaser and Mr. Shelnitz are eligible for early retirement under the Pension Plan. The Pension Plan is further described in Item 8 (Financial Statements and Supplementary Data) in the Financial Supplement under Note 8 (Pension Plans and Other Postretirement Benefits Plans) to the Consolidated Financial Statements and in Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations under the caption "Financial Condition, Liquidity, and Capital Resources—Employee Benefit Plans—Defined Benefit Pension Plans") in the Financial Supplement of the Company's Annual Report on Form 10-K for the year ended December 31, 2017.
Supplemental Executive Retirement Plan
We also have an unfunded, nonqualified SERP, under which an employee will receive the full pension to which he or she would be entitled in the absence of the limitations described above and other limitations imposed under federal income tax law. With respect to payments, the SERP generally operates in the same manner as the Pension Plan. As of December 31, 2017, Mr. Festa, Mr. Blaser and Mr. Shelnitz are eligible for early retirement under the SERP. The SERP is further described in Item 8

(Financial Statements and Supplementary Data) in the Financial Supplement under Note 8 (Pension Plans and Other Postretirement Benefits Plans) to the Consolidated Financial Statements and in Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations under the caption "Financial Condition, Liquidity, and Capital Resources—Employee Benefit Plans—Defined Benefit Pension Plans") in the Financial Supplement.
Non-Qualified Deferred Compensation Plan
The following table summarizes the compensation deferred by the named executive officer pursuant to the provisions of Grace’s incentive compensation plan in 1998, under which certain employees were permitted to voluntarily defer receipt of shares of Grace common stock. Deferred shares under the plan are fully vested and may be distributed to the plan beneficiary upon retirement or termination of service with us. Since 1998, executives may no longer defer receipt of shares under the plan, although existing balances remain in place.
Fiscal Year 2017 Non-Qualified Deferred Compensation

Name	Executive Contributions in Fiscal Year 2017 ($)	Registrant Contributions in Fiscal Year 2017 ($)	Aggregate Earnings in Fiscal Year 2017 ($)		Aggregate Withdrawals/ Distributions in Fiscal Year 2017 ($)	Aggregate Balance at Fiscal Year 2017 End ($)
M. A. Shelnitz	—	—	39,274	(a)	—	836,249	(b)
_______________________________________________________________________________

(a)
Amount represents the change in value of shares of Grace common stock held in the plan (from December 31, 2016 to December 31, 2017). The total number of shares of Grace common stock held in the plan as of December 31, 2017 was 11,924.2644 (which includes additional shares purchased with dividends paid on those shares during 2017).

(b)	Amount represents the value of 11,924.2644 shares of Grace common stock deferred under the plan based on the closing price of Grace common stock on December 31, 2017, of $70.13.
Potential Payments Upon Termination or Change in Control
The following table sets forth potential payments to executive officers named in the Summary Compensation Table above in the event of the listed events, calculated under the assumption that employment terminated on the last day of 2017. The following table does not include payments pursuant to contracts, agreements, plans and arrangements that do not discriminate in scope, terms or operation, in favor of executive officers and that are available generally to all salaried employees. The value of payments to be made following termination of employment pursuant to the Pension Plan and SERP are described above under the caption "—Pension Benefits." The value of payments to be made following termination of employment pursuant to Mr. Shelnitz's deferred shares arrangement are described above under the caption "—Non-Qualified Deferred Compensation Plan."

Name	Involuntary Termination Without Cause ($)(a)	Change in Control ($)(b)	Involuntary Termination Without Cause Following Change in Control ($)(c)(d)(e)	Death ($)(c)(d)(f)	Disability ($)(c)(d)(g)
A. E. Festa	4,387,500	7,800,000	12,309,949	5,484,949	4,866,199
T. E. Blaser	765,000	2,610,000	3,473,207	1,313,207	998,207
H. La Force	1,110,000	3,840,000	4,896,469	1,656,469	1,236,469
M. A. Shelnitz	687,500	2,465,000	3,131,120	1,091,120	793,620
E. C. Brown	672,500	2,175,000	3,191,253	1,391,253	1,128,753
_______________________________________________________________________________

(a)
Consists of minimum severance payments pursuant to the Severance Plan for Leadership Team Officers of W. R. Grace & Co. Amount excludes LTIP payments (in amounts set forth below in footnote (c)) and/or AICP payments that executive officers may receive in the discretion of the Grace Compensation Committee as described below under “—Termination and Change in Control Arrangements.”

(b)	Upon change in control, stock options immediately become fully vested and exercisable. Amount shown represents the in-the-money value of unvested stock options as of December 31, 2017.

(c)
Includes the value of a pro-rated number of shares to be issued under the 2017-2019 and the 2016-2018 Performance-based Units (PBUs) calculated as described below under the 2014 Long Term Incentive Plan under the assumption that the PBUs pay out at the target amount. See below under "—Long Term Incentive Plan (2014 Stock Incentive Plan-Performance-Based Unit (PBU) and Restricted Stock Unit (RSU) Awards).”

Name	2017-2019 PBUs ($)	2016-2018 PBUs ($)
A. E. Festa	695,573	1,450,845
T. E. Blaser	122,739	256,042
H. La Force	180,029	375,532
M. A. Shelnitz	90,015	256,042
E. C. Brown	81,834	238,979

(d)
Includes the value of a prorated number of RSUs under the 2014 Long Term Incentive Plan. See below under “—Long Term Incentive Plan (2014 Stock Incentive Plan—Performance-Based Unit (PBU) and Restricted Stock Unit (RSU) Awards).”

Name	2015-2017 RSUs ($)	2016-2018 RSUs ($)	2017-2019 RSUs ($)	Other RSUs ($)
A. E. Festa	1,713,432	302,277	347,821	—
T. E. Blaser	—	80,003	61,387	343,035
H. La Force	332,663	78,221	90,024	—
M. A. Shelnitz	221,713	53,326	45,023	—
E. C. Brown	201,580	49,790	40,909	403,160

(e)
Includes contractual payments pursuant to each executive’s respective Change in Control Severance Agreement calculated under the assumption that no excise tax will apply and excludes AICP payments that executive officers may receive under certain circumstances in the discretion of the Grace Compensation Committee as described below under “—Termination and Change in Control Arrangements—Annual Incentive Compensation Plan” as follows:

Name	Change in Control Severance Payments ($)
A. E. Festa	7,800,000
T. E. Blaser	2,610,000
H. La Force	3,840,000
M. A. Shelnitz	2,465,000
E. C. Brown	2,175,000

(f)
Includes the sum of payments under the Grace Executive Salary Protection Plan (“ESPP”) during the first year following death. Amount excludes AICP payments that executive officers may receive under certain circumstances in the discretion of the Grace Compensation Committee as described below under “—Termination and Change in Control Arrangements.” During subsequent years after death until the specified termination year (reflecting the executive officer’s age as of December 31, 2017), the sum of payments each year would be as follows:

Name	ESPP Payments Each Year Following Year of Death ($)	Year of Termination of Payments*
A. E. Festa	487,500	2025
T. E. Blaser	225,000	2027
H. La Force	300,000	2028
M. A. Shelnitz	212,500	2024
E. C. Brown	187,500	2028
_______________________________________________________________________________
*    Payments terminate 10 years following death; however, if the executive officer is over age 55 at the time of death, the duration of payments is reduced.

(g)
Includes sum of payments under the ESPP during the first 12-month period following disability, assuming the executive officer remains disabled for at least 12 consecutive months as reflected in the following table. Amounts reflect the offset of expected payments under Grace’s long-term and short-term disability plans that are based, in part, on the duration of the executive officer’s employment. Amount excludes AICP payments executive officers may receive under certain circumstances in the discretion of the Grace Compensation Committee as described below under “—Termination and Change in Control Arrangements—Annual Incentive Compensation Plan.” During subsequent 12-month periods after disability until the specified termination year or earlier death or end of disability, the sum of payments each year would be:

Name	ESPP Payments During 12-Month Period Following Disability ($)	ESPP Payments During Subsequent 12-Month Periods ($)	Year of Termination of Payments
A. E. Festa	356,250	225,000	2024
T. E. Blaser	135,000	45,000	2026
H. La Force	180,000	60,000	2029
M. A. Shelnitz	127,500	42,500	2023
E. C. Brown	112,500	37,500	2028
Termination and Change in Control Arrangements
Change in Control Severance Agreements
We have entered into change in control severance agreements with all of our executive officers, which renew automatically unless the Grace Board of Directors elects not to renew them. These agreements generally provide that in the event of the involuntary termination of the individual’s employment without cause (including constructive termination caused by a material reduction in his or her authority or responsibility or by certain other circumstances) following a “change in control,” he or she will generally receive a severance payment equal to three times the sum of his or her annual base salary plus target annual incentive compensation, subject to reduction, pro rata in the case of an executive officer who is within 36 months of normal retirement age (65) or, under certain circumstances, to minimize the effect of certain excise taxes if applicable. For purposes of the severance agreements, “change in control” means the acquisition of 20% or more of the outstanding Grace common stock (but not if such acquisition is the result of the sale of common stock by Grace that has been approved by Grace’s Board of Directors), the failure of Board-nominated directors to constitute a majority of any class of Grace’s Board of Directors, the occurrence of a transaction in which the stockholders of Grace immediately preceding such transaction do not own more than 50% of the combined voting power of the entity resulting from such transaction, or the liquidation or dissolution of Grace. The severance amount would be paid in a single lump-sum after termination. Our change in control severance agreements do not provide for any “gross up” or other payments in respect of taxes owed by our executive officers following a termination of employment. The description of the severance agreements in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the form of such agreement, which has been filed with the SEC.
Severance Arrangements (Without a Change in Control)
Grace maintains the Severance Plan for Leadership Team Officers of W. R. Grace & Co. (the “Executive Severance Plan”), which provides that, if the employment of an executive officer is terminated without cause without a change in control, he or she will be entitled to cash severance equal to one times (two times, in the case of the CEO) the sum of his or her base salary and target bonus. The Executive Severance Plan also provides that, upon a termination without cause not due to a change in control, an executive officer will be entitled to a prorated annual bonus for the year of termination if he or she has completed at least three months of employment in the applicable year. Payments under the Executive Severance Plan are contingent upon the executive officer’s execution and non-revocation of a release of claims and non-compete and non-solicitation of employees covenants with a duration of 24 months, in favor of Grace. The Executive Severance Plan replaced, and each executive officer has waived all rights under, all individual agreements or arrangements that provided for cash severance to an executive officer if the employment of such executive officer were terminated without cause not due to a change in control.

Our severance arrangements are designed to encourage and reinforce the continued attention and dedication of our executive officers to their assigned duties without undue concern regarding their job security. The Executive Severance Plan meets these goals and in addition, equalizes the severance arrangements for all of the named executive officers, with the exceptions noted for the CEO. The description of the severance arrangements in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Executive Severance Plan, which the Company filed with the SEC.
Executive Salary Protection Plan
All executive officers participate in the Executive Salary Protection Plan which provides that, in the event of a participant’s disability or death prior to age 70, we will continue to pay all or a portion of base salary to the participant or a beneficiary for a period based on the participant’s age at the time of disability or death. Payments under the plan may not exceed 100% of base salary for the first year and 60% thereafter in the case of disability (50% in the case of death). Any payment under the plan as a result of disability would be reduced by the amount of disability income received under Grace’s long-term and short-term disability plans that are generally applicable to U.S. salaried employees. The payments would be paid in installments in the form of salary continuation. The description of the plan in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Executive Salary Protection Plan, which the Company filed with the SEC.
Annual Incentive Compensation Plan
An employee who voluntarily terminates his or her employment prior to an AICP payout date will generally not receive an AICP payment. Under the Executive Severance Plan, an executive officer who completes at least three months of employment in the calendar year in which he or she qualifies for severance under the Executive Severance Plan, would receive a pro rata amount of any bonus the executive officer is eligible to receive for that year under the AICP. This pro rata amount would reflect the executive officer's completed months of service in that year. The amount of any such bonus would depend on the extent that the applicable business performance goals are met (and will be subject to any applicable committee approvals); and also on the executive officer's individual performance while still employed by Grace, provided that the individual performance criteria won’t be used to reduce, or increase, the amount of the executive's bonus entitlement by more than 25%, based on the determination of the executive's former management at Grace. Any pro rata bonus to which he or she becomes entitled would be paid at the same time as bonuses are paid to actively employed eligible employees (normally in March after the calendar year to which the bonus relates).
Long Term Incentive Plan (2014 Stock Incentive Plan—Performance-Based Unit (PBU) and Restricted Stock Unit (RSU) Awards)
An employee whose employment terminates prior to the payout date will forfeit any unpaid PBU or RSU award payment if employment terminates for any of the following reasons:

•	voluntary termination without the consent of the Compensation Committee;

•
retirement under a Grace retirement plan prior to age 62 without the consent of the Compensation Committee (except that for awards made after January 1, 2016, for those who leave Grace due to early retirement, with early retirement being defined as retirement with a minimum age of 55 and combined age and years of service of at least 60, PBU and RSU awards will vest on a pro-rata basis, based on the number of completed months of service from the grant date through the retirement date); or

•	termination for cause.
An employee whose employment terminates prior to the payout date will receive a PBU or RSU award payment if employment terminates for any of the following reasons:

•	retirement under a Grace retirement plan either at or after age 62;

•	death or disability; or

•
involuntary termination after a change in control of Grace (“change in control” means that a person beneficially owns 20% or more of the outstanding Grace common stock (but not if such ownership is the result of the sale of Grace common stock by Grace that has been approved by Grace’s Board of Directors or pursuant to a plan of reorganization that is confirmed and effective), the failure of Board-nominated directors to constitute a majority of any class of the Grace Board of Directors, the occurrence of a corporate transaction in which the stockholders of Grace immediately preceding such transaction do not own more than 50% of the combined voting power of the entity resulting from such transaction, or the liquidation or dissolution of Grace).

•
In the discretion of the Compensation Committee, an employee whose employment terminates for a reason that is not described above (i.e. involuntary termination not for cause or transfer to the buyer of a Grace business unit) prior to the payout date may receive a PBU or RSU award payment. If an employee whose employment terminates prior to the end of a PBU or RSU performance period receives a PBU or RSU award payment for that performance period, the amount of the PBU or RSU award payment will generally be prorated for the period of the employee’s service during the performance period and paid at the time the award is paid to active Grace employees. The description of the Amended and Restated 2011 and 2014 Stock Incentive Plans and the PBU Awards and RSU Awards in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the text of the Amended and Restated 2011 and 2014 Stock Incentive Plans, the Form of Performance-based Unit Grant Agreement and the Form of Restricted Stock Unit Grant Agreement, which are filed with the SEC.

Long Term Incentive Plan (Amended and Restated 2011 and 2014 Stock Incentive Plans—Stock Option Awards)
Any stock option held by an employee whose employment terminates prior to exercise will terminate:

•	when employment terminates, if employment terminates voluntarily, without the consent of the Compensation Committee, or for cause, except that

•
for awards made after January 1, 2016, for those who leave Grace due to retirement, being defined as retirement with a minimum age of 55 and combined age and years of service of at least 60, Stock Option awards will vest on a pro-rata basis, based on the number of completed months of service from the grant date through the retirement date; and

•
A participant who voluntarily leaves the company may exercise vested stock option awards any time within 45 days following the last day of employment (rather than the previous requirement to exercise by the last day of employment).

•	three years after employment terminates, if employment terminates due to death or incapacity;

•
for awards made prior to January 1, 2016, three years after employment terminates, if employment terminates due to retirement with a minimum age of 55 and at least one year of service under a Grace retirement plan, provided the employee continues to serve Grace until the first installment of the stock option becomes exercisable; or

•	three months (subject to extension by the Compensation Committee for up to three years) after employment terminates, if employment terminates for another reason; however, if the holder dies or becomes incapacitated during the three-month period (or such longer period as the Compensation Committee approves) the option shall terminate three years after employment termination.
In the event of a Change in Control, any Grace stock options outstanding under the Amended and Restated 2011 and 2014 Stock Incentive Plans that are not exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant. For purposes of the Amended and Restated 2011 and 2014 Stock Incentive Plans, “change in control” means:

•
the acquisition of 20% or more of the outstanding common stock of Grace (but not if such acquisition is the result of the sale of Grace common stock by Grace that has been approved by Grace’s Board of Directors);

•	the failure of Board-nominated directors to constitute a majority of any class of the Grace Board of Directors;

•
the occurrence of a transaction in which the stockholders of Grace immediately preceding such transaction do not own more than 50% of the combined voting power of the entity resulting from such transaction; or

•	the liquidation or dissolution of Grace.
The description of the Amended and Restated 2011 and 2014 Stock Incentive Plans—Stock Option Awards in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the text of the Amended and Restated 2011 and 2014 Stock Incentive Plans and the Form of Stock Option Grant Agreement, which are filed with the SEC.
Pay ratio disclosure
The median of the annual total compensation of all employees of the Company for 2017, except our CEO, was $103,585. The annual total compensation of our CEO for 2017 was $7,701,111. The ratio of our CEO pay to our median worker pay for 2017 was 74:1. We chose the date of October 1, 2017, for identifying our median employee. We selected Annual Base Salary as the Consistently Applied Compensation Measure. The Company reviewed a variety of pay definitions and we determined annual base salary to be a reasonable measure, as other definitions did not materially affect the outcome. We then determined our median employee based on annual salary. With our median employee identified, we then determined that person’s Summary Compensation Table pay. Summary Compensation Table pay includes base salary, bonus, equity awards, non-equity incentive plan compensation, change in pension value and certain other compensation.

QUESTIONS AND ANSWERS
ABOUT THE ANNUAL MEETING AND THE VOTING PROCESS

Quick Reference Guide

1.	Why am I receiving these materials?	18.	Proxy cards & voting instruction cards
2.	Notice of internet availability	19.	Multiple sets of proxy materials
3.	What is included in the proxy materials?	20.	Who can attend the meeting?
4.	Internet access to meeting materials	21.	What do I need to attend the meeting?
5.	What am I voting on?	22.	Will there be a presentation?
6.	Board voting recommendations	23.	Can I bring a guest to the meeting?
7.	Will any other matters be voted on?	24.	Votes necessary to hold the meeting
8.	Who can vote? Number of votes per share	25.	How proxies are solicited; costs
9.	How do I vote?	26.	Nominations of directors
10.	Can I change my vote or revoke my proxy?	27.	Stockholder proposals - Rule 14a-8
11.	What is the deadline for voting shares?	28.	Requirements for 2019 proposals
12.	Is my voting privacy protected?	29.	Grace corporate governance materials
13.	Who will count the votes?	30.	Obtaining governance materials
14.	Record and beneficial owners	31.	Business ethics and conflicts policies
15.	Why is it important for me to vote?	32.	How and where to obtain more information
16.	What is the effect of not voting?	33.	Multiple stockholders in household
17.	Vote required to approve each proposal
Question 1:    Why am I receiving these materials?
We are providing these proxy materials to you because our records indicate that you owned shares of Grace common stock as of March 13, 2018, the record date for our 2018 Annual Meeting of Stockholders to be held on Wednesday, May 9, 2018 at 9:00 a.m. Eastern Time at the Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029. These materials were first made available on the internet or mailed to stockholders on or about March 28, 2018. Stockholders are welcome to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. This Proxy Statement will provide you with the information necessary to make an informed voting decision on the proposals to be presented at the Annual Meeting.

Question 2:	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials, including this Proxy Statement and our 2017 Annual Report to Stockholders, by providing access to such documents via the internet. This e-proxy process expedites stockholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of our Annual Meeting.
Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, we have mailed a Notice of Internet Availability of Proxy Materials that will tell you how to access and review all of the proxy materials on the internet. The notice also tells you how to vote on the internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the notice.

Question 3:    What is included in a full set of proxy materials?
The proxy materials include:

•	Proxy Statement for the Annual Meeting (including the Notice of Annual Meeting of Stockholders);

•	2017 Annual Report to Stockholders, which includes our audited consolidated financial statements; and

•	If you are a stockholder of record, the proxy card; or

•	If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as stockholder of record, a voting instruction card.
Question 4:    Can I access the Annual Meeting materials via the internet?
The Grace Notice of 2018 Annual Meeting of Stockholders, Proxy Statement for the 2018 Annual Meeting of Stockholders and 2017 Annual Report are available at: proxymaterials.grace.com and at http://investor.grace.com.
Question 5:    What am I voting on?
You are voting on FOUR proposals:

Proposal One:	Election of three directors for a term of three years, with the following as our Board’s nominees:
Robert F. Cummings, Jr.
Hudson La Force
Mark E. Tomkins

Proposal Two:	The ratification of PricewaterhouseCoopers LLP as Grace’s independent registered public accounting firm for fiscal year 2018; and

Proposal Three:	An advisory vote to approve the compensation of Grace's named executive officers as described in this Proxy Statement.

Proposal Four:	The approval of the W. R. Grace & Co. 2018 Stock Incentive Plan as described in this Proxy Statement and attached hereto as Annex B.

Question 6:	What are the voting recommendations of our Board?
Our Board of Directors is soliciting this proxy and recommends the following votes:
FOR each of the director nominees;
FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018;
FOR the advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and narrative contained in this Proxy Statement; and
FOR the approval of the W. R. Grace & Co. 2018 Stock Incentive Plan as described in this Proxy Statement and attached hereto as Annex B.

Question 7:    Will any other matters be voted on?
We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee is unable to serve or for good cause will not serve as director, then the proxy holders will vote for a Board-nominated substitute.
Question 8:    Who can vote? Number of votes per share
If you hold shares of Grace common stock as of the close of business on March 13, 2018, then you are entitled to one vote per share at the Annual Meeting. There is no cumulative voting.
Question 9:    How do I vote?
If you are the record holder of shares of Grace common stock, you may vote by following the instructions below. Technically speaking, when you vote via the internet, by telephone or by mail, you are authorizing a proxy to vote your shares at the Annual Meeting. We use the commonly recognized word "vote" in this Proxy Statement to cover this procedure. If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as stockholder of record, you may cast your vote by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.
Vote via the internet
You may authorize a proxy to vote your shares via the internet at www.proxypush.com/gra as instructed on the Notice of Internet Availability of Proxy Materials at or before 11:59 p.m., Eastern Time, on May 8, 2018. We provide voting instructions on the website for you to follow. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been recorded properly. If you authorize a proxy to vote your shares via the internet, you do not need to return a proxy card. Please see the notice or proxy card for internet voting instructions. We encourage you to vote this way as it is the most cost-effective method and it reduces the environmental impact of the Annual Meeting.
Vote by telephone
You may authorize a proxy to vote your shares by toll-free telephone by calling 1-866-883-3382 in the USA, U.S. territories and Canada on a touch tone telephone and following the instructions provided on the telephone line at or before 11:59 p.m., Eastern Time, on May 8, 2018. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to authorize a proxy to vote your shares and confirm that your instructions have been recorded properly. If you authorize a proxy to vote your shares by telephone, you do not need to return a proxy card. Please see the proxy card for telephone voting instructions.
Vote by mail
If you have received a paper proxy card and choose to vote your shares by mail, simply mark your proxy card or voting instruction card, sign and date it, and return it in the postage-paid envelope provided so that it is received by our transfer agent before the close of business on May 8, 2018.
Vote in-person
You may attend the Annual Meeting in person and complete a written ballot. If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as stockholder of record, you must obtain a written proxy, executed in your favor, from the record holder to be able to vote in person at the Annual Meeting.

Question 10:    Can I change my vote or revoke my proxy?
Yes.
You can change your vote or revoke your proxy by:

•	entering a new vote by internet or telephone at or before 11:59 p.m., Eastern Time, on May 8, 2018;

•	returning a later-dated proxy card by mail that is received by our transfer agent before the close of business on May 8, 2018;

•	notifying our Corporate Secretary, Mark A. Shelnitz, by written revocation letter to the address listed on the front page of this Proxy Statement before the Annual Meeting; or

•	by attending the Annual Meeting and completing and submitting a written ballot.
If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as stockholder of record, you can change your vote or revoke your proxy by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.

Question 11:	What is the deadline for voting my shares if I do not intend to vote in person at the Annual Meeting?
If you do not intend to vote in person at the Annual Meeting, your signed proxy card must be received by our transfer agent before the close of business on May 8, 2018. You may also authorize a proxy to vote your shares by internet or by telephone at or before 11:59 p.m., Eastern Time, on May 8, 2018. If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as stockholder of record, you must comply with the instructions of your nominee or intermediary set forth on the voting instruction card.
Question 12:    Is my voting privacy protected?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within Grace or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the votes; and (3) to facilitate a successful proxy solicitation.
Question 13:    Who will count the votes?
Our transfer agent, EQ Shareowner Services, has been appointed as inspectors of election. Its representative will attend the Annual Meeting and will count the votes.

Question 14:	What is the difference between holding shares as a stockholder of record versus as a beneficial owner?
Many of our stockholders hold their shares as beneficial owner through a broker, bank, financial institution or other nominee or intermediary that serves as stockholder of record, rather than directly in their own name as stockholder of record. As summarized below, there are some differences between shares held directly as stockholder of record and those owned beneficially through a nominee or intermediary that serves as stockholder of record:
Stockholders of Record
If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice of Annual Meeting and proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owners
If your shares are held in a stock brokerage account or by a bank, financial institution or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting and these proxy materials are being forwarded to you by your nominee or intermediary who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your nominee or intermediary on how to vote and are also welcome to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a legal proxy from your nominee or intermediary. If you requested printed proxy materials, your nominee or intermediary should have enclosed a voting instruction card for you to use in directing the nominee or intermediary regarding how to vote your shares. If a voting instruction card was not included in the printed proxy materials, please contact your nominee or intermediary to determine how to provide voting instructions.
Question 15:    Why is it important for me to vote?
If you do not vote, your shares may not be represented at the Annual Meeting. This may result in matters not receiving the number of votes necessary for their approval.
Question 16:    What is the effect of not voting?
Shares you own in “street name” through a broker, bank, financial institution or other nominee or intermediary and you do not vote:
In the absence of your voting instructions, your broker, bank, financial institution or other nominee or intermediary may or may not vote your shares at its discretion depending on the proposals before the Annual Meeting. We understand that your nominee or intermediary may vote your shares at its discretion on “routine matters” and that your nominee or intermediary may not vote your shares on proposals that are not “routine.” When your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because of the absence of voting instructions, a “broker non-vote” occurs. Broker non-voted shares count toward the quorum requirement, but are not counted as voted for or against a proposal, or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.
We believe that Proposal Two (Ratification of PricewaterhouseCoopers LLP as our independent registered public accountants) is a routine matter on which nominees or intermediaries can vote on behalf of their clients if clients do not furnish voting instructions. Proposals One, Three and Four are non-routine matters so your nominee or intermediary is not entitled to vote your shares on these proposals without your instructions.
Shares you own that are directly registered in your name and you return a proxy card without giving specific voting instructions:
If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, your shares will count toward the quorum requirement and the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and the proxy holders may vote in their discretion for any other matters properly presented for a vote at the Annual Meeting.
Shares you own that are directly registered in your name and you do not return a proxy card and you do not vote:
In this case, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not impact Proposal One or whether stockholders approve or reject Proposals Two, Three or Four.

Question 17:	What vote is required to approve each proposal, assuming a quorum is present at the Annual Meeting?
The required vote to approve each proposal will depend on the proposal.

•
Proposal One:    In January 2015, we adopted a majority voting standard for the election of directors. Under this voting standard, once a quorum has been established with respect to an election that is not contested, directors are elected by a majority of the votes cast. This means that the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee. Abstentions and broker non-votes are not counted as a vote cast either FOR or AGAINST a director nominee. Under our Amended and Restated Certificate of Incorporation, our By-laws and the Delaware General Corporation Law, a director holds office until a successor is elected and qualified or until his or her earlier resignation or removal. If a director standing for re-election is not elected by the requisite majority of the votes cast in an uncontested election, that director must tender his or her resignation following certification of the stockholder vote. The Nominating and Governance Committee of our Board of Directors will make a recommendation to our Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors will consider and act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any director who offers his or her resignation will not participate in the committee’s or our Board of Directors’ decision. In a contested election, where the number of nominees exceeds the number of directors to be elected as provided in our By-laws, directors will be elected by a plurality of the votes cast. The election of directors at the Annual Meeting is uncontested and, therefore, the majority voting standard will apply.

•
Proposal Two:    The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as Grace's independent registered public accounting firm for fiscal year 2018. This means that abstentions will have the same effect as votes against the proposal. We do not expect broker non-votes (described above) on Proposal Two since we believe this is a "routine" matter.

•
Proposal Three:    The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is required to approve the advisory vote on the compensation of our named executive officers. This means that abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote. Because your vote is advisory, it will not be binding on our Board or Grace. However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•
Proposal Four:    The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is required to approve the W. R. Grace & Co. 2018 Stock Incentive Plan. This means that abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Question 18:    What shares are covered by my proxy card or voting instruction card?
The shares covered by your proxy card represent the shares of Grace common stock that are registered directly in your name with our transfer agent, EQ Shareowner Services. If your shares are held in a brokerage account or by a bank, financial institution or other nominee or intermediary, you will not receive a proxy card; you are considered the beneficial owner of shares and your nominee or intermediary should have enclosed a voting instruction card for you to use in directing how to vote your shares.

Question 19:    What does it mean if I get more than one set of proxy materials?
It means your shares are held in more than one account. You should vote the shares represented by the proxy materials using one of the four ways to vote. To provide better stockholder services, we encourage you to register all of your shares that are held directly in the same name and address. You may do this by contacting our transfer agent, EQ Shareowner Services, toll-free at 1-800-648-8392 or 1-651-450-4064 (Outside the U.S.).
Question 20:    Who can attend the Annual Meeting?
All stockholders of record and their duly appointed proxies and all beneficial owners of shares held through a broker, bank, financial institution or other nominee or intermediary that serves as stockholder of record, as of the close of business on March 13, 2018, may attend the Annual Meeting.
Question 21:    What do I need to do to attend the Annual Meeting?
To attend the Annual Meeting, please follow these instructions:

•	If shares you own are registered in your name, bring your proof of ownership of Grace common stock;

•
If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as stockholder of record, bring proof of your beneficial ownership of the shares through such nominee or intermediary as of the close of business on March 13, 2018, the record date for the Annual Meeting;

•	Bring a form of photo identification; and

•	Do not bring cameras, recording devices or other electronic devices as they will not be permitted at the Annual Meeting.
Question 22:    Will there be a management presentation at the Annual Meeting?
No, there will be no management presentation; however, our Board of Directors and management will be available to respond to questions from stockholders in attendance at the Annual Meeting.
Question 23:    Can I bring a guest to the Annual Meeting?
While bringing a single guest solely to accompany a person described in the answer to Question 20 above is not strictly prohibited, please be aware that seating is limited at the Annual Meeting and that stockholders of record, their duly appointed proxies and beneficial owners have priority.
Question 24:    How many votes must be present to hold the Annual Meeting?
A majority of the shares entitled to vote generally in the election of directors outstanding on March 13, 2018, the record date, constitutes a quorum for voting at the Annual Meeting. If you vote, or authorize a proxy to vote, then your shares will be part of the quorum. Abstentions and broker non-votes (as described above) will be counted in determining the quorum. On the record date, 67,438,804 shares of Grace common stock were outstanding and entitled to vote at the Annual Meeting.
Question 25:    How are proxies solicited and how are costs of solicitation managed?
We will primarily solicit proxies by mail and/or electronic communications, and we will cover the expense of such solicitation. MacKenzie Partners, Inc. will help us solicit proxies from brokers, banks, financial institutions and other nominees, intermediaries or stockholders, and provide advisory and consulting services, at a cost to Grace of up to $35,000, plus reimbursement of expenses. Our directors, officers, and employees may also solicit proxies for no additional compensation. We may reimburse nominees or intermediaries for reasonable expenses that they incur in sending these proxy materials to you if a nominee or intermediary holds your shares.

Question 26:	How do I recommend someone to be considered for nomination by the Board of Directors as a director?
You may recommend any person as a candidate for nomination by our Board of Directors as a director by writing to Mark A. Shelnitz, our Vice President, General Counsel and Secretary. Your letter must include all of the information required by our By-laws for director nominations including, but not limited to, the candidate’s name, biographical data, and qualifications, as well as the written consent of the person to serve as a director and appear in the proxy statement. The Nominating and Governance Committee reviews all submissions of recommendations from stockholders. The Nominating and Governance Committee will determine whether the candidate is qualified to serve on our Board of Directors by evaluating the candidate using the criteria contained under the caption “Director Qualifications” in Section 3 of the Grace Corporate Governance Principles and shall make a determination as to whether to nominate the candidate for election or to fill a vacancy on our Board that arises during the year in which the recommendation is received. Copies of our Corporate Governance Principles are provided at our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx, or you may request a copy of these materials by contacting Grace Shareholder Services at the address or phone number provided in the Questions and Answers section of this Proxy Statement and these materials will be mailed to you at no cost.

Question 27:	When are stockholder proposals to be included in the Grace proxy materials for the 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 due to Grace?
Pursuant to Rule 14a-8 of the Exchange Act, we must receive stockholder proposals in writing by November 28, 2018, to consider them for inclusion in our proxy materials for the 2019 Annual Meeting of Stockholders.

Question 28:
What are the requirements for proposing business for the 2019 Annual Meeting of Stockholders, including stockholder nominations for director candidates, that is not submitted for inclusion in the Grace proxy materials?

A stockholder who intends to propose business, including stockholder nominations for director candidates, at the 2019 Annual Meeting, other than pursuant to Rule 14a-8 of the Exchange Act must comply with the requirements set forth in our current By-laws. Among other things, a stockholder must give us written notice of the intent to propose business for the 2019 Annual Meeting not earlier than the close of business on the 120th day prior to, and not later than the close of business on the 90th day prior to, the first anniversary of the preceding year's annual meeting of stockholders. Therefore, based upon the Annual Meeting date of May 9, 2018, Grace’s Corporate Secretary must receive notice of a stockholder's intent to propose business for the 2019 Annual Meeting, no sooner than the close of business on January 9, 2019, and no later than the close of business on February 8, 2019. Notwithstanding the foregoing, if the date of the 2019 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the 2018 Annual Meeting, then notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of the 2019 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the 2019 Annual Meeting or (ii) if the first public announcement of the date of the 2019 Annual Meeting is less than 100 days prior to the date of the 2019 Annual Meeting, on the 10th day following the day on which we first make a public announcement of the date of the 2019 Annual Meeting.
If the notice is received after the close of business February 8, 2019, or any otherwise applicable deadline, then the notice will be considered untimely and we are not required to present the stockholder proposal at the 2019 Annual Meeting. A copy of our By-laws and the Grace Corporate Governance Principles are provided at our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx, or you may request a copy of these materials by contacting Grace Shareholder Services at the address or phone number provided below and these materials will be mailed to you at no cost.

Question 29:    Where can I find Grace corporate governance materials?
We have provided our Corporate Governance Principles, Business Ethics and Conflicts of Interest policies, and the Charters for the Audit, Compensation, Nominating and Governance and Corporate Responsibility Committees of our Board of Directors on our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx. Our filings with the Securities and Exchange Commission (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 insider trading transactions) are available at www.sec.gov.
Our Business Ethics and Conflicts of Interest policies are applicable to the members of our Board of Directors and to all of our employees, including, but not limited to, our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Any amendments to or waivers of our Business Ethics and Conflicts of Interest policies that our Board of Directors approves will be disclosed on our website. We are not including the information contained on our website as part of or incorporating it by reference into this Proxy Statement.

Question 30:	How can I obtain Grace corporate governance materials if I do not have access to the internet?
You may receive a copy of our corporate governance materials free of charge by:

•	contacting Grace Shareholder Services at 410-531-4167; or

•	writing to:
W. R. Grace & Co.
Attention: Grace Shareholder Services
7500 Grace Drive
Columbia, Maryland 21044

Question 31:	What is the process for reporting possible violations of the Grace Business Ethics and Conflicts of Interest policies?
Employees and other interested persons may anonymously report a possible violation of the Grace Business Ethics and Conflicts of Interest policies by calling The Network, a third party service, at 866-458-3947 in the U.S. and Canada, or by email to reportline@tnwinc.com. Toll-free telephone numbers for other countries can be found at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx. Reports of possible violations of the Grace Business Ethics and Conflicts of Interest policies may also be made to Mark A. Shelnitz, our Chief Ethics Officer at W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044. Reports may be made anonymously, subject to certain restrictions outside the U.S.
Reports of possible violations of the Grace Business Ethics and Conflicts of Interest policies that the complainant wishes to go directly to our Board may be addressed to the Chairman of the Nominating and Governance Committee, Christopher J. Steffen. Mr. Steffen can be contacted with a letter to his attention at W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.
Reports of possible violations of financial or accounting policies may be made to the Chairman of the Audit Committee, Mark E. Tomkins. Mr. Tomkins can be contacted with a letter to his attention at W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.

Question 32:	How do I obtain more information about W. R. Grace & Co.? What is the complete mailing address of the principal executive offices of W. R. Grace & Co.?
To obtain additional information about Grace, you may contact Grace Shareholder Services by:

•	visiting our website at http://investor.grace.com/investor-relations-contacts;

•	contacting Grace Shareholder Services at 410-531-4167; or

•	writing to:
W. R. Grace & Co.
Attention: Grace Shareholder Services
7500 Grace Drive
Columbia, Maryland 21044

Question 33:	If more than one stockholder lives in my household, how can I obtain an extra copy of this Proxy Statement?
Pursuant to the rules of the SEC, a company may deliver to multiple stockholders sharing the same address a single copy of its Proxy Statement and Annual Report or multiple copies of the Notice of Internet Availability of Proxy Materials in a single envelope unless the company has received prior instructions to the contrary. This procedure is referred to as householding. Upon written or oral request, we will promptly mail a separate copy of our Proxy Statement and Annual Report or a separate copy of our Notice of Internet Availability of Proxy Materials in separate envelopes to any stockholder at a shared address to which a single copy of the Proxy Statement and Annual Report or Notices of Internet Availability of Proxy Materials were delivered in a single envelope. Conversely, upon written or oral request, we will cease delivering separate copies of the Proxy Statement and Annual Report, or a separate copy of our Notice of Internet Availability of Proxy Materials in separate envelopes to any stockholders at a shared address to which multiple copies of either document were delivered in the past. You may contact us with your request by calling or writing to Grace Shareholder Services at the address or phone number provided above. We will mail materials that you request at no cost to you. You can also access this Proxy Statement and the Annual Report online at proxymaterials.grace.com. Stockholders who hold their shares in “street name,” that is, through a broker, bank, financial institution or other nominee or intermediary as holder of record, and who wish to change their householding instructions or obtain copies of these documents, should follow the instructions on their voting instruction card or contact the holders of record.

GENERAL INFORMATION
Annual Report
Our 2017 Annual Report, containing audited financial statements, accompanies this Proxy Statement. Stockholders may also obtain a copy of our Form 10-K (including the financial statements and any financial statement schedules), without charge, upon written request to:
W. R. Grace & Co.
Attention: Grace Shareholder Services
7500 Grace Drive
Columbia, Maryland 21044
Other Matters
Our Board knows of no other matters that will be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote according to their best judgment.
The expenses of preparing, printing and mailing this notice of meeting and proxy materials, making them available over the internet, and all other expenses of soliciting proxies will be borne by us. MacKenzie Partners, Inc. (“MacKenzie”) will perform customary proxy solicitation services for us, including distribution of solicitation materials to our stockholders and providing information to our stockholders from the materials via telephone, mail and electronic communications. We will pay MacKenzie a fee of up to $35,000 covering these proxy solicitation services, together with advisory and consulting services, and we will reimburse them for reasonable expenses that they incur in providing such services. In addition, our directors, officers and employees, who will receive no compensation in addition to their regular salary or other compensation, may solicit proxies by personal interview, mail, telephone, facsimile, e-mail, internet or other means of electronic transmission.
On behalf of the Board of Directors,
Mark A. Shelnitz
Vice President, General Counsel and Secretary

Dated: March 28, 2018

ANNEX A

Important Information Concerning GAAP and Non-GAAP Financial Measures
In this Proxy Statement, we present financial information in accordance with U.S. GAAP, as well as non-GAAP financial information. Stockholders are directed to Part II, Item 8 on page 26 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, our "2017 Form 10-K", and the information incorporated therein from the Financial Supplement of our 2017 Form 10-K, for financial information presented in accordance with U.S. GAAP. For information on non-GAAP financial measures, stockholders should refer to the "Results of Operations" section of Management's Discussion and Analysis of Financial Condition and Results of Operations in that Financial Supplement on pages F-60 through F-73.
We believe that the non-GAAP financial information provides useful supplemental information about the performance of our businesses, improves period-to-period comparability, and provides clarity on the information our management uses to evaluate performance and determine compensation. In our 2017 Form 10-K, and below, we have provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from those results should be evaluated carefully.
How we define, calculate and use certain non-GAAP financial measures
We define Adjusted EBIT (a non-GAAP financial measure) to be income from continuing operations attributable to W. R. Grace & Co. shareholders adjusted for interest income and expense; income taxes; costs related to legacy product, environmental and other claims; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; and certain other items that are not representative of underlying trends.
We define Adjusted Free Cash Flow (a non-GAAP financial measure) to be net cash provided by or used for operating activities from continuing operations minus capital expenditures plus cash flows related to legacy product, environmental and other claims; cash paid for restructuring and repositioning; capital expenditures related to repositioning; cash paid for third-party acquisition-related costs; and accelerated payments under defined benefit pension arrangements.
We define Adjusted Net Sales (a non-GAAP financial measure) as net sales adjusted for the difference between actual foreign currency exchange rates and annual operating plan exchange rates.
We define Adjusted Earnings Per Share (EPS) (a non-GAAP financial measure) to be diluted EPS from continuing operations adjusted for costs related to legacy product, environmental and other claims; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; certain discrete tax items; and certain other items that are not representative of underlying trends.
We use Adjusted EBIT, Adjusted Free Cash Flow, Adjusted Net Sales, and Adjusted EPS as performance measures in determining certain incentive compensation.
Adjusted EBIT, Adjusted Free Cash Flow, Adjusted Net Sales, and Adjusted EPS do not purport to represent income measures as defined under U.S. GAAP, and should not be used as alternatives to such measures as an indicator of our performance. We provide these measures to investors and others to improve the period-to-period comparability and peer-to-peer comparability of our financial results, and to ensure that investors and others understand the information we use to evaluate the performance of our businesses. They distinguish the operating results of our current business base from the costs of our legacy product, environmental and other claims; restructuring and repositioning activities; divested businesses; and certain other items. These measures may have material limitations due to the exclusion or inclusion of amounts that are included or excluded, respectively, in the most directly comparable measures calculated and presented in accordance with U.S. GAAP and thus investors and others should review carefully the financial results calculated in accordance with U.S. GAAP.

Adjusted EBIT has material limitations as an operating performance measure because it excludes costs related to legacy product, environmental and other claims, and may exclude income and expenses from restructuring and repositioning activities and divested businesses, which historically have been material components of our net income. Adjusted EBIT should be evaluated together with net income attributable to Grace shareholders, measured under U.S. GAAP, for a complete understanding of our results of operations.

See below for financial measure reconciliations.

Reconciliations
Adjusted Net Sales
As set forth in the following table, for 2017 and 2016, our Adjusted Net Sales were as follows. We adjust net sales to take into account foreign currency fluctuations during the year because when we prepare our internal annual operating plan in advance, we budget at certain forecasted exchange rates, which naturally change during the course of the year.

	Year Ended December 31,
(in millions)	2017	2016
Net sales	$1,716.5	$1,598.6
Currency adjustment	(32.9)	(0.3)
AICP Adjusted Net Sales	$1,683.6	$1,598.3

Adjusted Free Cash Flow
As set forth in the following table, for 2017 and 2016, our Adjusted Free Cash Flow was as follows.

	Year Ended December 31,
(In millions)	2017	2016
Cash flow measure:
Net cash provided by (used for) operating activities from continuing operations	$319.2	$267.5
Capital expenditures	(125.2)	(116.9)
Free Cash Flow	194.0	150.6
Cash paid for legacy product, environmental and other claims	54.5	24.6
Cash paid for restructuring	13.8	16.0
Cash paid for repositioning	11.0	35.5
Cash paid for third-party acquisition-related costs	0.7	2.3
Cash paid for taxes related to repositioning	—	5.0
Capital expenditures related to repositioning	—	2.0
Adjusted Free Cash Flow	$274.0	$236.0

Adjusted EPS and Adjusted EBIT
For reconciliations of Adjusted EPS and Adjusted EBIT, see the "Results of Operations" section in Management's Discussion and Analysis of Financial Condition and Results of Operations on pages F-60 through F-73 of the Financial Supplement to our 2017 Form 10-K.

Forward-Looking Statements
This Proxy Statement, contains, and our other public communications may contain, forward-looking statements; that is, information related to future, not past, events. Such statements generally include the words "believes," "plans," "intends," "targets," "will," "expects," "suggests," "anticipates," "outlook," "continues" or similar expressions. Forward-looking statements include, without limitation, statements regarding: expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; succession planning; and markets for securities. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. We are subject to risks and uncertainties that could cause our actual results or events to differ materially from our projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions; the costs and availability of raw materials, energy and transportation; the effectiveness of our research and development and growth investments; acquisitions and divestitures of assets and businesses; developments affecting our outstanding indebtedness; developments affecting our pension obligations; our legal and environmental proceedings; environmental compliance costs; our ability to realize the anticipated benefits of the separation transaction; the inability to establish or maintain certain business relationships; the inability to hire or retain key personnel; natural disasters such as storms and floods, and force majeure events; changes in tax laws and regulations; the potential effects of cyberattacks; and those additional factors set forth in our most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the internet at www.sec.gov. Our reported results should not be considered as an indication of our future performance. Readers are cautioned not to place undue reliance on our projections and forward-looking statements, which speak only as of the dates those projections and statements are made. We undertake no obligation to publicly release any revisions to our projections and forward-looking statements, or to update them to reflect events or circumstances occurring after the date of this document. In addition to general economic, business and market conditions, we are subject to other risks and uncertainties, including, without limitation, the Risk Factors set forth in our most recent Form 10-K.

ANNEX B

W. R. GRACE & CO.
2018 STOCK INCENTIVE PLAN

1.    Purposes. The purposes of the Plan are: (a) to enable the Company to provide Key Persons with long-term incentive compensation that closely aligns the interests of our Key Persons with those of our stockholders; and (b) to enable the Company to compete effectively with other organizations offering similar or other incentives, in attracting, motivating and retaining Key Persons.

2.    Definitions. When used in this Plan, the following terms shall have the meanings set forth in this Section 2.

Board of Directors: The Board of Directors of the Company.

Cessation of service (or words of similar import): When a person ceases to be an employee of the Company or a Subsidiary, or ceases to serve as a Director, as appropriate. For purposes of this definition, if an entity that was a Subsidiary ceases to be a Subsidiary, persons who immediately thereafter remain employees of that entity (and are not employees of the Company or an entity that is a Subsidiary) shall be deemed to have ceased service.

Change in Control: Shall be deemed to have occurred if (a) the Company determines that any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty (20%) percent or more of the outstanding Common Stock of the Company (provided, however, that a Change in Control shall not be deemed to have occurred if such person has become the beneficial owner of twenty (20%) percent or more of the outstanding Common Stock as the result of a sale of Common Stock by the Company that has been approved by the Board of Directors); (b) individuals who are "Continuing Directors" (as defined below) cease to constitute a majority of the Board of Directors; (c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Corporate Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Corporate Transaction do not, immediately after the Corporate Transaction, own fifty (50%) percent or more of the combined voting power of the corporation resulting from such Corporate Transaction; or (d) the stockholders of the Company approve a complete liquidation or dissolution of the Company. “Continuing Director” for purposes of the above means (i) any member of the Board of Directors who was such a member on the date on which this Plan was approved by the Committee and any successor to such a Continuing Director who is approved as a nominee or elected to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors and (ii) any new member who is nominated or elected to become a director of the Board of Directors by a majority of Continuing Directors who are then members of the Board of Directors. Notwithstanding the foregoing, if a Change in

Control constitutes a payment event with respect to any Stock Incentive (or any portion of an Stock Incentive) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Stock Incentive (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Stock Incentive if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.
Committee: The Compensation Committee of the Board of Directors of the Company or any other committee or entity designated by the Board of Directors to administer stock incentive and stock option plans of the Company and the Subsidiaries generally or this Plan specifically. However, the grant of Stock Incentives to individuals who are subject to Section 16 of the Exchange Act may only be made by a Committee which consists of not less than two (2) members of the Board of Directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act.
Common Stock: The common stock of the Company, par value $.01 per share, or such other class of shares or other securities or property as may be applicable pursuant to the provisions of Section 9.
Company: W. R. Grace & Co., a Delaware corporation.
Continuing Director: The meaning set forth in the definition of “Change in Control” above.
Corporate Transaction: The meaning set forth in the definition of "Change in Control" above.
Director: A member of the Board of Directors of the Company who is not an employee of the Company.
Effective Date: The date that the Plan becomes effective in accordance with Section 11.
Exchange Act: The Securities Exchange Act of 1934, as amended.
Fair Market Value: The value of a share of Common Stock as of any given date determined as follows: (a) the mean between the high and low sales prices of a share of Common Stock in New York Stock Exchange composite transactions on the applicable date, as reported in The Wall Street Journal or another newspaper of general circulation, or, if no sales of shares of Common Stock were reported for such date, on the next preceding date for which such sales were so reported, or, if the shares are not traded on the New York Stock Exchange, (b) the fair market value of a share of Common Stock determined in accordance with any other reasonable method approved by the Committee in such a manner as to comply with Code Section 409A.

Full Value Award: Any Stock Incentive that is settled in shares of Common Stock other than: (a) an Option, (b) a SAR or (c) any other Stock Incentive for which the Key Person pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).

Incentive Stock Option: An Option that states that it is an incentive stock option and that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder applicable to incentive stock options, as in effect from time to time.

Issuance (or words of similar import): The issuance of authorized but unissued Common Stock or the transfer of issued Common Stock held by the Company or a Subsidiary.

Key Person: Either (i) an employee of the Company or a Subsidiary who, in the opinion of the Committee, has contributed or can contribute significantly to the growth and successful operations of the Company or one or more Subsidiaries, as determined by the Committee, or (ii) a Director. The grant of a Stock Incentive to an employee shall be deemed a determination by the Committee that such person is a Key Person.
Net Exercise Option: An Option described in Section 7 hereof.
Nonstatutory Stock Option: An Option that is not an Incentive Stock Option.
Option: An option granted under this Plan to purchase shares of Common Stock.
Option Agreement: An agreement setting forth the terms of an Option.
Performance Award: A Stock Incentive that is awarded in accordance with the provisions of Section 16 of this Plan.
Performance Measure: One or more of the following criteria, or such other operating objectives, with respect to a Performance Award, selected by the Committee to measure performance of the Company or any Subsidiary or other business division of same for a Performance Period, whether in absolute or relative terms: basic or diluted earnings per share of Common Stock; revenue; operating income; net income (either before or after taxes); earnings and/or net income before interest and taxes; earnings and/or net income before interest, taxes, depreciation and amortization; return on capital; return on equity; return on assets; net cash provided by operations; free cash flow; Common Stock price; economic profit; economic value added; total stockholder return; gross margins and costs. Each such measure shall be determined in accordance with generally accepted accounting principles as consistently applied and as determined by the Committee, and adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles.
Performance Award Agreement. An agreement setting forth the terms of a Performance Award.

Performance Period: period of not less than one (1) year over which the achievement of targets for Performance Measures is determined.
Permitted Transferee: shall mean, with respect to a Key Person, any “family member” of the Key Person, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), after taking into account applicable law.
Plan: The 2018 Stock Incentive Plan of the Company herein set forth, as the same may from time to time be amended.
Retirement: The resignation or other separation from Service (except for termination for “cause”) of an employee of the Company who is a Key Person, on or after attaining age 55, provided that the total of his or her age and years of Service equals at least 60.
SAR: A “stock appreciation right” granted under this Plan entitling the holder to, upon exercise of such right, an amount in cash, shares of Common Stock, or a combination of cash and shares, equal in value to the product of (i) the excess, if any, of the Fair Market Value of one share of Common Stock over the exercise price of the applicable SAR, multiplied by (ii) the number of shares of Common Stock in respect of which the SAR has been exercised.
SAR Agreement. An agreement setting forth the terms of a SAR.
Service: Service to the Company or a Subsidiary as an employee or as a Director (as appropriate). “To serve” has a correlative meaning.
Stock Award: An issuance of shares of Common Stock or an undertaking (other than an Option or SAR) to issue such shares in the future including, without limitation, a “restricted stock unit” granted under this Plan.

Stock Incentive: A stock incentive granted under this Plan in one of the forms provided for in Section 3.

Stock Incentive Agreement: An agreement setting forth the terms of any Stock Incentive (including for the avoidance of doubt an Option Agreement).

Subsidiary: A corporation (or other form of business association) of which shares (or other ownership interests) having fifty (50%) percent or more of the voting power regularly entitled to vote for directors (or equivalent management rights) are owned, directly or indirectly, by the Company, or any other entity designated as such by the Board of Directors with respect to whose employees Common Stock would constitute “service recipient stock” as defined under Treasury Regulations Section 1.409A-1(b)(5)(iii) or any successor provision; provided, however, that in the case of an Incentive Stock Option, the term "Subsidiary" shall mean a Subsidiary (as defined by the preceding clause) that is also a "subsidiary corporation" as defined in Section 424(f) of the Code and the regulations thereunder, as in effect from time to time.
3.     Grants of Stock Incentives. (a) Subject to the provisions of this Plan, the Committee may at any time and from time to time, grant Stock Incentives under this Plan to, and only to, Key Persons.

(b)    The Committee may grant a Stock Incentive to be effective at a specified future date or upon the future occurrence of a specified event. For the purposes of this Plan, any such Stock Incentive shall be deemed granted on the date it becomes effective. An agreement or other commitment to grant a Stock Incentive that is to be effective in the future shall not be deemed the grant of a Stock Incentive until the date on which such Stock Incentive becomes effective.
(c)    A Stock Incentive may be granted in the form of:
(i)    a Stock Award, or
(i)an Option or SAR, or
(ii)a Net Exercise Option, or
(iii)a combination of a Stock Award, an Option, SAR and/or Net Exercise     Option.
(d)    Vesting. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 15 of the Plan, Stock Incentives granted under the Plan shall vest no earlier than the first anniversary of the date the Stock Incentive is granted; provided, however, that, notwithstanding the foregoing: (i) Stock Incentives that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to Section 4(a) may be granted to any one or more Key Persons without respect to such minimum vesting provisions and (ii) the limitations set forth in the immediately preceding clause (i) notwithstanding, nothing herein shall preclude the Committee from taking action, in its sole discretion, to accelerate or maintain the vesting of any Stock Incentives in connection with a Key Person’s death, disability, Retirement or other termination of Service.
4.     Stock Subject to this Plan.
(a)    Subject to the provisions of paragraphs (b) and (c) of this Section 4 and the provisions of Section 10, the aggregate number of shares of Common Stock which may be issued or transferred pursuant to Stock Incentives (including, without limitation, Incentive Stock Options) under the Plan is 7,200,000 (plus a number of shares of Common Stock equal to the number of shares of Common Stock subject to awards outstanding under the Grace 2014 Stock Incentive Plan that are terminated, canceled, forfeited, or expire, or under which the shares otherwise cease to be issuable); provided, however, that such aggregate number of Shares available for issuance under the Plan shall be reduced by 3.19 shares of Common Stock for each share of Common Stock delivered in settlement of any Full Value Award. Authorized but unissued shares of Common Stock and issued shares of Common Stock held by the Company or a Subsidiary, whether acquired specifically for use under this Plan or otherwise, may be used for purposes of this Plan.
(b)    If any shares of Common Stock subject to a Stock Incentive that is not a Full Value Award are terminated, canceled, forfeited, or expire, or such Stock Incentive is settled for cash (in whole or in part), the shares of Common Stock subject to such Stock Incentive shall, to the extent of such termination, cancellation, forfeiture, expiration or cash settlement, again be added back to the shares of Common Stock authorized for grant under Section 4(a). To the extent that a Full Value Award is terminated, canceled, forfeited or expires or such Full Value Award is settled for cash (in whole or in part), the shares of Common Stock available under the Plan shall be increased by 3.19 shares of Common Stock for each share of Common Stock subject to such Full Value Award that is terminated, canceled, forfeited, expired or settled in cash. Notwithstanding anything to the contrary contained herein, however, the following shares of Common Stock shall not be added back to the shares of Common Stock authorized for grant under Section 4(a) and shall not be available for future grants of Stock Incentives: (i) shares of Common Stock tendered by a Key Person or withheld by the Company in payment of the exercise price of an Option; (ii) shares of Common Stock tendered by the Key Person or withheld by the Company to satisfy any tax withholding obligation with respect to a Stock Incentive; (iii) shares of Common Stock subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (iv) shares of Common Stock purchased on the open market with the cash proceeds from the exercise of Options. In addition, notwithstanding the other provisions of this Section 4(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(c)    The maximum number of shares of Common Stock that may be subject to Stock Incentives granted to any one Key Person during any one calendar year shall be limited to One Million (1,000,000) shares of Common Stock (subject to adjustment as provided in Section 10). In addition, the maximum Fair Market Value (measured at the grant date) under Stock Incentives granted to any Director during any one calendar year, shall not exceed $750,000.
5.     Stock Awards. Stock Incentives in the form of Stock Awards shall be subject to the following provisions:
(a)    Shares of Common Stock subject to a Stock Award may be issued to a Key Person at the time the Stock Award is granted, or at any time subsequent thereto, or in installments from time to time, subject to such terms and conditions including risks of forfeiture, as provided in the Stock Incentive Agreement. Any Stock Incentive Agreement for a Stock Award may provide that the value of any shares of Common Stock subject to such Stock Award to be issued subsequent to the grant date may be paid in cash, on each date on which shares would otherwise have been issued, in an amount equal to the Fair Market Value on such date of the shares that would otherwise have been issued.
(b)    The material terms of each Stock Award shall be determined by the Committee. Each Stock Award shall be evidenced by a written instrument consistent with this Plan. It is intended that a Stock Award would be made contingent upon the attainment of one or more specified objectives (which objectives may, for the avoidance of doubt, relate solely to the continued provisions of Service by the recipient of a Stock Award) and may be made subject to restrictions on the sale or other disposition of the Stock Award or the shares subject thereto for a period of one or more years (or such other shorter or longer period as the Committee may determine).
(c)    A Stock Award shall be granted for such lawful consideration as may be provided therein.
6.     Options and SARs. Stock Incentives in the form of Options and SARs shall be subject to the following provisions:

(a)    Options. The Option exercise price per share of Common Stock shall not be less than one hundred (100%) percent of the Fair Market Value of a share of Common Stock on the date the Option is granted; and such exercise price per share of Common Stock shall not be reduced, by action of the Board of Directors or otherwise, at any time after the date the Option is granted (subject to Section 10 hereof). The exercise price and any withholding tax that may be due on the exercise of an Option may be paid in cash, or, if so provided in the Option Agreement, (i) in shares of Common Stock (including shares issued pursuant to the Option being exercised), or (ii) in a combination of cash and such shares; provided, however, that (A) no shares of Common Stock delivered in such payment may be "immature shares," as determined in accordance with generally accepted accounting principles in effect at the time, (B) any shares of Common Stock delivered to the Company in such payment shall be valued at their Fair Market Value on the date of exercise; and (C) for the avoidance of doubt, payment may be made in cash through a “cashless exercise,” to the extent permitted by applicable law, by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds of shares of Common Stock otherwise deliverable under the exercised Option, as is necessary to pay the Option exercise price if applicable, and, if requested, the minimum amount of any federal, state, local or foreign withholding taxes due in respect of the Option (and to facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms). No indication of ownership of shares of Common Stock shall be issued upon the exercise of an Option until the Option exercise price due for such shares has been paid in full and arrangements have been made for any tax withholding due in respect of the Option, as applicable.
(b)    SARs. The SAR exercise price per share of Common Stock (which is subtracted from the Fair Market Value of a share of Common Stock on the exercise date to determine the amount payable under the SAR) shall not be less than one hundred (100%) percent of the Fair Market Value of a share of Common Stock on the date the SAR is granted; and such exercise price per share of Common Stock shall not be reduced, by action of the Board of Directors or otherwise, at any time after the date the SAR is granted (subject to Section 10 hereof). Any withholding tax that may be due on the exercise of the SAR may be paid in cash or through withholding on the amounts that would otherwise be paid pursuant to the SAR.
(c)    Each Option or SAR shall be exercisable during the life of the holder only by the holder and, after the holder’s death, only by his or her estate or by a person who acquires the right to exercise the Option or SAR by will or the laws of descent and distribution. Unless otherwise provided in the applicable Stock Incentive Agreement, an Option or SAR, to the extent that it shall not have been exercised or canceled, shall terminate as follows after the holder ceases to serve: (i) if the holder shall voluntarily cease to serve without the consent of the Committee the Option or SAR shall terminate 45 calendar days after such cessation, (ii) if the holder shall have his service terminated for “cause”, the Option or SAR shall terminate immediately upon cessation of service; (iii) if the holder shall cease to serve by reason of death, incapacity or Retirement, the Option or SAR shall terminate three (3) years after the date on which the holder ceased to serve; and (iv) except as provided in the next sentence, in all other cases the Option or SAR shall terminate three (3) months after the date on which the holder ceased to serve unless the Committee shall approve a longer period (which approval may be given before or after cessation of service but not after termination of the Option or SAR) not to exceed three (3) years. If the holder shall die or become incapacitated during the three (3) month period (or such longer period as the Committee may approve) referred to in the preceding clause (iii), the Option or SAR shall terminate three (3) years after the date on which he ceased to serve. A leave of absence for military or governmental service or other purposes shall not, if approved by the Committee (which approval may be given before or after the leave of absence commences but not after termination of the Option or SAR), be deemed a cessation of service within the meaning of this paragraph (c). Notwithstanding the foregoing provisions of this paragraph (c) or any other provision of this Plan, no Option or SAR shall be exercisable after expiration of a period of ten (10) years from the date the Option or SAR is granted and no Incentive Stock Option shall be exercisable after expiration of a period of ten (10) years from the date the Incentive Stock Option is granted.
(d)    No restricted stock unit, Option (including a Net Exercise Option) or SAR, nor any right thereunder, may be assigned or transferred except to Permitted Transferees, or by will or the laws of descent and distribution and except, in the case of a Nonstatutory Stock Option or SAR, pursuant to a qualified domestic relations order (as defined in the Code). Notwithstanding the forgoing, the Committee in its sole discretion, may determine to permit a Key Person or a Permitted Transferee of such Key Person to transfer an Option other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonstatutory Stock Option) or SAR to any one or more Permitted Transferees of such Key Person, subject to the following terms and conditions: (i) an Option or SAR transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Key Person or (B) by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a qualified domestic relations order; (ii) an Option or SAR transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Option or SAR as applicable to the original Key Person (other than the ability to further transfer the Option or SAR to any person other than another Permitted Transferee of the applicable Key Person); (iii) any transfer of an Option or SAR to a Permitted Transferee shall be without consideration, except as required by applicable law; and (iv) the Key Person (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable law and (C) evidence the transfer.
(e)    An Option may, but need not, be an Incentive Stock Option; provided, however, that (i) no Incentive Stock Option may be granted more than ten (10) years after the earlier of adoption of the Plan by the Committee or approval by the Company’s stockholders; (ii) the exercise price of any Incentive Stock Option granted to a Key Person who owns (within the meaning of Section 422(b)(6) of the Code, after the application of the attribution rules in Section 424(d) of the Code) more than ten (10%) percent of the total combined voting power of all classes of shares of stock of the Company or any parent or Subsidiary of the Company shall be not less than one hundred ten (110%) percent of the Fair Market Value of the Common Stock on the grant date and the term of such stock option shall not exceed five (5) years; (iii) the aggregate Fair Market Value (determined as of the time an Incentive Stock Option is granted) of the shares subject to each installment becoming exercisable for the first time in any calendar year under Incentive Stock Options granted (under all plans, including this Plan, of his employer corporation and its parent and subsidiary corporations) to the Key Person to whom such Incentive Stock Option is granted shall not exceed One Hundred Thousand Dollars ($100,000); (iv) Incentive Stock Options shall only be issued to Key Persons who are employees of the Company or of a Subsidiary; and (v) no Option issued under the Plan shall be an Incentive Stock Option unless the Plan is approved by the stockholders of the Company within twelve (12) months of its adoption by the Committee.

(f)    The material terms of each Option or SAR shall be determined by the Committee. Each Option or SAR shall be evidenced by a written instrument consistent with this Plan (i.e., an Option or SAR Agreement, as applicable) and, in the case of an Option, shall specify whether the Option is an Incentive Stock Option or a Nonstatutory Stock Option. An Option or SAR may include restrictions and limitations in addition to those provided for in this Plan.
(g)    Subject to the other provisions of this Section 6, Options shall be granted for such lawful consideration as may be provided for in the Option Agreement.
(h)    Subject to Section 10 hereof, without the approval of the Company’s stockholders, (i) no transaction or series of transactions shall have the effect of exchanging all or any portion of any Option or SAR granted under this Plan (any such award, a "Previously Granted Option") for, or replacing all or any portion of any Previously Granted Option with, a new Option or SAR (as applicable), where the exercise price per share of Common Stock under the new Option or SAR is less than such exercise price applicable under the Previously Granted Option, (ii) the Committee shall not authorize the amendment of any outstanding Option or SAR to reduce its price per share of Common Stock, or (iii) the Company shall not cancel any Option or SAR in exchange for cash or another Stock Incentive when the Option or SAR exercise price per share of Common Stock exceeds the Fair Market Value of the underlying shares of Common Stock.
7.    Net Exercise Options. A “Net Exercise Option” is an Option that is a Nonstatutory Stock Option, where the applicable Option Agreement specifies that the Company will reduce the number of shares issued under the Option upon exercise by the minimum whole number of shares with a Fair Market Value sufficient to pay the aggregate exercise price of the exercised shares. (If the Fair Market Value of the whole number of shares withheld exceeds the aggregate exercise price of the exercised shares, the excess fractional share shall be forfeited by the Option holder.)
8.     Combination of Stock Awards, Options and/or SARs. Stock Incentives authorized by paragraph (c)(iv) of Section 3 in the form of combinations of Stock Awards, Options and/or SARs shall be subject to the following provisions:
(a)     A Stock Incentive may be a combination of any form of Stock Award and any form of Option and/or SAR; provided, however, that the terms and conditions of such a Stock Incentive pertaining to a Stock Award are consistent with Section 5 and the terms and conditions of such a Stock Incentive pertaining to an Option or SAR are consistent with Section 6 and in the case of an Incentive Stock Option, the combination is not in violation of Treasury Regulations Section 1.422-5(d).
(b)    Such a combination Stock Incentive shall be subject to such other terms and conditions as may be specified therein, including, without limitation, a provision terminating, in whole or in part, a portion thereof upon the exercise in whole or in part of another portion thereof.
(c)    The material terms of each combination Stock Incentive shall be determined by the Committee. Each combination Stock Incentive shall be evidenced by a written instrument consistent with this Plan.

9.    Performance Awards. The Committee, in its discretion, may authorize the granting, vesting, payment and/or delivery of any form of Stock Incentive as Performance Awards to such Key Persons upon achievement of such targets for Performance Measures during a Performance Period as are selected by the Committee. The Committee, in its discretion, shall determine the Key Persons eligible for Performance Awards, the targets for Performance Measures to be achieved during each Performance Period, and the type, amount, and terms and conditions of any Performance Awards. Performance Awards may be granted either alone or in addition to other Stock Incentives made under the Plan
10.     Adjustment and Dividend Provisions. (a) In the event that any reclassification, split-up (whether by a dividend payable in Common Stock or otherwise), or consolidation of the Common Stock shall be effected, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or for shares of the stock or other securities or property of any other corporation or person, then (i) the number, kind, and class of shares or other securities or property that may be issued pursuant to Stock Incentives thereafter granted, (ii) the number, kind and class of shares or other securities or property that have not been issued under outstanding Stock Incentives, (iii) the purchase price to be paid (or exercise price, in the case of Options or SARs) per share or other unit under outstanding Stock Incentives, and (iv) the price to be paid per share or other unit by the Company or a Subsidiary for shares or other securities or property issued pursuant to Stock Incentives that are subject to a right of the Company or a Subsidiary to re-acquire such shares or other securities or property; shall in each case be equitably adjusted as determined by the Committee.
(b)    In the event that there shall occur any spin-off or other distribution of assets of the Company to its stockholders (including without limitation an extraordinary dividend), then (i) the number, kind and class of shares or other securities or property that may be issued pursuant to Stock Incentives thereafter granted, (ii) the number, kind and class of shares or other securities or property that have not been issued under outstanding Stock Incentives, (iii) the purchase price to be paid (or exercise price, in the case of Options or SARs) per share or other unit under outstanding Stock Incentives, and (iv) the price to be paid per share or other unit by the Company or a Subsidiary for shares or other securities or property issued pursuant to Stock Incentives that are subject to a right of the Company or a Subsidiary to re-acquire such shares or other securities or property; shall in each case be equitably adjusted as determined by the Committee.

(c)    Dividends. In the event that a dividend or dividend equivalent is to be paid (in cash or in stock) in respect of an unvested Stock Incentive, such dividends or dividend equivalents shall be retained by the Company and shall be paid to the Key Person subject to the same restrictions and vesting as are applicable to the underlying Stock Incentive. The Company shall not pay cash dividends or dividend equivalents (in cash or in stock) on Options or SARs.
11.    Term.     Effective as of and after the date that this Plan is approved by the stockholders (the “Effective Date”), Stock Incentives may be awarded hereunder. This Plan shall terminate, and no Stock Incentives shall be issued hereunder, as of the first business day on or after the ten-year anniversary of the Effective Date.
12.     Administration. (a) This Plan shall be administered by the Committee, which shall have full authority to act in the matter of selection of Key Persons and in granting Stock Incentives to them and such other authority as is granted to the Committee by this Plan. Notwithstanding any other provision of this Plan, the Board of Directors may exercise any and all powers of the Committee with respect to this Plan, except to the extent that the possession or exercise of any power by the Board of Directors would cause any Stock Incentive to become subject to, or to lose an exemption from, Section 16(b) of the Exchange Act.
(b)    The Committee may establish such rules and regulations, not inconsistent with the provisions of this Plan, as it deems necessary to determine eligibility to be granted Stock Incentives under this Plan and for the proper administration of this Plan, and the Committee may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations under or in connection with this Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its Subsidiaries, its stockholders and its directors, officers and employees, and upon their respective legal representatives, beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.
(c)    The Committee shall have full and final authority, which shall be exercised in its sole discretion, to accelerate wholly or partially the vesting or lapse of all forfeiture, repurchase and other restrictions on any outstanding Stock Incentives or portion thereof in connection with any Key Person’s death, disability, Retirement or termination of Service.
(d)    Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability in the performance of their duties, except as otherwise provided by applicable law.
13.     General Provisions. (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the service of the Company or a Subsidiary, or shall affect the right of the Company or of a Subsidiary to terminate the service of any person with or without cause.
(b)    No shares of Common Stock shall be issued pursuant to a Stock Incentive unless and until all legal requirements applicable to the issuance of such shares have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance, the person acquiring the shares shall, if requested by the Company, give assurances, satisfactory to counsel to the Company, in respect of such matters as the Company or a Subsidiary may deem desirable to assure compliance with all applicable legal requirements.
(c)    No person (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan or subject to any Stock Incentive, except as to such shares of Common Stock, if any, as shall have been issued to him.
(d)    In the case of a grant of a Stock Incentive to a Key Person who is employed by a Subsidiary, such grant may provide for the issuance of the shares covered by the Stock Incentive to the Subsidiary, for such consideration as may be provided or as a contribution to the Subsidiary’s capital, upon the condition or understanding that the Subsidiary will transfer the shares to the Key Person in accordance with the terms of the Stock Incentive.

(e)    In the event the laws of a country in which the Company or a Subsidiary has employees prescribe certain requirements for Stock Incentives to qualify for advantageous tax treatment under the laws of that country (including, without limitation, laws establishing options analogous to Incentive Stock Options), the Committee, may, for the benefit of such employees, amend, in whole or in part, this Plan and may include in such amendment additional provisions for the purposes of qualifying the amended plan and Stock Incentives granted thereunder under such laws; provided, however, that (i) the terms and conditions of a Stock Incentive granted under such amended plan may not be more favorable to the recipient than would be permitted if such Stock Incentive had been granted under this Plan as herein set forth, (ii) all shares allocated to or utilized for the purposes of such amended plan shall be subject to the limitations of Section 4, and (iii) the provisions of the amended plan may restrict but may not extend or amplify the provisions of Sections 10 and 14.
(f)    The Company or a Subsidiary may make such provisions as either may deem appropriate for the withholding of any taxes that the Company or a Subsidiary determines is required to be withheld in connection with any Stock Incentive.
(g)    Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice, or arrangement for the payment of compensation or benefits to directors, officers, or employees generally, or to any class or group of such persons, that the Company or any Subsidiary now has or may hereafter put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus, or stock option plan.
(h)    Stock Incentives under the Plan are intended to be either exempt from Code Section 409A or in compliance with Code Section 409A and the Plan shall be so administered and interpreted (including, for the avoidance of doubt, that (i) the exercise price per share of Common Stock of any Option or SAR shall be established (and adjusted, as applicable) in a manner that satisfies the requirements of Code Section 409A and (ii) for any Stock Incentive that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, (x) each payment under a Stock Incentive shall be treated as a separate payment for purposes of Code Section 409A, (y) a recipient thereof shall not be considered to have experienced a cessation of service unless the recipient has experienced a “separation from service” within the meaning of Code Section 409A and (z) in the event that the recipient is a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Company), any such compensation that would otherwise be payable during the six-month period immediately following the recipient’s cessation of service by reason of such cessation of service shall instead be paid or provided on the first business day following the date that is six (6) months following the recipient’s cessation of service. Any Stock Award which is not intended to meet the requirements for a “short-term deferral” under Treasury Regulations Section 1.409A-1(b)(4) or is otherwise not exempt from Section 409A will be issued pursuant to an agreement that complies with Section 409A. The Committee shall take no action under the Plan that would cause a Stock Incentive under the Plan to fail to either be exempt from Code Section 409A or in compliance with Code Section 409A. Notwithstanding the foregoing, Stock Incentive recipients are solely responsible for the tax consequences to them of Stock Incentives under the Plan, including any tax consequences under Code Section 409A.
(i)    Claw-Back. All Stock Incentives (including any proceeds, gains or other economic benefit actually or constructively received by a Key Person upon any receipt, vesting or exercise of any Stock Incentive or upon the receipt or resale of any shares of Common Stock underlying the Stock Incentive) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of a Stock Incentive, to the extent set forth in such claw-back policy and/or in an applicable Stock Incentive Agreement.
(j)    Personal Data. As a condition of receipt of any Stock Incentive, each Key Person explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 13(j) by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Key Person’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Key Person, including but not limited to, the Key Person’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Stock Incentives, in each case, for the purpose of implementing, managing and administering the Plan and Stock Incentives (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Key Person’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Key Person’s country, or elsewhere, and the Key Person’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Stock Incentive, each Key Person authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Key Person’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Key Person may elect to deposit any Shares. The Data related to a Key Person will be held only as long as is necessary to implement, administer, and manage the Key Person’s participation in the Plan. A Key Person may, at any time, view the Data held by the Company with respect to such Key Person, request additional information about the storage and processing of the Data with respect to such Key Person, recommend any necessary corrections to the Data with respect to the Key Person or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Key Person’s ability to participate in the Plan and, in the Administrator’s discretion, the Key Person may forfeit any outstanding Stock Incentives if the Key Person refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Key Persons may contact their local human resources representative.
14.    Acquisitions by the Company. If the Company or any Subsidiary should purchase stock or assets or otherwise acquire the whole or part of the business of another entity, or merge or consolidate with another entity (as part of a transaction that is not a Change in Control as defined herein), the Company, upon the approval of the Committee, (a) may assume, in whole or in part and with or without modifications or conditions, any stock incentives granted by the acquired entity to its directors, officers, employees or consultants in their capacities as such, or (b) may grant new Stock Incentives in substitution therefor. Any such assumed or substitute Stock Incentives may contain terms and conditions inconsistent with the provisions of this Plan (including the limitations set forth in paragraph (a) of Section 4), including additional benefits for the recipient; provided, however, that if such assumed or substitute Stock Incentives are Incentive Stock Options, such terms and conditions are permitted under the plan of the acquired entity. For the purposes of any applicable plan provision involving time or a date, a substitute Stock Incentive shall be deemed granted as of the date of grant of the original stock incentive.
15.    Change in Control Provisions. Unless otherwise provided in a Stock Incentive Agreement and notwithstanding any other provision of this Plan to the contrary:
(a)    Stock Incentives Not Assumed. If a Change in Control occurs and a Key Person’s Stock Incentives are not continued, converted, assumed, or replaced with a substantially similar award by (i) the Company, or (ii) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Key Person has not had a termination of Service, then immediately prior to the Change in Control such Stock Incentives shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Stock Incentives shall lapse, in which case, such Stock Incentives shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (A) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Committee may provide, and (B) determined by reference to the number of shares subject to such Stock Incentives and net of any applicable exercise price; provided that to the extent that any Stock Incentives constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Stock Incentive Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Key Person would be entitled upon the settlement or exercise of such Stock Incentive at the time of the Change in Control is equal to or less than zero, then such Stock Incentive may be terminated without payment. The Committee shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.
(b)    Stock Incentives Assumed. If a Change in Control occurs and a Key Person’s Stock Incentives are subject to Assumption, and, within twenty-four (24) months following such Change in Control (i) such Key Person’s employment or service with the Company or a successor entity or its parent or subsidiary is terminated other than for “cause” (as defined in the Stock Incentive Agreement relating to such Stock Incentive, or if such Agreement does not set forth such a definition, as such term is reasonably defined by the Committee or the successor thereto), or (ii) such Key Person voluntarily terminates his or her employment or service with the Company or a successor entity or its parent or subsidiary with “good reason” (as defined in the Stock Incentive Agreement relating to such Stock Incentive, or if such Agreement does not set forth such a definition, as such term is reasonably defined by the Committee or the successor thereto), then such Key Person’s remaining unvested Stock Incentives (including any substituted Stock Incentives) shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Stock Incentives (including any substituted Stock Incentives) shall lapse, on the date of termination.

(c)     The Committee shall take such action as it deems appropriate and equitable to effectuate the purposes of this Plan and to protect the grantees of Stock Incentives, which action may include, without limitation, any one or more of the following, provided such action is in compliance with Code Section 409A if applicable: (i) acceleration or change of the exercise and/or expiration dates of any Option or SAR to require that exercise be made, if at all, prior to the Change in Control; (ii) cancellation of any Stock Incentives upon payment to the holder in cash of the Fair Market Value of the shares subject to such Stock Incentives as of the date of (and, to the extent applicable, as established for purposes of) the Change in Control, less the aggregate exercise price, if applicable, of the Option or SAR; and (iii) in any case where equity securities of another entity are proposed to be delivered in exchange for or with respect to shares of Common Stock of the Company, arrangements to have such other entity replace the Stock Incentives granted hereunder with awards with respect to such other securities, with appropriate adjustments in the number of shares subject to, and the exercise prices under, the Stock Incentives (as applicable).
16.    Amendments and Termination. (a) Anytime subsequent to the Effective Date, this Plan may be amended or terminated by the Committee; provided, however, that, without the approval of the stockholders of the Company, no amendment shall be made that (i) causes this Plan to cease to comply with applicable law; (ii) permits any person who is not a Key Person to be granted a Stock Incentive (except as otherwise provided in Section 14); (iii) increases the maximum number of shares of Common Stock that may be issued pursuant to Stock Incentives granted under this Plan (subject to the provisions of Section 4(b) and (c) and the provisions of Section 10); (iv) amends the provisions of paragraph (a) of Section 4, paragraphs (a), (b), or (e) of Section 6 to permit shares to be valued at, or to have a purchase price of, respectively, less than the percentage of Fair Market Value specified therein; (v) amends Section 11 to extend the date set forth therein; or (vi) amends this Section 16.
(b)     The Committee may amend, modify or terminate any Stock Incentive Agreement, subject to applicable law and to the other provisions of this Plan including subsection (c) below.
(c)     No amendment or termination of this Plan shall adversely affect any holder’s rights under any Stock Incentive previously granted to, and accepted by, the holder; and no amendment to any such Stock Incentive shall adversely affect any holder’s rights thereunder; without the consent of the holder thereof.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET/MOBILE – www.proxypush.com/gra Use the internet to vote your proxy until 11:59 p.m. (ET) on May 8, 2018. Scan code below for mobile voting.

( PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 8, 2018.

* MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by Telephone, you do NOT need to mail back your Proxy Card.

ò Please detach here ò

The Board of Directors recommends a vote FOR all nominees, and FOR Proposals 2, 3 and 4.

1.	Election of directors:	Nominees – Class I (Term expiring 2021):
		FOR	AGAINST	ABSTAIN
01	Robert F. Cummings, Jr.	☐	☐	☐

02	Hudson La Force	☐	☐	☐

03	Mark E. Tomkins	☐	☐	☐

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018				☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Advisory vote to approve the compensation of Grace's named executive officers, as described in our proxy materials				☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	The approval of the W. R. Grace & Co. 2018 Stock Incentive Plan				☐	FOR	☐	AGAINST	☐	ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
Date

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-
trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

See reverse for voting instructions.

W. R. GRACE & CO.
ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 9, 2018
9:00 a.m. Eastern Time

Ten Oaks Ballroom
5000 Signal Bell Lane
Clarksville, Maryland 21029

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held on May 9, 2018:

The Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report
are available at proxymaterials.grace.com

proxy

Proxy Solicited by Board of Directors for Annual Meeting — May 9, 2018

Fred Festa and Mark Shelnitz, or either of them, each with the power of substitution, are hereby appointed as proxies and are hereby authorized to represent and vote all the shares of the undersigned as designated on the reverse side of this ballot, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of W. R. Grace & Co. to be held on Wednesday, May 9, 2018, at 9:00 a.m. Eastern Time or at any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the accompanying Notice of 2018 Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting or any postponement or adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no such directions are indicated, the shares represented by this proxy, when properly executed, will be voted FOR all the nominees, and FOR Proposals 2, 3 and 4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

See reverse for voting instructions.